Filed Pursuant to Rule 424(b)(3)

Registration No. 333-289285

PROSPECTUS

Psyence Biomedical Ltd.

50,000,000 Common Shares

This prospectus relates to the potential offer and resale, from time to time, of an aggregate of 50,000,000 common shares, no par value (“Common Shares”), of Psyence Biomedical Ltd., a corporation organized under the laws of Ontario, Canada (“Psyence,” the “Company,” “we,” “us” or “our”), by White Lion Capital, LLC (“White Lion” or “Selling Securityholder”), consisting of an aggregate of up to 50,000,000 Common Shares (the “Commitment Shares”) issuable by the Company to White Lion pursuant to the White Lion Purchase Agreement (as defined below).

On July 25, 2024, we entered into a Common Stock Purchase Agreement with White Lion (the “White Lion Purchase Agreement”), establishing an equity line of credit for the issuance and sale, in our sole discretion, of up to $25 million worth of our Common Shares. On August 28, 2024, the U.S. Securities and Exchange Commission (the “SEC”) declared effective a Registration Statement on Form F-1 we filed on August 19, 2024 (File No. 333-281644) (the “Initial White Lion Registration Statement”), registering for resale up to 50,375,000 Commitment Shares on a pre-consolidation (or pre-split) basis, or 84,274 on a post-consolidation (or post-split) basis as detailed below. On October 30, 2024, we filed an additional Registration Statement on Form F-1 (File No. 333-282904), which was declared effective by the SEC on November 8, 2024, registering an additional 100,000,000 Common Shares on a pre-consolidation (or pre-split), or 167,294 on a post-consolidation (or post-split) basis, as Commitment Shares (the “Second White Lion Registration Statement”). On December 20, 2024, we filed an additional Registration Statement on Form F-1 (File No. 333-283980), which was declared effective by the SEC on December 31, 2024, registering an additional 10,000,000 Common Shares on a pre-consolidation (or pre-split), or 1,254,705 on a post-consolidation (or post-split) basis, as Commitment Shares (the “Third White Lion Registration Statement”). We are now filing this Registration Statement on Form F-1 (this “registration statement”) of which this prospectus forms a part (this “prospectus”) to register an additional 50,000,000 Common Shares for resale by White Lion.

As of the date hereof, White Lion has resold 1,506,273 Common Shares which we issued and sold to White Lion as Commitment Shares pursuant to the White Lion Purchase Agreement. White Lion has previously sold all of the Commitment Shares registered for resale under the Initial White Lion Registration Statement, the Second White Lion Registration Statement and the Third White Lion Registration Statement. The actual number of Common Shares issuable to White Lion under the White Lion Purchase Agreement will vary depending on the then-current market price of Common Shares sold to White Lion under the White Lion Purchase Agreement and are subject to the further limitations set forth in the White Lion Purchase Agreement.

Effective November 26, 2024, the Company implemented a 75-to-1 share consolidation (reverse stock split) of its Common Shares. The Share Consolidation was approved by the Company’s shareholders and its board of directors. Effective May 5, 2025, the Company implemented a second share consolidation (reverse stock split) at a ratio of 1-for-7.97 of its issued and outstanding Common Shares, which was approved by the Company’s shareholders and its board of directors. The Common Shares presented herein are on a post-consolidated, or post-reverse split basis, unless otherwise indicated.

See “Prospectus Summary—Recent Developments—White Lion Transaction” below for a description of the White Lion Purchase Agreement and the ELOC Amendment, and for additional information regarding White Lion.

Sales of Common Shares being offered by this prospectus represent vastly more than the number of our outstanding Common Shares, and the sales of such Common Shares, or the perception that those sales might occur, could depress the market price of our Common Shares and could impair our ability to raise capital through the sale of additional equity securities.

We are not selling any securities under this prospectus. However, we may receive gross proceeds upon the sale of Common Shares to White Lion pursuant to the White Lion Purchase Agreement. To date, we have sold an aggregate of $14,026,983 of Common Shares to White Lion, of the $25,000,000 available to us under the White Lion Purchase Agreement, and we therefore may sell up to another $10,973,107 of Common Shares, unless the White Lion Purchase Agreement is amended to increase the facility.

The Selling Securityholder may sell or otherwise dispose of the Common Shares described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the Selling Securityholder may sell or otherwise dispose of the Common Shares being registered pursuant to this prospectus. White Lion is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

The Selling Securityholder will pay all brokerage fees and commissions and similar expenses attributable to the sales of Common Shares. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering the Common Shares offered hereby, including legal and accounting fees. See “Plan of Distribution.”

You should read this prospectus and any prospectus supplement or amendment carefully before investing in our securities. Our Common Shares trade on the Nasdaq Capital Market under the symbol “PBM,” and certain of our warrants (the “Public Warrants”) trade on the Nasdaq Capital Market under the symbol “PBMWW.” On October 31, 2025, the Nasdaq official closing price of our Common Shares was $3.16 per share and the Nasdaq official closing price of our Public Warrants was $0.029 per Public Warrant.

We are a “foreign private issuer,” and an “emerging growth company” each as defined under the federal securities laws, and, as such, we are subject to reduced public company reporting requirements. See the section entitled “Prospectus Summary — Implications of Being an Emerging Growth Company and a Foreign Private Issuer” for additional information.

Investing in our securities involves a high degree of risk. You should purchase our securities only if you can afford to lose your entire investment. See the section entitled “Risk Factors,” which begins on page 13.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is November 3, 2025

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential” or the negative of these terms or other similar expressions. Forward-looking statements include, without limitation, the company’s expectations concerning the outlook for its business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations of the Company as set forth in this prospectus.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

●	our ability to maintain the listing of our common shares and warrants on Nasdaq and the potential volatility of our securities, including as a result of issuances under the White Lion Purchase Agreement and other financings;

●	our ability to retain and attract key personnel and directors;

●	our business, operations and financial performance, including, without limitation:

o	the timing, initiation, progress and results of our clinical trials and preclinical studies;

o	our lack of products approved for commercial sale and our ability to obtain, and the timing of, regulatory approvals for our product candidates, and any restrictions or limitations that may be imposed on approved products;

o	risks related to developing, handling, storing, transporting and administering controlled substances and other regulated materials, and our ability to obtain, maintain and comply with required approvals, licenses and permits in the jurisdictions in which we operate;

o	our reliance on, and our ability to obtain and maintain, rights under licenses to third-party intellectual property and technologies;

o	our ability to manufacture or obtain sufficient clinical and, if approved, commercial supply (including active pharmaceutical ingredients) that complies with current good manufacturing practices, and our dependence on third-party manufacturers, suppliers and contract research organizations;

o	our ability to commercialize any product candidates, if approved, including market acceptance, pricing, reimbursement by third-party payors and the size of the addressable market;

o	our dependence on collaborations, strategic alliances and other relationships, and our ability to enter into, maintain and perform under such arrangements;

●	our history of losses and expectation of continuing losses and negative cash flows for the foreseeable future; our need for additional capital and the risk that financing may not be available on acceptable terms or at all;

●	our ability to develop, maintain and improve disclosure controls and internal control over financial reporting;

●	changes in laws, regulations and policies applicable to our industry and business (including clinical, regulatory, data privacy, anti-corruption, sanctions/export, and controlled-substance regimes);

●	competitive pressures and technological change;

●	litigation, administrative proceedings and our ability to protect and enforce our intellectual property rights and defend against claims of infringement;

●	macroeconomic and market conditions, including inflation, interest rates, banking sector volatility, supply-chain constraints and geopolitical events; and

●	risks related to operating as a foreign private issuer, including exposure to foreign currency fluctuations and differing reporting and corporate governance standards.

The foregoing list of factors is not exhaustive. Forward-looking statements are not guarantees of future performance. You should carefully consider the foregoing factors and the other risks and uncertainties described in the Company’s Reports on Form 20-F, Current Reports on Form 6-K and other documents filed by the Company from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. The forward-looking statements in this document represent the views of the Company as of the date of this document. Subsequent events and developments may cause that view to change. Readers are cautioned not to put undue reliance on forward-looking statements, and all forward-looking statements in this document are qualified by these cautionary statements. The Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. The Company does not give any assurance that it will achieve its expectations. The inclusion of any statement in this document does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement on Form F-1 filed by Psyence with the U.S. Securities and Exchange Commission (the “SEC”), pursuant to which the Selling Securityholder may, from time to time, sell Common Shares through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Securityholder offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Common Shares being offered and the terms of the offering. We will not receive any proceeds from the sale by the Selling Securityholder of the securities offered by them described in this prospectus.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus and any applicable prospectus supplement. See the section entitled “Where You Can Find More Information.”

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or any accompanying prospectus supplement we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or any applicable prospectus supplement. This prospectus is not an offer to sell our securities, and it is not soliciting an offer to buy our securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or any applicable prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

FUNCTIONAL AND REPORTING CURRENCY

Psyence’s management believes that the U.S. dollar is the currency of the primary economic environment in which it operates. Thus, the functional and reporting currency for Psyence is the U.S. dollar.

INDUSTRY AND MARKET DATA

In this prospectus, we present industry data, information and statistics regarding Psyence’s industry, business and the markets in which Psyence competes as well as publicly available information, industry and general publications and research and studies conducted by third parties. This information is supplemented where necessary with Psyence’s own internal estimates and information obtained from discussions with its customers, taking into account publicly available information about other industry participants and Psyence’s management’s judgment where information is not publicly available. This information appears in “Prospectus Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and other sections of this prospectus.

Unless otherwise expressly stated, we obtained this industry, business, market and other data from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry and general publications, government data and similar sources that we believe to be reliable. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires. While we have compiled, extracted and reproduced industry data from these sources, we have not independently verified the data. Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

This prospectus includes trademarks, tradenames and service marks, certain of which belong to Psyence and others that are the property of other organizations. Solely for convenience, trademarks, tradenames and service marks referred to in this prospectus appear without the ®, TM and SM symbols, but the absence of those symbols is not intended to indicate, in any way, that we will not assert our or their rights or that the applicable owner will not assert its rights to these trademarks, tradenames and service marks to the fullest extent under applicable law. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply a relationship with, or endorsement or sponsorship of us by, these other parties.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires in this document:

“Articles of Incorporation” means the Company’s Articles of Incorporation, as registered on June 29, 2023.

“Board” means the board of directors of the Company.

“Biomed II” means Psyence Biomed II Corp., a corporation organized under the laws of Ontario, Canada.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” means the common shares of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“IFRS” means the International Financial Reporting Standards® (IFRS® Accounting Standards) as issued by the International Accounting Standards Board.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Nasdaq” means The Nasdaq Stock Market LLC.

“NCAC” means Newcourt Acquisition Corp, a Cayman Islands exempted company.

“OBCA” means the Business Corporations Act (Ontario).

“PCAOB” means the Public Company Accounting Oversight Board.

“PGI” means Psyence Group Inc., a corporation organized under the laws of Ontario, Canada.

“Private Warrants” means the former NCAC Private Placement Warrants, which were converted at the Effective Time into a right to acquire one Common Share on substantially the same terms as were in effect immediately prior to the Effective Time under the terms of the Warrant Agreement.

“Psyence” or the “Company” means Psyence Biomedical, Ltd., a corporation organized under the laws of Ontario, Canada, and where context warrants, including its subsidiaries.

“Public Warrants” means the former NCAC Public Warrants, which were converted at the Effective Time into a right to acquire one Common Share on substantially the same terms as were in effect immediately prior to the Effective Time under the terms of the Warrant Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor” means Newcourt SPAC Sponsor LLC, a Delaware limited liability company.

“Sponsor Support Agreement” means the support agreement, dated as of January 18, 2024, by and among the Sponsor and the officers and directors of NCAC, in their capacities as shareholders of NCAC, NCAC and Psyence, pursuant to which such shareholders of NCAC agreed to, among other things, vote in favor of the Business Combination and other related matters.

“Structuring Shares” means the 3,000,000 Common Shares that are payable to certain investors (the “Investors”) as a structuring fee pursuant the Securities Purchase Agreement.

“Trading Market” means any of the following markets or exchanges on which the Common Shares are listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTCQB, or the OTCQX (or any successors to any of the foregoing).

“Treasury Regulations” means the regulations, including proposed and temporary regulations, promulgated under the Code.

“Trust Account” means the trust account that held the net proceeds of the sale of the NCAC Public Units in the IPO and the sale of the NCAC Private Placement Units.

“Underwriting Agreement” means the Underwriting Agreement, dated October 19, 2021, entered into at the time of the IPO by and between NCAC and Cantor.

“U.S. GAAP” means generally accepted accounting principles in the United States of America.

“VWAP” means for any date, the price determined by the first of the following clauses that applies: (a) if the Common Shares are then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Shares for such date (or the nearest preceding date) on the Trading Market on which the Common Shares are then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)); provided, however, that if the Common Shares are then listed or quoted on more than one Trading Market, then the Trading Market for purposes of any calculations to be made pursuant to the terms of the First Tranche Notes shall be the Trading Market selected by the Investors in their sole discretion, (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Shares for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Shares are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Shares are then reported in the “Pink Sheets” published by OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Shares so reported, or (d) in all other cases, the fair market value of a Common Share as determined by an independent appraiser selected in good faith by the Investors and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“Warrant Agreement” means the warrant agreement, dated October 19, 2021, by and between NCAC and Continental Stock Transfer & Trust Company, as warrant agent, governing NCAC’s warrants.

“Warrants” means the Private Warrants and the Public Warrants.

“Warrant Shares” means the Common Shares issuable upon exercise of the Warrants.

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PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision.

The securities being offered by this prospectus represent vastly more than the number of our outstanding Common Shares, and the sales of such securities, or the perception that those sales might occur, could depress the market price of our Common Shares and could impair our ability to raise capital through the sale of additional equity securities. See “Risk Factors – The securities being offered in this prospectus represent a substantial percentage of our outstanding Common Shares, and the sales of such shares, or the perception that these sales could occur, could cause the market price of our Common Shares to decline significantly”.

Business

Overview

We are a life science biotechnology company that, through our operating subsidiary, Biomed II, is developing natural psilocybin and ibogaine products for the healing of psychological trauma and its mental health consequences in the context of palliative care. We have commenced the clinical trial process to evaluate the safety and efficacy of its product candidates.

We strive to set the global standard for excellence and consistency in drug development using nature-based psilocybin and ibogaine products. Psyence’s priority is developing pharmaceutical grade psilocybin and ibogaine to help heal psychological trauma and the diagnosable disorders that can result therefrom, including Adjustment Disorder (“AjD”), alcohol use disorder (“AUD”), other substance use disorders (“SUDs”), anxiety, depression, post-traumatic stress disorder (“PTSD”), and grief and bereavement, especially in the context of palliative care. Our focus includes therapeutic protocols for medical and scientific research including observational studies.

Our lead product candidate is PEX010, a capsule containing 25mg naturally sourced psilocybin and which is being used in our Phase IIb Study. Psyence has entered into a license agreement (the “Research IP Agreement”) with Filament Health Corp., a Canadian company that produces natural psilocybin capsules and the proprietary owner of PEX010 (“Filament”), for the licensing of PEX010 with respect to Psyence’s designated fields of use: anxiety and depression, including associated ailments, such as PTSD, stress, grief, and adjustment disorder within the context of palliative care. See “— Licensing of PEX010” below.

We have contracted Southern Star Research Pty Ltd (“Southern Star Research”), a contract research organization (“CRO”) in Australia that specializes in the study of psychedelics, to conduct a Phase IIb double-blind, randomized, placebo (1mg low dose) controlled clinical trial to assess the efficacy and safety of PEX010 in psilocybin-assisted psychotherapy for the treatment of AjD due to incurable cancer (the “Phase IIb Study”). Outsourcing the study to a CRO assists the company in operating in a more capital efficient manner without the overhead of in house resources.

Phase IIb Study - Palliative Care Clinical Trial

On January 9, 2023, Psyence and iNGENū signed a letter of intent to further develop Psyence’s licensed natural psilocybin drug product, starting with a Phase IIb Study in order to conduct a pre-IND meeting with the FDA. In May 2025, the Company transferred all clinical trial execution duties from iNGENū to Southern Star Research and entered into a Master Services Agreement (the “MSA”) with Southern Star Research. Under the MSA, Southern Star Research will provide comprehensive CRO services for the Phase IIb Study.

The product to be used in this Phase IIb Study will be the proprietary botanical drug candidate PEX010 (25mg), which Psyence sources from Filament. The planned randomized double-blind study will evaluate the use of psilocybin-assisted psychotherapy versus psychotherapy alone and will test 87 patients utilizing the HAM-A scale as the primary endpoint, which is an FDA validated endpoint, and safety data will be collected throughout the study.

For safety, there are no specific endpoints as all safety findings are captured as adverse events. The primary and secondary efficacy endpoints were established in the protocol prior to its review and approval by the Ethics Committee, before the study could start.

The HAM-A is a rating scale developed to measure the severity of anxiety symptoms and is widely used in both clinical and research settings. The scale consists of 14 items, each defined by a series of symptoms, and measures both psychological anxiety (mental agitation and psychological distress) and somatic anxiety (physical complaints related to anxiety). During the Phase IIb Study, the HAM-A scale will be used to measure change in anxiety levels over time as the primary endpoint.

The 87 - patient Phase IIb Study being conducted by the CRO, Southern Star Research, in Australia is the one that has been referred to in discussions with the FDA in the pre-IND process. The study has received all appropriate ethics approvals, and is expected to commence enrollment in the second half of 2025, with three sites currently recruiting..

The estimated cost of the Phase IIb Study with Southern Star Research and other service providers is $4,500,000. Included in this estimate are costs for 87 participants; an end of Phase II meeting preparation and attendance after the completion of the Phase IIb Study with the FDA as well as psychotherapy training, psychotherapy sessions and therapist fees for participants. The cost spent on the trial with Ingenu was $2,444,062.

On September 15, 2022, we received full approval of a study (the “UK Trial”) in the United Kingdom from the UK Medicines and Healthcare products Regulatory Agency (“MHRA”) using natural psilocybin in the field of palliative care with oncology patients. For this study, we had partnered with Clerkenwell Clinics Limited (“Clerkenwell Health”), which would have been responsible for jointly designing and delivering the UK Trial. Following such approval, we opted to forego proceeding with the UK Trial in order to pursue the opportunity to conduct the Phase IIb Study in Australia, as Psyence could benefit from the Australian Federal Government’s Research & Development tax incentive program, which could provide up to a 43.5% rebate on Psyence’s R&D expenses in Australia, making it a more cost-effective endeavor. In addition, the Phase IIb Study adds a dose-finding arm, which allowed us to accelerate our development strategy, after seeking input from the FDA with our pre-IND application. On March 5, 2024, Psyence received full approval of the Phase IIb Study from to the Australian Human Research Ethics Committees (HRECs), the body responsible for the review of research proposals involving human participants to ensure that they are ethically acceptable. A major amendment was subsequently submitted to HREC, and approved in Q4 2024. A further amendment to the protocol was subsequently submitted and approved by HREC in June 2025 removing the term incurable from the cancer diagnosis. If the outcome of the Phase IIb Study is positive, we believe we may be able to proceed directly to a Phase III trial in the United States, subject to FDA review and the opening of an IND; however, there is no guarantee that the FDA will accept data from trials conducted outside of the United States.

Licensing of PEX010

In April 2022, Psyence entered into the Research IP Agreement with Filament for the licensing of PEX010 and its associated intellectual property, as well as for the supply of PEX010 for the specific intention of the clinical development of the product, and ultimately, for the marketing authorization for PEX010’s use in palliative care patients. Pursuant to the Research IP Agreement, Filament grants to Psyence an irrevocable, royalty free, worldwide license (with the right to sub-license, subject to certain restrictions) to use and distribute PEX010 and certain related intellectual property (such as delivery mechanism, preparation methods and know-how) solely for use in connection with pre-clinical and clinical studies and trials to be conducted in Canada, the UK and world-wide in the treatment of anxiety and depression, including associated ailments, such as PTSD, stress, grief, and adjustment disorder within the context of palliative care. This license is granted in respect of the clinical trial phase of Psyence’s activities, specifically phase II clinical trials which, at present, consists of the Phase IIb Study. The license is granted on an exclusive basis solely within the territory of the UK with respect to the designated fields of use, and Psyence has a right of first refusal to extend its exclusive license beyond the territory of the UK. Psyence does not have any rights to use PEX010 for any profit-making or commercial purposes under the Research IP Agreement. Any results of testing, research, conduct of and any information derived from the clinical studies and trials using PEX010 shall be the sole property of Psyence. Under the Research IP Agreement, Filament is entitled to receive milestone payments of up to CAD$250,000 in aggregate based on four distinct phase II clinical trial milestones to be achieved by Psyence. Should Psyence pursue a second or multiple indications, such aggregate milestone payments will increase accordingly. For the year ended March 31, 2024, Psyence incurred $167,306 costs under the Research IP Agreement related to milestone payments, which was accounted for as research and development costs.

In addition to the licensing rights described above, per the terms of the Research IP Agreement, Filament has undertaken to support Psyence’s clinical trial efforts through the supply of the required quantities of PEX010 to Psyence, for no additional charge, based on Psyence’s good faith forecasts of its needs. Filament will also create and provide such information, assistance and support for the execution of the dossiers, IMBP and other documents required to conduct Psyence’s clinical trials in accordance with the trial schedules. The license term is 5 years, expiring in April 2027, however the license may be terminated early (a) by either party upon notice to the other party, where Psyence notifies Filament in writing that all of its clinical trials have been completed or abandoned; (b) by a party upon notice to the other party, if the other party becomes subject to bankruptcy proceedings; (c) by a party if the other party commits a breach of a material term of the Research IP Agreement and fails to remedy such breach; or (d) by a party upon notice to the other party, if the other party has a licence, permit or approval revoked by competent authorities which compromises its ability to grant the licenses contemplated in the Research IP Agreement or its ability to perform under the Research IP Agreement. On July 22, 2024, the parties concluded an addendum to the Research IP Agreement (“Filament Addendum”) whereby Filament undertook to provide a sufficient supply of PEX010 to Psyence in order to facilitate the substitution of an alternative drug candidate for use in Phase III trials and for commercialization purposes following the conclusion of the Phase IIb Study (“Proposed End Product”).

In December 2022, Psyence entered into a royalty-bearing, binding term sheet for the commercial licensing of intellectual property (with the right to sub-license) from Filament, which was subject to the terms of a definitive license agreement, and granted Psyence the worldwide right to commercialize PEX010 within the designated fields of use, being anxiety and depression, including associated ailments, such as PTSD, stress, grief, and adjustment disorder within the context of palliative care. The term sheet remained subject to further negotiations between the parties and the execution of a subsequent definitive agreement within a predefined time period. Following further discussions, Psyence and Filament mutually agreed to terminate the term sheet by way of the Filament Addendum. Psyence is engaging an alternative supplier of drug product for its pivotal Phase III studies as well as for future studies in other indications. Filament agreed to continue to support the supply PEX010 for the upcoming Phase IIb Study.

Psyence has successfully negotiated and executed supply agreements and licensing agreements for the use of third - party intellectual property with a licensed supplier operating in the United Kingdom within the indications of AUD and other SUDs, and anxiety, depression, PTSD, and grief and bereavement, especially in the context of palliative care, respectively. See “— Licensing of additional API for use in AUD and SUD” below.

Psyence has not performed any pre-clinical or clinical trials on PEX010. PEX010 is owned and has undergone clinical trials directed by Filament. PEX010 has received regulatory approval to proceed into Phase I and II clinical trials in several jurisdictions worldwide. The FDA, Health Canada, MHRA, and the EMA have reviewed the chemistry, manufacturing, and controls and quality information of PEX010 through its associated filed DMFs/ IMPDs. The DMF for PEX010 is also on file with the Therapeutic Goods Administration (the “TGA”) in Australia. In addition to clinical trials, PEX010 is also already being administered to real-world patients via the Health Canada Special Access Program (“SAP”). Through the SAP, PEX010 is being prescribed for end of life distress as well as Major Depressive Disorder.

As of July 17, 2024, 156 doses of PEX010 have been administered to 132 patients. Despite the serious condition of many of these patients, no serious adverse events or unexpected adverse events have been reported in any SAP administration.

Relationships with Third Parties

Psyence’s Australian-based research and development will be conducted by its CRO partner, Southern Star Research, in Australia. As stated above, Filament’s PEX010 will serve as the product candidate under investigation during the Phase IIb Study.

Psyence’s R&D capabilities

Psyence’s CEO (Dr. Neil Maresky) and Medical Director (Dr. Clive Ward-Able) are both medically trained physicians with close to 60 years of experience between them within the pharmaceutical industry related to R&D and the commercialization of new products. This experience provides the foundations for an excellent understanding of the clinical development, regulatory and commercialization needs of various pharmaceutical markets to design the optimal development program.

Psyence plans on working with various CROs and consultancy agencies to prepare and operationalize their protocols for the various phases of the clinical development program.

Competitive Environment

There are currently no pharmaceutical agents with regulatory approval for the treatment of AjD by the FDA within palliative care or any other arena. The current treatment of AjD is empirical, with either psychotherapy or off- label pharmacological agents, such as anti-depressants or anxiolytics, or a combination of both.

We believe that the competitive landscape analysis of other commercial psychedelic-assisted treatments in clinical trials strongly suggests that Psyence’s clinical asset has a first-mover advantage in both the palliative care and cancer-related AjD market upon approval. PEX010 and its associated IP has been licensed to Psyence, giving it exclusivity for the indications of anxiety and depression within the context of palliative care in the UK and exclusive commercialization rights in the same indications and fields of use in the UK, EU and US. Psyence plans to expand their targeted indication of cancer-related AjD to address different types of AjD and other secondary indications both in a palliative and non-palliative context.

Recent Developments

Leadership Transition

On October 9, 2025, the Company announced that Dr. Neil Maresky transitioned from his role as Chief Executive Officer and Director to serve as the Company’s Global Head, Clinical Development, where he will lead the Company’s global clinical development initiatives, including its Phase 2b clinical trial in Australia. In connection with this transition, the Company’s Chairman, Mr. Jody Aufrichtig, has assumed the role of Chief Executive Officer and will oversee Nasdaq-related and corporate operations. The vacancy on the Board resulting from Dr. Maresky’s transition will be filled either by way of a vote of a quorum of Directors or at the Company’s next annual general meeting of shareholders, in accordance with applicable law and the Company’s governing documents.

PsyLabs Subscription Agreement

On August 15, 2025, the Company entered into a subscription agreement (the “PsyLabs Subscription Agreement”) with Psyence Labs Limited (“PsyLabs”). Pursuant to the PsyLabs Subscription Agreement, PsyLabs agreed to issue to the Company 1,750 shares of PsyLabs at a price per share of $2,000, for an aggregate purchase price of $3,500,000. The transaction closed on September 1, 2025. Certain executives, including the Executive Chairman, the Chief Financial Officer and the General Counsel, and an independent director, of the Company provide consulting services to PsyLabs in exchange for consulting fees. Such individuals, together with the Company’s Chief Executive Officer, own less than 5% of the outstanding shares of PsyLabs in the aggregate. Certain of these individuals are also members of the board of directors of subsidiaries of PsyLabs.

Share Consolidations

On November 12, 2024, the Company held its Annual General and Special Meeting of Shareholders (the “Annual Meeting”) at which the board recommended and Company’s shareholders approved four resolutions: to approve the appointment of the Company’s independent public accounting firm, MNP LLP for fiscal year 2025, a share consolidation of the Common Shares at a ratio of up to 75:1, to increase the pool of available Common Shares under the Company’s 2023 Equity Incentive Plan and the nomination of the directors of the Board. On November 12, 2024, pursuant to the resolutions adopted by the shareholders at the Annual Meeting, the Board authorized a share consolidation at a ratio of 75:1. On November 26, 2024, the share consolidation was effective and the Common Shares began trading on Nasdaq on a post-share consolidation, or post-reverse split, basis. Effective May 5, 2025, the Company implemented a second share consolidation (reverse stock split) at a ratio of 1-for-7.97 of its issued and outstanding Common Shares, which was approved by the Company’s shareholders and its board of directors.

White Lion Transaction

On July 25, 2024, the Company entered into a Common Shares Purchase Agreement (as amended, the “White Lion Purchase Agreement”) with White Lion. Pursuant to the White Lion Purchase Agreement, the Company has the right, but not the obligation, to require White Lion to purchase, from time to time, up to $25,000,000 in aggregate gross purchase price of newly issued Common Shares, subject to certain limitations and conditions set forth in the White Lion Purchase Agreement.

Subject to the satisfaction of certain customary conditions including, without limitation, the effectiveness of a registration statement registering the resale of the shares issuable pursuant to the White Lion Purchase Agreement, the Company’s right to sell shares to White Lion commenced on the date of the execution of White Lion Purchase Agreement and extends until the earlier of (i) White Lion having purchased Common Shares equal to $25,000,000 and (ii) two years from the date of execution of the White Lion Purchase Agreement (the “Commitment Period”).

During the Commitment Period, subject to the terms and conditions of the White Lion Purchase Agreement, the Company may exercise its right to sell its Common Shares. The Company may deliver a Fixed Purchase Notice (as such term is defined in the White Lion Purchase Agreement), pursuant to which the Company can require White Lion to purchase up to a number of Common Shares equal to the lesser of (i) $250,000 or (ii) 50% of Average Daily Trading Volume (as such term is defined in the White Lion Purchase Agreement). The Company may also deliver a Rapid Purchase Notice (as such term is defined in the White Lion Purchase Agreement), pursuant to which the Company may require White Lion to purchase up to a number of Common Shares equal to the lesser of (i) 30% of the Average Daily Trading Volume and (ii) $4,000,000 divided by the highest closing price of the Common Shares over the most recent five business days immediately prior to the receipt of the notice. In addition, the Company may deliver an Accelerated Purchase Notice (as such term is defined in the White Lion Purchase Agreement), pursuant to which the Company can require White Lion to purchase up to a number of Common Shares equal 5% of Average Daily Trading Volume (as such term is defined in the White Lion Purchase Agreement). White Lion may waive such limits under any notice at its discretion and purchase additional shares.

The price to be paid by White Lion for any shares that the Company requires White Lion to purchase will depend on the type of purchase notice that the Company delivers. For shares being issued pursuant to a Fixed Purchase Notice, the purchase price per share will be equal to 90% of the lowest VWAP (as defined in the White Lion Purchase Agreement) of the Common Shares that occurs during the five consecutive business days prior to the purchase notice. For shares being issued pursuant to a Rapid Purchase Notice, the purchase price per share will be equal to the lowest traded price on the date that the notice is delivered. For shares being issued pursuant to an Accelerated Purchase Notice, the purchase price per share will be equal to the lowest traded price in a 2 hour trading period on the date after the notice is delivered.

No purchase notice shall result in White Lion beneficially owning (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder) more than 4.99% (subject to increase, in the sole discretion of White Lion, to 9.99%) of the number of Common Shares outstanding immediately prior to the issuance of Common Shares issuable pursuant to a purchase notice.

The Company has the right to terminate the White Lion Purchase Agreement in the event of a material breach of the White Lion Purchase Agreement by White Lion. The White Lion Purchase Agreement also automatically terminates upon the earlier of (i) the end of the Commitment Period and (ii) the date that the Company commences a voluntary bankruptcy proceeding, a custodian is appointed for the Company or for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors.

In consideration for the commitments of White Lion, as described above, the Company issued to White Lion 3,392 common shares.

The White Lion Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

On August 19, 2024, the Company filed the Initial White Lion Registration Statement, declared effective on August 28, 2024, registering for resale up to 50,375,000 Common Shares pre-consolidation, or 84,274 post-consolidation. On October 30, 2024, the Second White Lion Registration Statement was filed, registering an additional 100,000,000 Common Shares pre-consolidation, or 167,294 post-consolidation, which was declared effective on November 8, 2024, and was subsequently fully utilized. On December 20, 2024, the Third White Lion Registration Statement was filed, registering an additional 10,000,000 Common Shares pre-consolidation, or 1,254,705 post-consolidation, declared effective on December 31, 2024. White Lion has resold all shares registered under these three registration statements. To date, the Company has sold 1,502,881 Common Shares to White Lion under the White Lion Purchase Agreement at a weighted average price of $9.33.

The foregoing description of the White Lion Purchase Agreement is qualified in its entirety by the full text of such agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, and are incorporated herein by reference.

Headquarters and Operational Office

Psyence’s headquarters address is 121 Richmond Street West, Penthouse Suite 1300, Toronto, Ontario, M5H 2K1, Canada. The Company has an operational office in South Africa at Unit A210 The Old Biscuit Mill, 373 Albert Road, Woodstock, Cape Town, 7925.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a semi-annual basis as press releases, distributed pursuant to the rules and regulations of the Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

The Nasdaq listing rules provide that a foreign private issuer may follow the practices of its home country, which for us is Canada, rather than the Nasdaq rules as to certain corporate governance requirements, including the requirement that the issuer have a majority of independent directors and certain audit committee, compensation committee and nominating and corporate governance committee requirements, the requirement to disclose third party director and nominee compensation and the requirement to distribute annual and interim reports. A foreign private issuer that follows a home country practice in lieu of one or more of the listing rules shall disclose in its annual reports filed with the SEC each requirement that it does not follow and describe the home country practice followed by the issuer in lieu of such requirements. Currently, the Company does not plan to rely on the home country practice exemption with respect to its corporate governance other than the quorum requirement for shareholder meetings and with respect to Nasdaq shareholder approval rules. Our bylaws provide that two shareholders holding 25% of the voting shares constitutes a quorum, as contrasted with the Nasdaq requirement of one-third of a company’s outstanding voting securities. If the Company chooses to take advantage of other home country practice in the future, its shareholders may be afforded less protection than they otherwise would enjoy under Nasdaq corporate governance listing standards applicable to U.S. domestic issuers.

Implications of Being an Emerging Growth Company

As a company with less than US$1.235 billion in revenue for the last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We intend to take advantage of certain of these exemptions.

We will remain an emerging growth company until the earliest of (i) the last day of our fiscal year during which we have total annual gross revenues of at least US$1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act; (iii) the date on which we have, during the previous three year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which would occur if the market value of our Common Shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Risk Factor Summary

Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors,” that represent challenges that we face in connection with the successful implementation of our strategy and the growth of our business. In particular, the following considerations, among others, may offset our competitive strengths or have a negative effect on our business strategy, which could cause a decline in the price of shares of our securities and result in a loss of all or a portion of your investment:

●	We are a clinical-stage biotechnology company and have incurred significant losses since our inception. We anticipate that we will incur significant losses for the foreseeable future.

●	Psyence has a limited operating history and expects a number of factors to cause its operating results to fluctuate on an annual basis, which may make it difficult to predict the future performance of Psyence.

●	Psyence has never generated revenue and may never be profitable.

●	The Company will require substantial additional funding to achieve its business goals, and if it is unable to obtain this funding when needed and on acceptable terms, it could be forced to delay, limit or terminate its product development efforts.

●	The psychedelic therapy and biotechnology industries are undergoing rapid growth and substantial change, which has resulted in an increase in competitors, consolidation and formation of strategic relationships. Acquisitions or other consolidating transactions could harm Psyence in a number of ways, including by losing strategic partners if they are acquired by or enter into relationships with a competitor, losing customers, revenue and market share, or forcing Psyence to expend greater resources to meet new or additional competitive threats, all of which could harm Psyence’s operating results.

●	Current and future preclinical and clinical studies will be conducted outside the United States, and the FDA may not accept data from such studies to support any NDAs submitted after completing the applicable developmental and regulatory prerequisites (absent an IND).

●	There is a high rate of failure for product candidates proceeding through clinical trials.

●	Because the results of preclinical studies and earlier clinical trials are not necessarily predictive of future results, Psyence may not have favorable results in its planned and future clinical trials.

●	Negative results from clinical trials or studies of others and adverse safety events involving Psyence’s psychedelic analogs could have a material adverse effect on Psyence’s business.

●	Supply chain interruptions could delay Psyence in the process of developing its product candidates.

●	We rely on third parties to conduct our clinical trials. If these third parties do not properly and successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval of, or commercialize, our product candidates.

●	We are dependent on licensed intellectual property. If we were to lose our rights to licensed intellectual property, we may not be able to continue developing or commercializing our product candidates, if approved. If we breach any of the agreements under which we license the use, development and commercialization rights to our product candidates or technology from third parties or, in certain cases, we fail to meet certain development deadlines, we could lose license rights that are important to our business.

●	We (or Southern Star Research in conducting our clinical trials) will depend on enrollment of patients in our clinical trials for our product candidates. If we encounter difficulties enrolling patients in our clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

●	If we fail to comply with healthcare regulations, we could face substantial enforcement actions, including civil and criminal penalties and our business, operations and financial condition could be adversely affected.

●	Our prospective products will be subject to the various federal and state laws and regulations relating to health and safety and failure to comply with, or changes in, these laws or regulations could have an adverse impact on our business.

●	Clinical trials are expensive, time-consuming, uncertain and susceptible to change, delay or termination. The results of clinical trials are open to differing interpretations.

●	Psyence may be subject to federal, state and foreign healthcare laws and regulations and implementation of or changes to such healthcare laws and regulations could adversely affect Psyence’s business and results of operations.

●	Serious adverse events or other safety risks could require Psyence to abandon development and preclude, delay or limit approval of its current or future product candidates, limit the scope of any approved label or market acceptance, or cause the recall or loss of marketing approval of products that are already marketed.

●	Psyence may voluntarily suspend or terminate a clinical trial if at any time its believes that any of its product candidates presents an unacceptable risk to participants, if preliminary data demonstrates that the product candidate is unlikely to receive regulatory approval or unlikely to be successfully commercialized, or if sufficient funds to proceed to the next phases of clinical trials are not raised.

●	The success of Psyence’s product candidates and future approved products, if any, is subject to a number of constantly-evolving state and federal laws, regulations, and enforcement policies pertaining to psilocybin containing products.

●	We may seek fast track and breakthrough therapy designations or priority review for one or more of our product candidates, but we might not receive such designation or priority review, and even if we do, such designation or priority review may not lead to a faster development or regulatory review or approval process, and does not assure FDA approval of our product candidates. Even if a product qualifies for such designation or priority review, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

●	We may seek approval of our product candidates, where applicable, under the FDA’s accelerated approval pathway. This pathway may not lead to a faster development, regulatory review or approval process and does not increase the likelihood that our product candidates will receive marketing approval.

●	The psychedelic therapy industry and market are relatively new, and this industry and market may not continue to exist or grow as anticipated.

●	Negative public opinion and perception of the psychedelic industry could adversely impact Psyence’s ability to operate and Psyence’s growth strategy.

●	The expansion of the use of psychedelics in the medical industry may require new clinical research into effective medical therapies.

●	The psychedelic therapy industry is difficult to quantify and investors will be reliant on their own estimates of the accuracy of market data.

●	Psyence may not be able to adequately protect or enforce its intellectual property rights, which could harm its competitive position.

●	If third parties claim that intellectual property owned or used by Psyence infringes upon their intellectual property, Psyence’s operating profits could be adversely affected.

●	We may infringe the intellectual property rights of others, which may prevent or delay our product development efforts and stop us from commercializing or increase the costs of commercializing our product candidates.

●	If Psyence is not able to adequately prevent disclosure of trade secrets and other proprietary information, the value of its products could be significantly diminished.

●	The securities being offered in this prospectus represent a significant percentage of the number of our outstanding Common Shares, and the sales of such shares, or the perception that these sales could occur, could cause the market price of our Common Shares to decline significantly, which could impair our ability to raise capital through the sale of additional equity securities.

●	If we fail to meet applicable continued listing requirements, Nasdaq may delist our Common Shares from trading, in which case the liquidity and market price of our Common Shares could decline.

●	The market price and trading volume of the Common Shares may be volatile and could decline significantly.

●	Public Warrants are exercisable for Common Shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to its shareholders.

●	The requirements of being a public company may strain the Company’s resources, divert the Company management’s attention and affect the Company’s ability to attract and retain qualified board members.

●	The Company qualifies as a foreign private issuer within the meaning of the rules under the Exchange Act, and as such the Company is exempt from certain provisions applicable to United States domestic public companies.

●	Psyence currently reports financial results under IFRS, which differs in certain significant respects from U.S. GAAP.

●	You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because the Company is incorporated under the laws of Canada, the Company conducts substantially all of its operations and a majority of its directors and executive officers reside outside of the United States.

●	It is not expected that the Company will pay dividends in the foreseeable future.

The Offering

Securities offered by the Selling Securityholder	Up to 50,000,000 Common Shares that the Company may issue and sell to White Lion pursuant to the White Lion Purchase Agreement

Common Shares outstanding prior to this offering	1,872,051 (as of September 30, 2025)

Common Shares outstanding following this offering	Up to 1,872,051 (based on the total shares outstanding as of September 30, 2025. Does not include the 50,000,000 Common Shares that may be offered or sold by White Lion pursuant to the White Lion Purchase Agreement since the sale of such shares to White Lion, if any, is at the sole discretion of the Company).

Terms of the offering	The Selling Securityholder will determine when and how it will dispose of the Common Shares registered for resale under this prospectus. See “Plan of Distribution”.

Use of proceeds	We may receive up to $10,973,107 from the sale of Common Shares registered under the registration statement of which this prospectus forms a part to White Lion pursuant to the White Lion Purchase Agreement. Any such proceeds would be used for general working capital purposes.

Risk factors	Before investing in our securities, you should carefully read and consider the information set forth in “Risk Factors” beginning on page 13.

Nasdaq ticker symbols	“PBM” and “PBMWW”

PRICE RANGE OF SECURITIES AND DIVIDENDS

Price Range of Securities

Our Common Shares and Public Warrants each trade on the Nasdaq Capital Market under the symbols “PBM,” and “PBMWW,” respectively.

The Nasdaq official closing price of our Common Shares and Public Warrants as reported by Nasdaq on October 31, 2025, was $3.16 and $0.029, respectively.

Dividends

Psyence has not paid any cash dividends on its shares to date and does not intend to pay cash dividends in the foreseeable future. The payment of cash dividends in the future will be dependent upon the Company’s revenue and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends is within the discretion of the Board. Further, our ability to declare dividends may be limited by the terms of financing or other agreements entered into by us or our subsidiaries from time to time.

CAPITALIZATION

The following table sets forth the capitalization of the Company as of September 30, 2025:

●	on an actual basis; and

●	on an as adjusted basis to give effect to the issuance of the additional 50,000,000 Common Shares we are registering on behalf of the Selling Securityholder (in addition to the 1,872,051 outstanding shares).

	Actual	As Adjusted
White Lion		50,000,000
Public Shareholders	1,872,051	1,872,051
Total shares outstanding	1,872,051	51,872,051

The information set forth in the section titled “Prospectus Summary – Recent Developments – Consummation of the Business Combination – Securities Purchase Agreement” is incorporated herein by reference.

DILUTION

If you invest in our common shares, your interest will be diluted immediately to the extent of the difference between the public offering price per share and the adjusted net tangible book value per share of our common shares after this offering.

Our net tangible book value on March 31, 2025 was $6,722,004, or $11.83 per share. “Net tangible book value” is total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares outstanding.

After giving effect to the issuance of (a) 1,283,981 Common Shares for aggregate gross proceeds of $7,349,396 from April 2025 to July 2025 pursuant to an equity line of credit, our pro forma net tangible book value as of March 31, 2025, would have been approximately $9,780,969, or approximately $5.22 per Common Share.

After giving effect to the issuance of the sale of up to $10,973,107 of Purchase Notice Shares (without giving effect to the Exchange Cap) at an assumed offering price of $3.11 per share, the last reported sale price of our common shares on The Nasdaq Capital Market on September 26, 2025, and after deducting estimated offering expenses payable by us of $438,924, our net tangible book value as of March 31, 2025 would have been $20,315,151 or $3.76 per common share. This represents an immediate decrease in net tangible book value of $1.46 per share to our existing shareholders and an immediate decrease in net tangible book value of $0.65 per share to investors participating in this offering. The following table illustrates this dilution per share to investors participating in this offering:

Assumed offering price per share	$3.11
Net tangible book value per share as of March 31, 2025	$11.83
Decrease in net tangible book value per common share attributable to pro-forma events	$(6.61)
Pro forma net tangible book value per shares as of March 31, 2025	$5.22
Decrease in net tangible book value per common share to existing investors	$(1.46)

As adjusted net tangible book value per share as of March 31, 2025, after giving effect to this offering	$3.76
Net dilution per share to White Lion Capital	$0.65

The above discussion and table are based on 1,872,051 shares outstanding as of September 26, 2025, and excludes, as of such date, common shares issuable upon exercise of the outstanding options and warrants.

To the extent that any of our outstanding options or warrants are exercised, we grant additional options or other awards under our equity incentive plan or issue additional warrants, or we issue additional common shares in the future, there may be further dilution.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information appearing elsewhere in this prospectus, including our financial statements, the notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding to invest in our securities. The occurrence of any of the following risks could have a material adverse effect on our business, reputation, financial condition, results of operations and future growth prospects, as well as our ability to accomplish our strategic objectives. As a result, the trading price of our securities could decline and you could lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations and the market price of our securities.

Risks Related to Our Business and Industry

We are a clinical-stage biotechnology company and have incurred significant losses since our inception. We anticipate that we will incur significant losses for the foreseeable future.

Investment in biotechnology product development is highly speculative because it entails substantial upfront capital expenditures and significant risk that any potential product candidate will fail to demonstrate effectiveness or an acceptable safety profile, gain regulatory approval and become commercially viable. All of Psyence’s product candidates will require substantial additional capital expenditures and development time, including extensive clinical research and resources, before it would be able to apply for and then receive marketing authorization and begin generating revenue from product sales.

Since its inception, Psyence has invested most of its resources in establishing strategic partnerships, securing intellectual property licensing rights, advancing its clinical trial program, raising capital, building its management team and providing general and administrative support for these operations. Psyence has incurred losses in each year since its inception and expects to incur significant losses for the foreseeable future. Psyence’s net profit/(loss) for the years ended March 31, 2025 and March 31, 2024 was $1 million and ($50.96 million), respectively. The March 31, 2025 net profit was driven by the fair value gains on conversion of debt into equity and warrant liability fair value remeasurement. To date, no products have been approved for commercial sale and Psyence has not generated any revenue. Psyence has financed operations solely through the sale of equity securities and convertible debt financings. Psyence continues to incur significant research and development and other expenses related to ongoing operations and expects to incur losses for the foreseeable future.

Due to the numerous risks and uncertainties associated with the development of its product candidates, Psyence is unable to predict the timing or amount of its expenses, or when it will be able to generate any meaningful revenue or achieve or maintain profitability, if ever. In addition, its expenses could increase beyond current expectations if Psyence is required by the Therapeutic Goods Administration in Australia (“TGA”), the U.S. Food and Drug Administration (“FDA”), the European Medicines Agency (“EMA”), Medicines and Healthcare products Regulatory Agency in the UK (“MHRA”), or other comparable foreign regulatory authorities, to perform preclinical studies or clinical trials in addition to those that Psyence currently anticipates, or if there are any delays in any of Psyence’s or its future collaborators’ clinical trials or the development of the existing product candidates and any other product candidates that Psyence may identify. Even if Psyence’s existing product candidates or any future product candidates that Psyence may identify are approved for commercial sale, Psyence anticipates incurring significant costs associated with commercializing any approved product and ongoing compliance efforts.

Psyence has a limited operating history and expects a number of factors to cause its operating results to fluctuate on an annual basis, which may make it difficult to predict the future performance of Psyence.

Psyence is a clinical stage biotechnology development company with a limited operating history. Consequently, any predictions made about Psyence’s future success or viability may not be as accurate as they could be if Psyence had a longer operating history and additional definitive partnership agreements in place. Psyence’s operating results are expected to significantly fluctuate from quarter-to-quarter or year-to-year due to a variety of factors, many of which are beyond its control. Factors relating to Psyence’s business that may contribute to these fluctuations include, but are not limited to:

●	any delays or issues in finding, and establishing successful business arrangements with, pharmaceutical and product development partners to assist in moving its product candidates through the development and commercialization processes;

●	delays in the commencement, enrolment and timing of clinical trials;

●	the success of its preclinical trials;

●	potential side effects of its product candidates that could delay or prevent approval or license-out agreements or cause an approved product candidate to be eliminated;

●	supply chain interruptions, which could delay Psyence in the process of developing its product candidates;

●	its ability to obtain additional funding to develop its product candidates;

●	its ability to attract and retain talented and experienced personnel to manage its business effectively;

●	competition from existing psychedelic analogs companies or new psychedelic analogs companies that continue to emerge;

●	assuming market authorization has been obtained for our product candidates, the ability of patients or healthcare providers to obtain coverage or sufficient reimbursement for such products;

●	its ability to adhere to clinical study requirements directly or with third parties such as clinical research organizations (“CROs”);

●	its dependency on third-party manufacturers to manufacture products and key ingredients;

●	its ability to establish or maintain collaborations, licensing or other transactions;

●	its ability to defend against any challenges to its intellectual property, including claims of patent infringement;

●	its ability to enforce its intellectual property rights against potential competitors;

●	its ability to secure additional intellectual property protection for its product candidates and associated manufacturing methods currently under development;

●	a biological or chemical effect that Psyence does not predict;

●	adverse economic circumstances; and

●	potential liability claims;

Accordingly, the results of any historical financial periods should not be relied upon as indications of future operating performance.

Psyence has never generated revenue and may never be profitable.

Psyence may never be able to develop or commercialize marketable products or achieve profitability. Revenue from the sale of any product candidate for which regulatory approval is obtained will be dependent, in part, upon the size of the markets in the territories for which Psyence gains regulatory approval, the accepted price for the product, the acceptance of the product by physicians and patients, the ability to obtain reimbursement at any price and whether Psyence owns the commercial rights for that territory. Psyence’s growth strategy depends on its ability to generate revenue. In addition, if the number of addressable patients is not as anticipated, the indication or intended use approved by regulatory authorities is narrower than expected, or the reasonably accepted population for treatment is narrowed by competition, physician choice or treatment guidelines, Psyence may not generate significant revenue from sales of such products, even if approved. Even if Psyence is able to generate revenue from the sale of any approved products, Psyence may not become profitable and may need to obtain additional funding to continue operations. Even if Psyence were to achieve profitability in the future, it may not be able to sustain profitability in subsequent periods.

Psyence’s failure to achieve sustained profitability would depress the value of the Company and could impair its ability to raise capital, expand the business, diversify its research and development pipeline, market its product candidates, if approved, and pursue or continue operations. Psyence’s prior losses, combined with expected future losses, have had and will continue to have an adverse effect on shareholders’ equity and working capital.

The Company will require substantial additional funding to achieve its business goals, and if it is unable to obtain this funding when needed and on acceptable terms, it could be forced to delay, limit or terminate its product development efforts.

Psyence’s clinical trial and product development pipeline currently consists of an approved Phase IIb Study in Australia. We have also obtained approval from the MHRA to conduct a Phase IIa study in the UK, which was not initiated due to certain cost-effective incentives provided by Australia. Once the Phase IIb Study in Australia is completed, a Phase III pivotal study program will begin, of which the size and number of trials will depend on the results of the Phase IIb Study, the advice given to Psyence from the regulatory authorities and whether the FDA will assess the program as being fast-tracked or eligible as a breakthrough therapy. If the assessment is the latter, the Phase III program could be smaller than anticipated and less than the usual required two pivotal studies to support market authorization.

Conducting clinical trials and developing biopharmaceutical products is expensive and time consuming, and we expect to require substantial additional capital to conduct research, preclinical studies and clinical trials for the current and future trials, seek regulatory approvals for our product candidates and launch and commercialize any products for which Psyence may receive regulatory approval, including building our own commercial sales, marketing and distribution organization. Our management and strategic decision makers have not made decisions regarding the future allocation of certain resources among Psyence’s pipeline of trials, but continue to evaluate the needs and opportunities with respect to each of these trials routinely and on a case-by-case basis. Because the outcome of any preclinical or clinical development and regulatory approval process is highly uncertain (including the size and quantum of the Phase III registrational program), Psyence cannot reasonably estimate the actual amounts necessary to successfully complete the development, regulatory approval process and potential commercialization of its product candidates and any future product candidates it may identify.

Psyence expects that the existing available cash will be sufficient to fund operations beyond 12 months from the date of this filing. However, Psyence’s operating plan may change as a result of many factors currently unknown, and Psyence may need to seek additional funds sooner than planned, through public or private equity or debt financings, sales of assets or programs, other sources, such as strategic collaborations or license and development agreements, or a combination of these approaches. Even if Psyence believes that its funds are sufficient for its current or future operating plans, it may, subject to obtaining the necessary contractual consents, opportunistically seek additional capital if market conditions are favorable or for specific strategic considerations. Psyence’s spending will vary based on new and ongoing product development and business development activities. Any such additional fundraising efforts for Psyence may divert management from their day-to-day activities, which may adversely affect Psyence’s ability to develop and commercialize product candidates that Psyence may identify and pursue. Moreover, such financing may result in dilution to shareholders, imposition of debt covenants and repayment obligations, or other restrictions that may affect Psyence’s business. Changing circumstances, some of which may be beyond Psyence’s control, could cause Psyence to consume capital significantly faster than currently anticipated, and Psyence may need to seek additional funds sooner than planned. Psyence’s future funding requirements, both short-term and long-term, will depend on many factors, including, but not limited:

●	the time and cost necessary to complete ongoing and planned clinical trials;

●	the outcome, timing and cost of meeting regulatory requirements established by the TGA, FDA, the EMA, the MHRA and other comparable foreign regulatory authorities;

●	the progress, timing, scope and costs of preclinical studies, clinical trials and other related activities for ongoing and planned clinical trials, and potential future clinical trials;

●	the costs of obtaining clinical and commercial supplies of raw materials and drug products for Psyence’s product candidates, as applicable, and any other product candidates Psyence may identify and develop;

●	Psyence’s ability to successfully identify and negotiate acceptable terms for third-party supply and contract manufacturing agreements with contract manufacturing organizations (“CMOs”);

●	the costs of commercialization activities for any of Psyence’s product candidates that receive marketing approval, including the costs and timing of establishing product sales, marketing, distribution and manufacturing capabilities, or entering into strategic collaborations with third parties to leverage or access these capabilities;

●	the amount and timing of sales and other revenues from Psyence’s product candidates, if approved, including the sales price and the availability of coverage and adequate third-party reimbursement;

●	the cash requirements of developing Psyence’s programs and Psyence’s ability and willingness to finance their continued development;

●	the cash requirements of any future acquisitions or discovery of product candidates;

●	the time and cost necessary to respond to technological and market developments, including other products that may compete with one or more of Psyence’s product candidates;

●	supply chain interruptions, which could delay Psyence in the process of developing its product candidates;

●	the costs of acquiring, licensing or investing in intellectual property rights, products, product candidates and businesses;

●	the costs of maintaining, expanding and protecting Psyence’s intellectual property portfolio;

●	its ability to attract, hire and retain qualified personnel as Psyence expands research and development and establishes a commercial infrastructure; and

●	the costs of operating as a public company in the United States and maintaining a listing on Nasdaq.

Psyence cannot be certain that additional funding will be available on acceptable terms, or at all. Market volatility resulting from the introduction of significant instability and uncertainty into global supply chains, pricing structures, and international trade relationships due to the geopolitical and trade policy uncertainty, including U.S. tariff measures and escalations in the Middle East, could adversely affect global economic conditions and our business. Other factors could also adversely impact the ability to access funds as and when needed. If adequate funds are not available to Psyence on a timely basis, Psyence may be required to delay, limit or terminate one or more research or development programs or trials or the potential commercialization of any approved products or be unable to expand operations or otherwise capitalize on business opportunities, as desired, which could materially affect Psyence’s businesss, prospects, financial condition and results of operations.

We depend on our current key personnel and our ability to attract and retain employees.

Our future growth and success depends on our ability to recruit, retain, manage and motivate our employees. We are highly dependent on our current management and scientific personnel, including Dr. Neil Maresky (Chief Executive Officer), Jody Aufrichtig (Executive Chairman), Warwick Corden-Lloyd (Chief Financial Officer), Dr. Clive Ward-Able (Medical Director) and Taryn Vos (General Counsel). The inability to hire or retain experienced management personnel could adversely affect our ability to execute our business plan and harm our operating results. Due to the specialized scientific and managerial nature of our business, we rely heavily on our ability to attract and retain qualified scientific, technical and managerial personnel. The competition for qualified personnel in the pharmaceutical field is intense and we may be unable to continue to attract and retain qualified personnel necessary for the development of our business or to recruit suitable replacement personnel.

Our historical financial results may not be representative of our results as a separate, stand-alone company.

Some of the historical financial information we have included in this prospectus has been derived from the financial statements and accounting records of PGI (as defined below) and does not necessarily reflect what our financial position, results of operations or cash flows would have been had we been a separate, stand-alone company during the periods presented. The historical information does not necessarily indicate what our results of operations, financial position, cash flows or costs and expenses will be in the future.

The psychedelic therapy and biotechnology industries are undergoing rapid growth and substantial change, which has resulted in an increase in competitors, consolidation and formation of strategic relationships. Acquisitions or other consolidating transactions could harm Psyence in a number of ways, including by losing strategic partners if they are acquired by or enter into relationships with a competitor, losing customers, revenue and market share, or forcing Psyence to expend greater resources to meet new or additional competitive threats, all of which could harm Psyence’s operating results.

The psychedelic therapy and biotechnology industries are intensely competitive and subject to rapid and significant technological change. Psyence has competitors in Canada, the United States, Europe and other jurisdictions, including major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical and generic drug companies and universities and other research institutions. Many of its competitors have greater financial and other resources, such as larger research and development staff and more experienced marketing and manufacturing organizations than it does. Large pharmaceutical companies, in particular, have extensive experience in, and substantial capital resources for, conducting research, molecular derivative development, obtaining regulatory approvals, obtaining intellectual property protection and establishing key relationships. These companies also have significantly greater sales and marketing capabilities and experience in completing collaborative transactions in Psyence’s target markets with leading companies and research institutions.

Psyence’s competitors may introduce new psychedelic analogs or develop technological advances that compete with Psyence. Psyence cannot predict the timing or impact of competitors introducing new psychedelic analogs or technological advances. Such competing psychedelic analogs may be safer, more effective, more effectively marketed, licensed or sold or have lower prices or superior performance features than Psyence’s psychedelic analogs, and this could negatively impact Psyence’s business and results of operations. Established pharmaceutical companies may also invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make the psychedelic analogs that Psyence develops obsolete. As a result of any of these factors, Psyence’s competitors may succeed in obtaining patent protection or discovering, developing and commercializing psychedelic analogs before Psyence does or may develop psychedelic analogs that are deemed to be more effective or gain greater market acceptance than those of Psyence.

Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative transactions with large, established companies. In addition, many universities and private and public research institutions may become active in the development of novel compounds. Psyence’s competitors may succeed in developing, acquiring or licensing on an exclusive basis, technologies and psychedelic analogs that are more effective or less costly than any of the psychedelic analogs that Psyence is currently developing or that it may develop, which could render its psychedelic analogs obsolete or non-competitive. If Psyence’s competitors’ market psychedelic analogs that are more effective, safer or less expensive or that reach the market sooner than Psyence’s psychedelic analogs, if any, Psyence may not achieve commercial success. In addition, because of its limited resources, it may be difficult for Psyence to stay abreast of the rapid changes in each technology. If Psyence fails to stay at the forefront of technological change, it may be unable to compete effectively. Technological advances or products developed by its competitors may render its technologies or psychedelic analogs obsolete, less competitive or not economical.

Current and future preclinical and clinical studies will be conducted outside the United States, and the FDA may not accept data from such studies to support any NDAs submitted after completing the applicable developmental and regulatory prerequisites (absent an IND).

Psyence is conducting a clinical study outside the United States. Psyence has received full approval of a study in the UK from the MHRA, which was not initiated due to certain cost-effective incentives provided by Australia. Psyence has received full approval from the Australian Human Research Ethics Committees (HRECs), the body responsible for the review of research proposals involving human participants to ensure that they are ethically acceptable. The protocol under review in Australia will be reviewed as part of a Pre-IND (Investigational New Drug) application by the FDA. To the extent Psyence does not conduct these clinical trials under an IND, the FDA may not accept data from such trials. Although the FDA may accept data from clinical trials conducted outside the United States that are not conducted under an IND, the FDA’s acceptance of these data is subject to certain conditions. For example, the clinical trial must be well designed and conducted and performed by qualified investigators in accordance with ethical principles and all applicable FDA regulations. The trial population must also adequately represent the intended U.S. population, and the data must be applicable to the U.S. population and U.S. medical practice in ways that the FDA deems clinically meaningful. There can be no guarantee that the FDA will accept data from trials conducted outside of the United States. If the FDA does not accept the data from such clinical trials, this would likely result in the need for additional trials and the completion of additional regulatory steps, which would be costly and time-consuming and could delay or permanently halt the development of Psyence’s product candidates.

There is a high rate of failure for product candidates proceeding through clinical trials.

Psyence has no registered products on the market, and its new potential psilocybin-based product candidates are currently either in the preclinical or clinical development phase. Psyence’s ability to achieve and sustain profitability with respect to its product candidates in which psilocybin is featured as the active pharmaceutical ingredient depends on obtaining regulatory approvals for and, if approved, successfully commercializing, its product candidates, either alone or with third parties. Before obtaining regulatory approval for the commercial distribution of its current or future product candidates, Psyence or an existing or future collaborator must conduct extensive preclinical tests and clinical trials to demonstrate the safety, purity and potency of its product candidates.

Generally, there is a high rate of failure for product candidates proceeding through clinical trials. Psyence may suffer significant setbacks in its clinical trials similar to the experience of a number of other companies in the pharmaceutical and biotechnology industries, even after receiving promising results in earlier trials. Further, even if Psyence views the results of a clinical trial to be positive, applicable international regulatory authorities may disagree with Psyence’s interpretation of the data. In the event that Psyence obtains negative results from clinical trials for product candidates or other problems related to potential chemistry, manufacturing and control issues or other hurdles occur and its current or future product candidates are not approved, Psyence may not be able to generate sufficient revenue or obtain financing to continue its operations, its ability to execute on its current business plan may be materially impaired and its reputation in the industry and in the investment community might be significantly damaged. In addition, Psyence’s inability to properly design, commence and complete clinical trials may negatively impact the timing and results of its clinical trials and ability to seek approvals for its product candidates.

The testing, marketing and manufacturing of any new drug product for use in the U.S. will require approval from the FDA. Psyence cannot predict with any certainty the amount of time necessary to obtain such FDA approval and whether any such approval will ultimately be granted. Preclinical and clinical trials may reveal that one or more product candidates are ineffective or unsafe, in which event further development of such product candidates could be seriously delayed or terminated. Moreover, obtaining approval for certain product candidates may require testing on human subjects of substances whose effects on humans are not fully understood or documented. Delays in obtaining FDA or any other necessary regulatory approvals of any proposed drug and failure to receive such approvals would have an adverse effect on the drug’s potential commercial success and on Psyence’s business, prospects, financial condition and results of operations. In addition, it is possible that a proposed drug may be found to be ineffective or unsafe due to conditions or facts that arise after development has been completed and regulatory approvals have been obtained. In this event, Psyence may be required to withdraw such proposed drug from the market. To the extent that its success will depend on any regulatory approvals from government authorities outside of the U.S. that perform roles similar to that of the FDA, uncertainties similar to those stated above will also exist.

Because the results of preclinical studies and earlier clinical trials are not necessarily predictive of future results, Psyence may not have favorable results in its planned and future clinical trials.

Successful development of therapeutic products is highly uncertain and is dependent on numerous factors, many of which are beyond Psyence’s control. Product candidates that appear promising in the early phases of development may fail to reach the market for several reasons, including, but not limited to:

●	preclinical or clinical study results that may show the product to be less effective than desired (e.g., the study failed to meet Psyence’s primary objectives) or to have harmful or problematic side effects;

●	failure to receive the necessary regulatory approvals or a delay in receiving such approvals. Among other things, such delays may be caused by slow enrollment in clinical studies, length of time to achieve study endpoints, additional time requirements for data analysis or regulatory requests for additional preclinical or clinical data or unexpected safety or manufacturing issues;

●	manufacturing costs, pricing, or reimbursement issues or other factors that make the product not economical; and

●	the proprietary rights of others and their competing products and technologies that may prevent the product from being commercialized.

Any positive results from preclinical testing of Psyence’s prospective product candidates may not necessarily be predictive of the results from planned or future clinical trials for such product candidates. Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in clinical trials after achieving positive results in preclinical and early clinical development, and Psyence cannot be certain that it will not face similar setbacks. These setbacks have been caused by, among other things, preclinical findings while clinical trials were underway or safety or efficacy observations in clinical trials, including adverse events. If Psyence fails to produce positive results in its planned clinical trials for its product candidates as described in the section titled “Business”, or its future clinical trials, the development timeline and regulatory approval and commercialization prospects for such product candidates, and, correspondingly, Psyence’s business and financial prospects, would be materially adversely affected.

Negative results from clinical trials or studies of others and adverse safety events involving Psyence’s psychedelic analogs could have a material adverse effect on Psyence’s business.

From time to time, studies or clinical trials on medical-grade psilocybin mushroom products may be conducted or sponsored by academics, research institutions or others, including government agencies. The publication of negative results of studies or clinical trials related to Psyence’s proposed products or the therapeutic areas in which Psyence’s proposed products will compete could have a material adverse effect on Psyence’s business, prospects, financial condition and results of operations.

Supply chain interruptions could delay Psyence in the process of developing its product candidates.

There are few licensed suppliers of input materials for the manufacture of Psyence’s product candidates. Any loss of stored materials or facilities through fire, theft or other causes could have an adverse effect on Psyence’s ability to procure the product candidate materials and continue product development activities. Furthermore, Psyence is largely dependent on Filament, for the supply of PEX010 (a capsule containing 25mg naturally sourced psilocybin and product being used in Psyence’s Phase IIb Study), and any interruption in Filament’s supply chain (or the supply chain of any other suppliers engaged by Psyence) will lead to delays in Psyence’s drug development timelines. Furthermore, Filament, as well as any other suppliers engaged by Psyence, will be required to continue to meet regulatory requirements applicable to the PEX010 product candidate and maintain GMP compliant standards which dictate the minimum requirements for the methods, facilities and controls used in manufacturing, processing and packing of a drug product. There can be no assurances that Filament or any CMOs will be able to meet Psyence’s timetable and requirements or carry out their contractual obligations in accordance with the applicable regulations. In addition, the drug product supplied to Psyence may not meet its specifications and quality policies and procedures nor may they be able to supply the drug product in commercial quantities when the time comes. If Psyence is unable to arrange for alternative third-party supply sources on commercially reasonable terms or in a timely manner, it may delay the development of its product candidates and could have a material adverse effect on Psyence’s business operations and financial condition.

Further, the failure of CMOs to operate in compliance with GMP or other applicable quality related regulations could result in, among other things, certain product liability claims in the event such failure to comply results in defective products that caused injury or harm. In general, Psyence’s dependence upon third parties for the supply of Psyence’s drug product may adversely affect profit margins and Psyence’s ability to develop and deliver viable end products on a timely and competitive basis.

Psyence’s proprietary information, or that of its strategic business partners, may be lost or Psyence may suffer security breaches.

In the ordinary course of its business, Psyence collects and stores sensitive data, including valuable and commercially sensitive intellectual property, clinical trial data, proprietary business information and that of Psyence’s strategic business partners, as well as the personally identifiable information of clinical trial subjects, employees and patients, in and on Psyence’s networks. Despite security measures, information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise Psyence’s networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, regulatory penalties, disruption of operations, damage to Psyence’s reputation, and cause a loss of confidence in Psyence’s ability to conduct clinical trials, which could adversely affect Psyence’s business, prospects, financial condition and results of operations.

Costs associated with compliance with numerous laws and regulations could impact our financial results. In addition, we could become subject to increased enforcement and/or litigation risks associated with the psychedelic therapeutics industry.

The manufacture, labeling and distribution of products containing psilocybin or other psychedelic analogs is governed by various federal, state and local agencies. To the extent we are able to successfully commercialize any of our currently contemplated product candidates via the FDA’s NDA approval pathway, the presence of psychedelic analogs as active or inactive ingredients, as applicable, may give rise to heightened regulatory scrutiny and greater risk of consumer litigation, either of which could further restrict the permissible scope of our marketing claims about such products or our ability to sell them in the United States at all. The shifting compliance environment and the need to build and maintain robust systems to comply with different psychedelic-related regulations in jurisdictions may increase costs and/or the risk that we may violate one or more applicable regulatory requirements. If our operations, or any of our activities or prospective products, are found to be in violation of any such laws or any other governmental regulations that apply to the manufacture, distribution, or sale of prescription drug products, generally, and to products containing psychedelic analogs, we may be subject to penalties, including, without limitation, civil and criminal penalties, damages, fines, the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business or our financial results.

Failure to comply with any applicable regulatory requirements, relating to psilocybin or otherwise, may result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines and criminal prosecutions. Additionally, advertising and labeling laws are often enforced by governmental officials, and any action based on potentially misleading or deceptive advertising is often followed by costly class-action complaints under consumer-protection laws.

Psyence may acquire businesses or products, or form additional strategic alliances, in the future, and may not realize the benefits of such acquisitions.

Psyence may acquire additional businesses or products, form additional strategic alliances, or create joint ventures with third parties that it believes will complement or augment its existing business. Any of these relationships may require Psyence to incur non-recurring and other charges, increase Psyence’s near and long-term expenditures, issue securities that dilute Psyence’s existing shareholders or disrupt Psyence’s management and business. In addition, we face significant competition in seeking appropriate strategic partners and the negotiation process is time-consuming and complex. If Psyence acquires businesses with promising markets or technologies, it may not be able to realize the benefit of acquiring such businesses if it is unable to successfully integrate them with its existing operations and company culture. Psyence may encounter numerous difficulties in developing, manufacturing, and marketing any new products resulting from a strategic alliance or acquisition that delay or prevent it from realizing their expected benefits or enhancing its business. There is no assurance that, following any such acquisition, Psyence will achieve the synergies expected in order to justify the transaction, which could result in a material adverse effect on its business and prospects.

We will need substantial additional financing to develop our product candidates and implement our operating plans. If we fail to obtain additional financing, we may be unable to complete the development and commercialization of our product candidates.

We expect to spend a substantial amount of capital in the development and manufacturing of our product candidates, and we will need substantial additional financing to do so. In particular, we will require substantial additional financing to enable commercial production of our product candidates and initiate and complete registrational trials for multiple products in multiple regions. Further, if approved, we will require significant additional capital in order to launch and commercialize our product candidates.

As of March 31, 2025, we had USD$6,171,130 in cash and cash equivalents and restricted cash. Changing circumstances may cause us to consume capital significantly faster than we currently anticipate, and we may need to spend more money than currently expected because of circumstances beyond our control. We may also need to raise additional capital sooner than we currently anticipate if we choose to expand more rapidly than we presently plan. In any event, we will require additional capital for the further development and commercialization of our product candidates.

We cannot be certain that additional funding will be available on acceptable terms, or at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, scale back or discontinue the development or commercialization of our product candidates or other research and development initiatives. We could be required to seek collaborators for our product candidates at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available or relinquish or license on unfavorable terms our rights to our product candidates in markets where we otherwise would seek to pursue development or commercialization ourselves.

Any of the above events could significantly harm our business, prospects, financial condition and results of operations and cause the price of our securities to decline.

In addition, future changes in regulations, changes in legal status of psilocybin-containing products, more vigorous enforcement thereof or other unanticipated events could require extensive changes to Psyence’s operations, increased compliance costs or give rise to material liabilities, which could have a material adverse effect on the business, results of operations and financial condition of Psyence.

We rely on third parties to conduct our clinical trials. If these third parties do not properly and successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval of, or commercialize, our product candidates.

Psyence relies on Southern Star, a full-service Australian CRO, to conduct clinical development activities with Psyence’s product candidates, which activities involve trial design, regulatory submissions, clinical patient recruitment, clinical trial monitoring, clinical data management and analysis, safety monitoring and project management.

Additionally, we expect to utilize and depend upon independent investigators and collaborators, such as medical institutions, CROs, CDMOs and strategic partners to conduct our preclinical studies under agreements with us and in connection with our clinical trials. We expect to have to negotiate budgets and contracts with CROs, trial sites and CDMOs, which may result in delays to our development timelines and increase costs. We will rely heavily on these third parties over the course of our clinical trials, and we control only certain aspects of their activities. As a result, we have less direct control over the conduct, timing and completion of these clinical trials and the management of data developed through clinical trials than would be the case if we were relying entirely upon our own staff. Nevertheless, we are responsible for ensuring that each of our studies is conducted in accordance with applicable protocol, legal and regulatory requirements and scientific standards and our reliance on third parties does not relieve us of our regulatory responsibilities. We and these third parties are required to comply with good clinical practices (“GCPs”), which are regulations and guidelines enforced by the FDA and comparable foreign regulatory authorities for product candidates in clinical development. Regulatory authorities enforce these GCPs through periodic inspections of trial sponsors, principal investigators and trial sites. If we or any of these third parties fail to comply with applicable GCP regulations, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that, upon inspection, such regulatory authorities will determine that any of our clinical trials comply with the GCP regulations. Our failure or any failure by these third parties to comply with these regulations or to recruit a sufficient number of patients may require us to repeat clinical trials, which would delay the regulatory approval process. Moreover, our business may be implicated if any of these third parties violates federal or state fraud and abuse or false claims laws and regulations or healthcare privacy and security laws.

Any third parties conducting our clinical trials are not and will not be our employees and, except for remedies available to us under our agreements with such third parties, we cannot control whether or not they devote sufficient time and resources to our product candidates. These third parties may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials or other drug development activities, which could affect their performance on our behalf. If these third parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated and we may not be able to complete development of, obtain regulatory approval of or successfully commercialize our product candidates. As a result, our financial results and the commercial prospects for our product candidates would be harmed, our costs could increase and our ability to generate revenue could be delayed.

Switching or adding third parties to conduct our clinical trials involves substantial cost and requires extensive management time and focus. In addition, changes in manufacturers often involve changes in manufacturing procedures and processes, which could require that we conduct bridging studies between our prior clinical supply used in our clinical trials and that of any new manufacturer. We may be unsuccessful in demonstrating the comparability of clinical supplies which could require the conduct of additional clinical trials. Additionally, there is a natural transition period when a new third party commences work. As a result, delays occur, which can materially impact our ability to meet our desired clinical development timelines.

We are dependent on licensed intellectual property. If we were to lose our rights to licensed intellectual property, we may not be able to continue developing or commercializing our product candidates, if approved. If we breach any of the agreements under which we license the use, development and commercialization rights to our product candidates or technology from third parties or, in certain cases, we fail to meet certain development deadlines, we could lose license rights that are important to our business.

We do not currently own any patents, and we are heavily reliant upon a number of license agreements under which we are granted rights to intellectual property that are important to our business and we may need or choose to enter into additional license agreements in the future.

Specifically, our business and active Phase IIb Study is highly dependent on the Research IP Agreement with Filament, for the rights to PEX010, which expires in April 2027 and covers the Phase IIb Study only. Until we develop our own product candidates, the termination, non-renewal or hinderance of use of the license granted under the Research IP Agreement could have a material adverse effect on our ability to develop our product candidates. Furthermore, following the completion of the Phase IIb Study, we will be required to enter into agreements with alternative suppliers for the supply and licensing of alternative drug products for use in our pivotal Phase III studies in palliative care, and there can be no guarantees that such agreements will be finalized. The Company continues to evaluate its bridging program into Phase III in this regard, which bridging program will require regulatory agency approval, and there can be no guarantees that such approvals will be obtained.

Our existing license agreements impose, and we expect that future license agreements will impose on us, various development, regulatory and/or commercial diligence obligations, payment of milestones and/or royalties and other obligations. If we fail to comply with our obligations under these agreements, the licensor may have the right to terminate the license, in which event we would not be able to market products covered by the license. Our business could suffer, for example, if any current or future licenses terminate, if the licensors fail to abide by the terms of the license, if the licensed patents or other rights are found to be invalid or unenforceable, or if we are unable to enter into necessary licenses on acceptable terms.

Licensing of intellectual property is of critical importance to our business and involves complex legal, business and scientific issues. Disputes may arise between us and our licensors regarding intellectual property subject to a license agreement, including:

●	the scope of rights granted under the license agreement and other interpretation-related issues;

●	whether and the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

●	our right to sublicense patent and other rights to third parties;

●	our diligence obligations with respect to the use of the licensed technology in relation to our development and commercialization of our product candidates, and what activities satisfy those diligence obligations;

●	our obligation to pursue, or license others to pursue, development of indications we are not currently pursuing;

●	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our partners;

●	our right to transfer or assign the license; and

●	the effects of termination.

If disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates.

We may enter into additional licenses to third-party intellectual property that are necessary or useful to our business. Our current licenses and any future licenses that we may enter into may impose various royalty payment, milestone, and other obligations on us. Under some license agreements, we may not control prosecution of the licensed intellectual property, or may not have the first right to enforce the intellectual property. In those cases, we may not be able to adequately influence patent prosecution or enforcement, or prevent inadvertent lapses of coverage due to failure to pay maintenance fees. If we fail to comply with any of our obligations under a current or future license agreement, the licensor may allege that we have breached our license agreement, and may accordingly seek to terminate our license. Termination of any of our current or future licenses could result in our loss of the right to use the licensed intellectual property, which could materially adversely affect our ability to develop and commercialize a product candidate or product, if approved, as well as harm our competitive business position and our business prospects. Under some license agreements, termination may also result in the transfer of or granting in rights under certain of our intellectual property and information related to the product candidate being developed under the license, such as regulatory information.

The agreements under which we license intellectual property or technology to or from third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, results of operations and prospects. Moreover, if disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on commercially acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates.

In addition, if our licensors fail to abide by the terms of the license, if the licensors fail to prevent infringement by third parties, if the licensed patents or other rights are found to be invalid or unenforceable, or if we are unable to enter into necessary licenses on acceptable terms, our business could suffer. Moreover, our licensors may own or control intellectual property that has not been licensed to us and, as a result, we may be subject to claims, regardless of their merit, that we are infringing, misappropriating or otherwise violating the licensor’s rights.

Similarly, if we are unable to successfully obtain rights to required third-party intellectual property rights or maintain the existing intellectual property rights we have, we may have to seek alternative options, such as developing new product candidates with design-around technologies, which may require more time and investment, or abandon development of the relevant research programs or product candidates and our business, financial condition, results of operations and prospects could suffer.

We (or Southern Star Research, in conducting our clinical trials) will depend on enrollment of patients in our clinical trials for our product candidates. If we encounter difficulties enrolling patients in our clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

Identifying and qualifying patients to participate in clinical trials of our product candidates will be critical to our success. We may experience difficulties in patient enrollment in our clinical trials for a variety of reasons. The timely completion of clinical trials in accordance with their protocols depends, among other things, on our ability to enroll a sufficient number of patients who remain in the study until its conclusion. The enrollment of patients depends on many factors, including:

●	the patient eligibility criteria defined in the protocol;

●	the number of patients with the disease or condition being studied;

●	the perceived risks and benefits of the product candidate in the trial;

●	clinicians’ and patients’ perceptions as to the potential advantages of the product candidate being studied in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating or drugs that may be used off-label for these indications;

●	the size and nature of the patient population required for analysis of the trial’s primary and secondary endpoints;

●	the proximity of patients to study sites;

●	the design of the clinical trial;

●	our ability to recruit clinical trial investigators with the appropriate competencies and experience;

●	competing clinical trials for similar therapies or other new therapeutics not involving psychedelic therapies;

●	our ability to obtain and maintain patient consents;

●	disruptions to health care systems caused by the coronavirus pandemic or outbreaks of other infections;

●	the risk that patients enrolled in clinical trials will drop out of the clinical trials before completion of their treatment; and

●	other public health factors, including the coronavirus pandemic or outbreaks of other infections.

Moreover, because our product candidates represent a departure from more commonly used methods for AjD treatment, potential study participants and their doctors may be inclined to use conventional therapies, such as pure psychotherapy, rather than participate in our clinical trials.

Delays in patient enrollment may result in increased costs or may affect the timing or outcome of the planned clinical trials, which could prevent completion of these clinical trials and adversely affect our ability to advance the development of our product candidates. In addition, many of the factors that may lead to a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates.

Psyence’s insurance coverage may be inadequate or expensive.

Psyence’s business is subject to a number of risks and hazards generally, including adverse clinical trial results, accidents, labor disputes and changes in the regulatory environment. Such occurrences could result in damage to assets, personal injury or death, environmental damage, delays in operations, monetary losses and possible legal liability.

Psyence’s insurance may not cover all the potential risks associated with its operations. Psyence may also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not be available (or generally available on acceptable terms) or may not be adequate to cover any resulting liability. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large retention, or deductible, or co-insurance requirements, could have an adverse effect on our business, financial condition and results of operations.

Certain significant personnel may allocate their time to other businesses, which may cause conflicts of interest in their determination as to how much time to devote to our affairs and potentially competitive fiduciary and pecuniary interests that conflict with our interests.

Certain of Psyence’s directors and officers do not devote their full time to the affairs of Psyence and certain of Psyence’s directors and officers are also directors, officers and shareholders of other biotechnology and research and development companies or other public companies in general, and as a result they may find themselves in a position where their duty to another company conflicts with their duty to Psyence. Although Psyence has policies which address such potential conflicts and the Business Corporations Act (Ontario) has provisions governing directors in the event of such a conflict, there is no assurance that any such conflicts will be resolved in favor of Psyence. If any such conflicts are not resolved in favor of Psyence, Psyence may be adversely affected.

We have received research and development incentives from the Australian government. If we don’t qualify for future research and development incentives, we may encounter difficulties in funding research and development projects, which could harm our operating results.

We have previously received a research and development (R&D) cash rebate through the Australian Government’s Research and Development Tax Incentive program, which provides up to a 43.5% rebate on qualifying R&D expenses in Australia.

For Psyence Australia Pty Ltd.’s fiscal year ended June 30, 2023, our subsidiary, Psyence Australia Pty Ltd., received a cash refund of AUD $1,336,622. To receive this research and development cash rebate, we qualified for certain conditions under the R&D Tax Incentive legislation (Income Tax Assessment Act 1997 (Cth), Division 355) in Australia including, but not limited to, having a company incorporated under Australian law, all R&D activities being conducted solely within Australia; the Company’s aggregated group turnover not being equal to, or more than, AU$20M for relevant period; all R&D activities are conducted by, or will be conducted for, the Company; and all CRO expenditures have been physically undertaken in Australia.

Entitlement to tax benefits under the Research and Development Tax Incentive for eligible R&D purposes is based on an annual application to the Australian Government. We believe that we continue to be eligible for the tax benefits. If these tax benefits are reduced, cancelled, or discontinued, or if we fail to meet certain conditions, we may encounter difficulties funding further R&D projects, which could harm our operating results.

Risks Related to Regulatory Matters

If we fail to comply with healthcare regulations, we could face substantial enforcement actions, including civil and criminal penalties and our business, operations and financial condition could be adversely affected.

The research and development, studying, manufacturing, packaging, labeling, advertising and distribution of Psyence’s planned product candidates are subject to regulation by one or more governmental authorities, and various agencies of the federal, provincial, state and localities in which Psyence intends to commercialize its products. These governmental authorities may attempt to regulate any of its products that fall within their jurisdiction. Such governmental authorities may not accept the evidence of safety for any ingredients that Psyence may want to market, may determine that a particular product or product ingredient presents an unacceptable health risk and may determine that a particular statement of nutritional support that Psyence wants to use is an unacceptable claim. Such a determination would prevent Psyence from marketing particular products or using certain statements of nutritional support on its products. Psyence also may be unable to disseminate third-party literature that supports its products if the third-party literature fails to satisfy certain requirements. In addition, governmental authorities could require Psyence to remove a particular product from the market. Any recall or removal would result in additional costs to Psyence, including lost revenues from any products that it is required to remove from the market, any of which could be material. Any such product recalls or removals could lead to liability, substantial costs and reduced growth prospects, all of which could be material.

Our prospective products will be subject to the various federal and state laws and regulations relating to health and safety and failure to comply with, or changes in, these laws or regulations could have an adverse impact on our business.

We are in the process of developing an investigational new drug for which we intend to pursue FDA approval via the New Drug Application (“NDA”) process.

In connection with our development and future commercialization (if applicable) of the above- described prospective products, we and each contemplated product candidate are subject to the Federal Food Drug and Cosmetic Act (FDCA). The FDCA is intended to assure the consumer, in part, that drugs and devices are safe and effective for their intended uses and that all labeling and packaging is truthful, informative, and not deceptive. The FDCA and FDA regulations define the term “drug,” in part, by reference to its intended use, as “articles intended for use in the diagnosis, cure, mitigation, treatment, or prevention of disease” and “articles (other than food) intended to affect the structure or any function of the body of man or other animals.” Therefore, almost any ingested or topical or injectable product that, through its label or labeling (including internet websites, promotional pamphlets, and other marketing material), that is claimed to be beneficial for such uses will be regulated by FDA as a drug. The definition also includes components of drugs, such as active pharmaceutical ingredients. Drugs must generally either receive premarket approval by FDA through the NDA process or conform to a “monograph” for a particular drug category, as established by FDA’s Over-the-Counter (OTC) Drug Review. If the FDA does not award premarket approval for our product candidates through the NDA process, this could have a material adverse effect on our business, financial condition and results of operations.

The FDA will accept data from studies performed in other countries, as long as the study complies with GCP and ICH guidelines. FDA will review the Phase IIb protocol prior to the start of the study to provide advice on what and how aspects of the trial will be captured. Advice from a pre-IND meeting with the FDA was received in July 2023, which informed the Phase IIb Study design and may also inform the phase III program we plan to do.

Clinical trials are expensive, time-consuming, uncertain and susceptible to change, delay or termination. The results of clinical trials are open to differing interpretations.

Clinical testing is expensive, time consuming, and uncertain as to outcome and may be more costly than anticipated due various factors including, but not limited to, regulatory environment, legal compliance, supply and demand of services and inflationary costs. We cannot guarantee that any clinical trials will be conducted as planned or completed on schedule, or at all. Failures in connection with one or more clinical trials can occur at any stage of testing.

Regulatory agencies may analyze or interpret the results of clinical trials differently than Psyence. Even if the results of the clinical trials are favorable, the clinical trials for the product candidates are expected to continue for several years and may take significantly longer to complete. Events that may prevent successful or timely completion of clinical development include:

●	delays in reaching a consensus with regulatory authorities on trial design and other trial related matters;

●	delays in reaching agreement on acceptable terms with prospective third party service providers assisting the CROs in the conduct of the trial;

●	actual or perceived lack of effectiveness of the product candidate during clinical trials;

●	discovery of serious or unexpected toxicities or side effects experienced by trial participants or other safety issues, such as drug interactions;

●	slower than expected rates of subject recruitment and enrollment rates in clinical trials;

●	difficulty in retaining subjects for the entire duration of applicable clinical studies (as study subjects may withdraw at any time due to adverse side effects from the therapy, insufficient efficacy, fatigue with the clinical trial process, death or for any other reason;

●	delays or inability in manufacturing or obtaining sufficient quantities of materials for use in clinical trials due to regulatory and manufacturing constraints;

●	inadequacy of or changes in manufacturing process or product candidate formulation;

●	delays in obtaining and maintaining regulatory authorizations, including “clinical holds” or delays requiring suspension or termination of a trial by a regulatory agency, such as the TGA, before or after a trial is commenced;

●	changes in applicable regulatory policies and regulation, including changes to requirements imposed on the extent, nature or timing of studies;

●	uncertainty regarding proper dosing;

●	delay or failure to supply product for use in clinical trials which conforms to regulatory specification;

●	unfavorable results from ongoing pre-clinical studies and clinical trials;

●	failure of the CRO, or other third-party contractors to comply with all contractual requirements or to perform their services in a timely or acceptable manner;

●	failure by Psyence, its employees, the CRO or its employees to comply with all applicable regulatory requirements relating to the conduct of clinical trials;

●	scheduling conflicts with participating clinicians and clinical institutions;

●	failure to design appropriate clinical trial protocols;

●	regulatory concerns with administering a psychoactive product, generally, and the potential for abuse;

●	insufficient data to support regulatory approval;

●	inability or unwillingness of medical investigators to follow our clinical protocols; or difficulty in maintaining contact with patients during or after treatment, which may result in incomplete data.

Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

Psyence may be subject to federal, state and foreign healthcare laws and regulations and implementation of or changes to such healthcare laws and regulations could adversely affect Psyence’s business and results of operations.

If Psyence successfully completes the requisite preclinical and clinical testing, makes the required regulatory submissions and obtains any corresponding authorizations or licenses (as applicable), fulfills all other applicable development-related regulatory obligations, and, eventually, obtains FDA approval to market one or more of its current or future product candidates in the United States, Psyence will be subject to certain healthcare laws and regulations. In Australia, the U.S. and certain foreign jurisdictions, there have been a number of legislative and regulatory proposals to change the healthcare system in ways that could impact Psyence’s ability to commercialize Psyence’s product candidates. If Psyence were found to be in violation of any of these laws or any other federal, state or foreign regulations, Psyence may be subject to administrative, civil and/or criminal penalties, damages, fines, individual imprisonment, exclusion from federal health care programs and the restructuring of its operations. Any of these could have a material adverse effect on its business and financial results. Since many of these laws have not been fully interpreted by the courts, there is an increased risk that Psyence may be found in violation of one or more of their provisions. Any action against Psyence for violation of these laws, even if Psyence is ultimately successful in its defense, will cause Psyence to incur significant legal expenses and divert management’s attention away from the operation of the business. In addition, in many foreign countries, particularly the countries of the European Union, the pricing of prescription drugs is subject to government control.

Serious adverse events or other safety risks could require Psyence to abandon development and preclude, delay or limit approval of its current or future product candidates, limit the scope of any approved label or market acceptance, or cause the recall or loss of marketing approval of products that are already marketed.

If any of Psyence’s current or future product candidates, prior to or after any approval for commercial sale, cause serious or unexpected side effects, or are associated with other safety risks such as misuse, abuse or diversion, a number of potentially significant negative consequences could result, including:

●	regulatory authorities may interrupt, delay or halt clinical trials;

●	regulatory authorities may deny regulatory approval of future product candidates;

●	regulatory authorities may require certain labeling statements, such as warnings or contraindications or limitations on the indications for use, and/or impose restrictions on distribution;

●	regulatory authorities may withdraw their approval, require more onerous labeling statements, or require Psyence to recall any product that is approved;

●	Psyence may be required to change the way the product is administered or conduct additional clinical trials;

●	Psyence’s relationships with its collaboration partners may suffer;

●	Psyence could be sued and held liable for harm caused to patients; or

●	Psyence’s reputation could suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of our product candidates, if approved, and could significantly harm our business, financial condition, results of operations and prospects.

Psyence may voluntarily suspend or terminate a clinical trial if at any time its believes that any of its product candidates presents an unacceptable risk to participants, if preliminary data demonstrates that the product candidate is unlikely to receive regulatory approval or unlikely to be successfully commercialized, or if sufficient funds to proceed to the next phases of clinical trials are not raised.

After obtaining the requisite regulatory authorizations to commence or advance clinical trials, Psyence may voluntarily suspend or terminate any of its clinical trials for any number of reasons, including if it believes that a product candidate’s use, or a person’s exposure to such product candidate, may cause adverse health consequences or death. In addition, regulatory agencies may at any time recommend the temporary or permanent discontinuation of a clinical trial or request that Psyence cease using investigators in the clinical trials if the agency believes that a clinical trial is not being conducted in accordance with applicable regulatory requirements, or that it presents an unacceptable safety risk to participants. If Psyence elects or is forced to suspend or terminate a clinical trial of any of its product candidates, the commercial prospects for that product will be harmed and its ability to generate product revenue from such product candidate may be delayed or eliminated. Furthermore, any of these events may result in labeling statements such as warnings or contraindications. In addition, such events or labeling could prevent Psyence or its partners from achieving or maintaining market acceptance of the affected product candidate and could substantially increase the costs of commercializing its future product candidates and impair its ability to generate revenue from the commercialization of these product candidates either by Psyence or by its collaboration partners.

The clinical trial is divided into stages and progression of each stage is dependent on governmental approval to proceed to the next stage being furnished by Psyence. Accordingly, if Psyence believes that it does not have sufficient funds to progress with the next phases of the clinical trials, or for any other reason, Psyence is entitled to exercise this discretion in accordance with applicable laws and regulatory compliance and approvals, taking patient risk and safety into account.

The success of Psyence’s product candidates and future approved products, if any, is subject to a number of constantly-evolving state and federal laws, regulations, and enforcement policies pertaining to psilocybin containing products.

Local, state, federal, and international psilocybin laws and regulations remain highly restrictive and subject to evolving interpretations, which could require Psyence to incur substantial costs associated with compliance requirements. Psyence seeks independent local legal opinions confirming the lawfulness of Psyence’s existing and proposed activities as well as its compliance with legal, regulatory and governmental developments as they pertain to and affect Psyence’s operations. In addition, violations of these laws, or allegations of such violations, could disrupt Psyence’s business and result in a material adverse effect on Psyence’s operations. In addition, it is possible that regulations may be enacted in the future that will be directly applicable to Psyence’s proposed business regarding the administration of psilocybin or psilocybin-assisted psychotherapy. Psyence cannot predict the nature of any future laws, regulations, interpretations, or applications, nor can it determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on its activities in the psychedelics industry.

There can be no assurance that Psyence’s product candidates containing psilocybin (as the active pharmaceutical ingredient) will be approved for commercialization in Australia, the U.S. or any other target jurisdiction at any time in the near or distant future. Any regulations the FDA issues relating to the sale, marketing, and/or other activities involving administration of psilocybin or psilocybin-assisted psychotherapy could have a material adverse effect on Psyence’s business, financial condition and results of operations.

We may seek fast track and breakthrough therapy designations or priority review for one or more of our product candidates, but we might not receive such designation or priority review, and even if we do, such designation or priority review may not lead to a faster development or regulatory review or approval process, and does not assure FDA approval of our product candidates. Even if a product qualifies for such designation or priority review, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

We may seek fast track, breakthrough therapy, and/or regenerative medicine advanced therapy designations or priority review for one or more of our product candidates.

The FDA may issue a fast track designation to a product candidate if it is intended, whether alone or in combination with one or more other products, for the treatment of a serious or life-threatening disease or condition, and it demonstrates the potential to address unmet medical needs for such a disease or condition. Fast track designation applies to the combination of the product and the specific indication for which it is being studied. The sponsor of a new biologic may request that the FDA designate the biologic as a fast track product at any time during the clinical development of the product. For fast track products, sponsors may have greater interactions with the FDA during product development. A fast track product may also be eligible for rolling review, where the FDA may consider for review sections of the BLA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the BLA, the FDA agrees to accept sections of the BLA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the BLA. However, the FDA’s goal for reviewing a BLA fast track application under the Prescription Drug User Fee Act (“PDUFA”) does not begin until the last section of the application is submitted. Fast track designation may be withdrawn by the FDA if the FDA believes that the designation is no longer supported by data emerging in the clinical trial process.

A breakthrough therapy is defined as a product candidate that is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the product candidate may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. For product candidates that have been designated as breakthrough therapies, interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in ineffective control regimens. Product candidates designated as breakthrough therapies by the FDA are also eligible for priority review if supported by clinical data at the time of the submission of the BLA.

Fast track designation, priority review, and breakthrough therapy designation are within the discretion of the FDA. Accordingly, even if we believe that one of our product candidates meets the criteria for any such designation, the FDA may disagree and instead determine not to make such designation. In any event, the receipt of such designation may expedite the development or approval process, but do not change the standards for approval. Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

We may seek approval of our product candidates, where applicable, under the FDA’s accelerated approval pathway. This pathway may not lead to a faster development, regulatory review or approval process and does not increase the likelihood that our product candidates will receive marketing approval.

A product may be eligible for accelerated approval if it is designed to treat a serious or life-threatening disease or condition and generally provides a meaningful advantage over available therapies upon a determination that the product candidate has an effect on a surrogate endpoint or intermediate clinical endpoint that is reasonably likely to predict clinical benefit or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, (“IMM”) that is reasonably likely to predict an effect on IMM or other clinical benefit. The FDA considers a clinical benefit to be a positive therapeutic effect that is clinically meaningful in the context of a given disease, such as IMM. For the purposes of accelerated approval, a surrogate endpoint is a marker, such as a laboratory measurement, radiographic image, physical sign or other measure that is thought to predict clinical benefit, but is not itself a measure of clinical benefit. An intermediate clinical endpoint is a clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit. The accelerated approval pathway may be used in cases in which the advantage of a new drug over available therapy may not be a direct therapeutic advantage, but is a clinically important improvement from a patient and public health perspective. If granted, accelerated approval is usually contingent on the sponsor’s agreement to conduct, in a diligent manner, additional post-approval confirmatory studies to verify and describe the drug’s clinical benefit. Under the Food and Drug Omnibus Reform Act of 2022 (“FDORA”), the FDA is permitted to require, as appropriate, that a post-approval confirmatory study or studies be underway prior to approval or within a specified time period after the date of accelerated approval was granted. FDORA also requires sponsors to send updates to the FDA every 180 days on the status of such studies, including progress toward enrollment targets, and the FDA must promptly post this information publicly. FDORA also gives the FDA increased authority to withdraw approval of a drug or biologic granted accelerated approval on an expedited basis if the sponsor fails to conduct such studies in a timely manner, send the necessary updates to the FDA, or if such post-approval studies fail to verify the drug’s predicted clinical benefit. Under FDORA, the FDA is empowered to take action, such as issuing fines, against companies that fail to conduct with due diligence any post-approval confirmatory study or submit timely reports to the agency on their progress. In addition, the FDA currently requires, unless otherwise informed by the agency, pre-approval of promotional materials for products receiving accelerated approval, which could adversely impact the timing of the commercial launch of the product. Thus, even if we seek to utilize the accelerated approval pathway, we may not be able to obtain accelerated approval and, even if we do, we may not experience a faster development, regulatory review or approval process for that product. There can be no assurance that the FDA would allow any of the product candidates we may develop to proceed on an accelerated approval pathway, and even if the FDA did allow such pathway, there can be no assurance that such submission or application will be accepted or that any expedited development, review or approval will be granted on a timely basis, or at all. Moreover, even if we received accelerated approval, any post-approval studies required to confirm and verify clinical benefit may not show such benefit, which could lead to withdrawal of any approvals we have obtained. Receiving accelerated approval does not assure that the product’s accelerated approval will eventually be converted to a traditional approval.

Risks Relating to the Psychedelic Therapy Market and Biotechnology Industry

The psychedelic therapy industry and market are relatively new, and this industry and market may not continue to exist or grow as anticipated.

Psyence operates its business in a relatively new industry and market. In addition to being subject to general business risks, Psyence must continue to build brand awareness in this industry and market through significant investments in its strategy, operational capacity, quality assurance and compliance with regulations. In addition, there is no assurance that the industry and market will continue to exist and grow as currently estimated or anticipated or function and evolve in a manner consistent with management’s expectations and assumptions. Any event or circumstance that adversely affects the psychedelic therapy industry and market could have a material adverse effect on Psyence’s business, financial conditions and results of operations.

Psilocybin is considered scientifically to be the safest of the psychedelics and/or drugs of abuse potential. In fact, psilocybin has been described as being anti-addictive and has been studied for the use in substance addictive disorders, such as alcohol use disorder, smoking cessation and opioid addiction. Notwithstanding the foregoing, the psychedelic therapy market will face specific marketing challenges given the products’ status as a controlled substance, which has resulted in past and current public perception that the products have negative health and lifestyle effects and have the potential to cause physical and social harm due to psychoactive and potentially addictive effects. Any marketing efforts by Psyence would need to overcome this perception to build consumer confidence, brand recognition and goodwill.

Negative public opinion and perception of the psychedelic industry could adversely impact Psyence’s ability to operate and Psyence’s growth strategy.

Consumer perception of Psyence’s products may be significantly influenced by scientific research or findings, regulatory investigations, litigation, media attention and other publicity regarding the consumption of naturally derived, medicinal-grade psilocybin mushroom products. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention or other research findings or publicity will be favorable to the naturally derived medicinal-grade psilocybin mushroom market or any particular product, or consistent with earlier publicity. Future research reports, findings, regulatory proceedings, litigation, media attention or other publicity that are perceived as less favorable than, or that question, earlier research reports, findings or publicity could have a material adverse effect on the demand for Psyence’s envisaged products and Psyence’s business, results of operations, financial condition and cash flows. Psyence’s dependence upon consumer perception means that adverse scientific research reports, findings, regulatory proceedings, litigation, media attention or other publicity, whether or not accurate or with merit, could have a material adverse effect on Psyence, the demand for Psyence’s products, and Psyence’s business, results of operations, financial condition and cash flows. Further, adverse publicity reports or other media attention regarding the safety, efficacy and quality of naturally derived medicinal-grade psilocybin mushroom in general, or Psyence’s products specifically, or associating the consumption of naturally derived medicinal-grade psilocybin mushroom’s negative effects or events, could have such a material adverse effect. Such adverse publicity reports or other media attention could arise even if the adverse effects associated with such products resulted from consumers’ failure to consume such products appropriately or as directed.

The expansion of the use of psychedelics in the medical industry may require new clinical research into effective medical therapies.

Research in the UK, Canada, Australia and internationally regarding the medical benefits, viability, safety, efficacy, addictiveness, dosing and social acceptance of psychedelic and psychoactive products remains in early stages. There have been relatively few clinical trials on the benefits of such products. Although Psyence believes that the articles, reports and studies support its beliefs regarding the medical benefits, viability, safety, efficacy, dosing and social acceptance of psychedelic and psychoactive products, future research and clinical trials may prove such statements to be incorrect, or could raise concerns regarding, and perceptions relating to, psychedelic and psychoactive products. Future research studies and clinical trials may draw opposing conclusions to those stated in this prospectus or reach negative conclusions regarding the medical benefits, viability, safety, efficacy, dosing, social acceptance or other facts and perceptions related to psychedelic and psychoactive products, which could have a material adverse effect on the demand for Psyence’s product candidate and psychedelic therapies and a material adverse effect on Psyence’s business, financial condition and results of operations.

The psychedelic therapy industry is difficult to quantify and investors will be reliant on their own estimates of the accuracy of market data.

Because the psychedelic therapy industry is in a nascent stage with uncertain boundaries, there is a lack of information about comparable companies available for potential investors to analyze in deciding whether to invest in Psyence and, few, if any, established companies whose business model Psyence can follow or upon whose success Psyence can build. Accordingly, investors will have to rely on their own estimates in deciding whether to invest in Psyence. There can be no assurance that Psyence’s estimates are accurate or that the market size is sufficiently large for its business to grow as projected, which may negatively impact its financial results.

Risks Related to Intellectual Property

Psyence may not be able to adequately protect or enforce its intellectual property rights, which could harm its competitive position.

Psyence relies upon a combination of patent, copyright, trademark and trade secret laws, as well as nondisclosure agreements, know-how of the scientific team, and other methods, to protect its proprietary technologies and processes. The strengths of patents in the pharmaceutical field involve complex legal and scientific questions and can be uncertain. Where appropriate, Psyence will seek patent protection for certain aspects of its products and technology. Filing, prosecuting and defending patents in a wide range of countries can be prohibitively expensive. If Psyence fails to adequately protect its intellectual property, it may face competition from companies who attempt to create a generic product to compete with its future product candidates. Psyence may also face competition from companies who develop a substantially similar product to its future product candidates that are not covered by any patents.

While Psyence will apply for a number of patents upon the discovery or creation of something novel, there can be no assurances that any patents will be issued. Specifically, naturally occurring substances arising from botanical sources, e.g Psilocybin, cannot be patented. As such, we will be required to rely on other processes such as extraction, purification, or formulation in order to establish patents and such processes are not guaranteed to receive issued patents. Even if patents are issued, the claims allowed may not be sufficiently broad to protect all of Psyence’s intellectual property. In addition, any future patents issued to Psyence may be challenged, invalidated or circumvented. As such, any rights granted under these patents may not provide Psyence with meaningful protection. If Psyence’s patents do not adequately protect its intellectual property, competitors may be able to offer products similar to Psyence’s products.

Psyence will be further dependent, to an extent, on Filament’s wholly-owned subsidiary, Psilo Scientific LTD. (“Psilo”), to maintain and defend the intellectual property currently being licensed to Psyence under the Research IP Agreement, and which is relevant for use in Psyence’s Phase IIb Study. Any failure on the part of Psilo or Filament, as applicable, to adequately maintain or defend its intellectual property will have a direct effect on the viability of Psyence’s Australian palliative care clinical trial initiatives.

Psyence’s strategy is to patent technologies with commercial potential in jurisdictions with significant commercial opportunities. However, patent protection may not be available for some of the products or technologies Psyence is developing, such as in the areas of methods of treatment (which are not patentable in most jurisdictions).

The patent positions of pharmaceutical products are complex and uncertain. The scope and extent of patent protection for future product candidates are particularly uncertain. Protection of Psyence’s future product candidates will be sought in respect of, among other things, composition-of-matter for specific formulations, methods of use, and delivery mechanisms, bearing in mind that patent protection is not available for naturally derived psilocybin alone. If any of Psyence’s products are approved and marketed for an indication for which it does not have an issued or licensed patent, Psyence’s ability to use a patent to prevent a competitor from commercializing a non-branded version of its commercial products for that non- patented indication could be significantly impaired or even eliminated.

Many companies have encountered significant problems in protecting, defending and enforcing intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property rights, particularly those relating to pharmaceuticals, which could make it difficult for Psyence to stop the infringement of patents or marketing of competing products in violation of its proprietary rights generally. Proceedings to enforce patent rights in foreign jurisdictions may not be successful, could result in substantial cost and divert Psyence’s efforts and attention from other aspects of its business.

If third parties claim that intellectual property owned or used by Psyence infringes upon their intellectual property, Psyence’s operating profits could be adversely affected.

There is a substantial amount of litigation, both within and outside the U.S., involving patent and other intellectual property rights in the pharmaceutical industry. Psyence may, from time to time, be notified of claims that Psyence is infringing upon patents, trademarks, copyrights or other intellectual property rights owned by third parties, and Psyence cannot provide assurances that other companies will not, in the future, pursue such infringement claims against it, its commercial partners or any third-party proprietary technologies it has licensed. If Psyence were found to infringe upon a patent or other intellectual property right, or if Psyence failed to obtain or renew a license under a patent or other intellectual property right from a third party, or if a third party that Psyence were licensing technologies from was found to infringe upon a patent or other intellectual property rights of another third party, Psyence may be required to pay damages, suspend the manufacture of certain products or reengineer or rebrand its products, if feasible, or it may be unable to enter certain new product markets. Any such claims could also be expensive and time-consuming to defend and divert management’s attention and resources. Psyence’s competitive position could suffer as a result. In addition, if Psyence has declined or failed to enter into a valid non-disclosure or assignment agreement for any reason, Psyence may not own the intellectual property, and its products may not be adequately protected. Thus, Psyence cannot guarantee that any of its future product candidates, or its commercialization thereof, does not and will not infringe any third party’s intellectual property.

We may infringe the intellectual property rights of others, which may prevent or delay our product development efforts and stop us from commercializing or increase the costs of commercializing our product candidates.

Our success will depend in part on our ability to operate without infringing the proprietary rights of third parties. We are not aware of any third-party proprietary rights that our planned products will infringe or misappropriate, but we have not conducted any freedom to operate study as we are in the earliest stages of development. We thus cannot guarantee that our product candidates, or manufacture or use of our product candidates, will not infringe third-party patents. Furthermore, a third party may claim that we are using inventions covered by the third party’s patent rights and may go to court to stop us from engaging in our normal operations and activities, including making or selling our product candidates. These lawsuits are costly and could affect our results of operations and divert the attention of managerial and scientific personnel. Some of these third parties may be better capitalized and have more resources than us. There is a risk that a court would decide that we are infringing the third party’s patents and would order us to stop the activities covered by the patents. In that event, we may not have a viable way around the patent and may need to halt commercialization of our product candidates. In addition, there is a risk that a court will order us to pay the other party damages for having violated the other party’s patents. In addition, we may be obligated to indemnify our licensors and collaborators against certain intellectual property infringement claims brought by third parties, which could require us to expend additional resources. The pharmaceutical and biotechnology industries have produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform.

If we are sued for patent infringement, we would need to demonstrate that our product candidates or methods either do not infringe the patent claims of the relevant patent or that the patent claims are invalid, and we may not be able to do this. Proving invalidity is difficult. For example, in the U.S., proving invalidity requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents. Even if we are successful in these proceedings, we may incur substantial costs and diversion of management’s time and attention in pursuing these proceedings, which could have a material adverse effect on us. If we are unable to avoid infringing the patent rights of others, we may be required to seek a license, which may not be available, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, develop or obtain non-infringing technology, fail to defend an infringement action successfully or have infringed patents declared invalid, we may incur substantial monetary damages, encounter significant delays in bringing our product candidates to market and be precluded from manufacturing or selling our product candidates.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than us or the third parties from whom we license intellectual property because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

If Psyence is not able to adequately prevent disclosure of trade secrets and other proprietary information, the value of its products could be significantly diminished.

Psyence relies, to an extent, on trade secrets to protect its proprietary licensed intellectual property, especially where it does not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. Psyence relies in part on confidentiality agreements and restraints of trade with its current and former employees, consultants, outside scientific collaborators, sponsored researchers, contract manufacturers, vendors and other advisors, as well as similar confidentiality protections benefiting its strategic partners and licensors to protect Psyence’s owned and licensed trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, Psyence cannot guarantee that it, nor its strategic and business partners, have executed these agreements with each party that may have or have had access to owned and licensed trade secrets. Any party with whom Psyence or strategic and business partners have executed such an agreement may breach that agreement and disclose proprietary information, including owned and licensed trade secrets, and adequate remedies for such breaches may not be available.

Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the U.S. are less willing or unwilling to protect trade secrets. If any of Psyence’s owned or licensed trade secrets were to be lawfully obtained or independently developed by a competitor, Psyence would have no right to prevent them, or those to whom they disclose such trade secrets, from using that technology or information to compete with it. If any of Psyence’s owned and licensed trade secrets were to be disclosed to or independently developed by a competitor or other third-party, Psyence’s competitive position would be harmed.

Risks Related to Ownership of Our Securities

The securities being offered in this prospectus represent a substantial percentage of the number of our outstanding Common Shares, and the sales of such shares, or the perception that these sales could occur, could cause the market price of our Common Shares to decline significantly could impair our ability to raise capital through the sale of additional equity securities.

This prospectus relates to the offer and sale from time to time by the Selling Securityholder named in this prospectus, or its permitted transferees, from time to time. The sale of Common Shares by the Selling Securityholder, or the perception that these sales could occur, could depress the market price of our Common Shares could impair our ability to raise capital through the sale of additional equity securities. The Selling Securityholder may still have an incentive to sell our Common Shares because it may still experience a positive rate of return on the securities it purchased, or was issued, due to the differences in the purchase prices it paid for our Common Shares and the public trading price of our Common Shares. While the Selling Securityholder may, on average, experience a positive rate of return based on the current market price of the Common Shares it purchased, public securityholders may not experience a similar rate of return on the Common Shares they purchased if there is such a decline in price and due to differences in the purchase prices and the current market price.

Future sales of our securities by existing holders could cause our stock price to decline.

If we or our existing holders sell, or indicate an intent to sell, substantial amounts of our Common Shares or securities convertible into our Common Shares in the public market, or if the public perceives that such sales could occur, this could have an adverse impact on the market price of our Common Shares, even if there is no relationship between such sales and the performance of our business. We also intend to register all Common Shares that we may issue under our Incentive Plan. Once we register these shares, they can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates.

If we fail to meet applicable continued listing requirements, Nasdaq may delist our Common Shares from trading, in which case the liquidity and market price of our Common Shares could decline.

We cannot assure you that we will be able to meet the continued listing standards of Nasdaq in the future. On March 11, 2024, we received two letters from the Nasdaq staff, one notifying the Company that for the last 30 consecutive business days, the Company’s Market Value of Listed Securities was below the minimum of $50 million required for continued listing on the Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(b)(2)(A), and the other notifying the Company that for the last 30 consecutive business days, the Company’s Market Value of Publicly Held Shares was below the minimum of $15 million required for continued listing on the Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(b)(2)(C). Additionally, on June 27, 2024, we received a notification letter from the Nasdaq staff notifying the Company that the Company’s closing bid price per share was below $1.00 for a period of 30 consecutive business days and that the Company did not meet the minimum bid price requirement set forth in Nasdaq Listing Rule 5450(a)(1). On November 20, 2024, we announced the favorable outcome of the Nasdaq Listing Qualifications Hearing that was held on October 31st, 2024. The Nasdaq Hearings Panel granted the Company an extension until December 31st, 2024, to demonstrate compliance with all Nasdaq continued listing rules. During the Company’s Nasdaq Listing Qualifications Hearing, we presented a comprehensive plan to regain and maintain compliance with Nasdaq’s continued listing requirements, including 5550(a)(2), the $1 minimum bid price requirement, 5550(a)(5), the $1.0 million minimum market value of publicly held shares requirement, and 5550(b)(1), the $2.5 million minimum stockholders’ equity requirement.

As part of its plan, we requested to be transferred from The Nasdaq Global Market to The Nasdaq Capital Market pursuant to a panel exception, effective November 15th, 2024. Furthermore, as previously announced, we obtained shareholder approval during the Annual Meeting held on November 12th, 2024, to effect a 75-for-1 share consolidation, which became effective on November 26, 2024, and we obtained stockholder approval during a Special Meeting held on April 16, 2025, to effect a 7.97-for-1 share consolidation, which became effective on May 5, 2025, in each case to satisfy Nasdaq’s $1 minimum bid price requirement.

On April 16, 2025, the Company received a notification letter from the Listings Qualifications Department (the “Staff”) of the Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company was not in compliance with the $1.00 Minimum Bid Price Rule. The Staff’s determination was based on the closing bid price of the Company’s common shares being below $1.00 for 30 consecutive business days from March 5, 2025 through April 15, 2025. On June 17, 2025, the Company announced it had received formal notification from the Nasdaq Hearings Panel confirming that the Company has regained compliance with all applicable Nasdaq continued listing requirements, following a successful compliance hearing held on May 29, 2025.

If we fail to comply with the applicable listing standards and Nasdaq delists our Common Shares, we and our shareholders could face significant material adverse consequences, including:

●	a limited availability of market quotations for our Common Shares;

●	reduced liquidity for our Common Shares;

●	a determination that our Common Shares are “penny stock”, which would require brokers trading in our Common Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Common Shares;

●	a limited amount of news about us and analyst coverage of us; and

●	a decreased ability for us to issue additional equity securities or obtain additional equity or debt financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our Common Shares and Public Warrants are listed on Nasdaq, such securities are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if we were no longer listed on Nasdaq, our securities would not be covered securities and we would be subject to regulations in each state in which we offer our securities.

The market price and trading volume of the Common Shares may be volatile and could decline significantly.

The stock markets, including Nasdaq, on which the Company lists its securities, have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for the Common Shares, the market prices of the Common Shares may be volatile and could decline significantly. In addition, the trading volumes in the Common Shares may fluctuate and cause significant price variations to occur. There can be no assurance that the market prices of the Common Shares will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

●	the realization of any of the risk factors presented in this prospectus;

●	actual or anticipated differences in our estimates, or in the estimates of analysts, for the Company’s revenues, results of operations, cash flows, liquidity or financial condition;

●	announcements by the Company or its competitors of significant business developments;

●	changes in customers;

●	acquisitions or expansion plans;

●	the Company’s involvement in litigation;

●	sale of Common Shares or other securities in the future;

●	market conditions in the Company’s industry;

●	changes in key personnel;

●	the trading volume of Common Shares;

●	actual, potential or perceived control, accounting or reporting problems;

●	changes in accounting principles, policies and guidelines;

●	other events or factors, including but not limited to those resulting from infectious diseases, health epidemics and pandemics (including but not limited to the COVID-19 pandemic), natural disasters, war, acts of terrorism or responses to these events; and

●	general economic and market conditions.

In addition, the stock markets have experienced extreme price and volume fluctuations. Broad market and industry factors may materially harm the market price of the Common Shares, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. If the Company were involved in any similar litigation it could incur substantial costs and our management’s attention and resources could be diverted.

Our Warrants are exercisable for Common Shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.

An aggregate of 281,950 Common Shares are issuable upon exercise of warrants, including 19,808 Common Shares issuable upon exercise of Public Warrants, 954 Common shares issuable upon exercise of Private Warrants, 837 Common shares issuable upon exercise of Addendum Private Warrants, 125,471 Common Shares issuable upon exercise of Series A Warrants, 125,471 Common Shares issuable upon exercise of Series B Warrants, and 9,409 Common Shares Issuable upon exercise of the Placement Agent Warrants. These Public Warrants and Private Warrants are currently exercisable at an exercise price of $6,874.13 per share, the Addendum Private Warrants $298.88 per share, the Series A Warrants and Series B Warrants at $15.94 per Common Share, and the Placement Agent Warrants at $19.93 per Common Share and each contain 4.99% beneficial ownership limitations that may be waived at the option of each holder upon 61 days’ notice to the Company, but in no event may such beneficial ownership limitation exceed 19.99% of the number of outstanding Common Shares. To the extent such warrants are exercised, 281,950 additional Common Shares will be issued, representing approximately 49.6% of our current outstanding Common Shares and could result in dilution to the holders of Common Shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such Warrants may be exercised could adversely affect the market price of Common Shares. Notwithstanding the foregoing, because the Nasdaq official closing price of our Common Shares was $4.92 on June 18, 2025, the Private Warrants and Public Warrants are currently “out-of-the-money” and it is unlikely that any of the Warrants will be exercised by holders anytime in the near future.

If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about the Company, its share price and trading volume could decline significantly.

The trading market for Common Shares depends, in part, on the research and reports that securities or industry analysts publish about the Company or its business. The Company may be unable to sustain coverage by well-regarded securities and industry analysts. If either none or only a limited number of securities or industry analysts maintain coverage of the Company, or if these securities or industry analysts are not widely respected within the general investment community, the demand for Common Shares could decrease, which might cause its share price and trading volume to decline significantly. In the event that the Company obtains securities or industry analyst coverage or, if one or more of the analysts who cover the Company downgrade their assessment of the Company or publish inaccurate or unfavorable research about the Company’s business, the market price and liquidity for Common Shares could be negatively impacted.

The requirements of being a public company may strain the Company’s resources, divert the Company management’s attention and affect the Company’s ability to attract and retain qualified board members.

The Company has incurred and will continue to incur additional legal, accounting and other expenses since becoming a public company. The Company is subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the Nasdaq listing requirements and other applicable securities rules and regulations. These expenses may increase even more if the Company no longer qualifies as an “emerging growth company,” as defined in Section 2(a) of the Securities Act. The Exchange Act requires that we file annual and other material reports with respect to our businesses, financial condition, and results of operations. In addition, we must establish the corporate infrastructure necessary for operating a public company, which may divert our management’s attention from implementing our growth strategy, which could delay or slow the implementation of our business strategies, and in turn negatively impact our financial condition and results of operations.

Changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. The Company expects these laws and regulations to increase its legal and financial compliance costs and to render some activities more time-consuming and costly, although the Company is currently unable to estimate these costs with any degree of certainty.

The Company’s management team has limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. The Company’s management team may not successfully or efficiently manage the transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and regulations and the continuous scrutiny of securities analysts and investors. The need to establish the corporate infrastructure demanded of a public company may divert the management’s attention from implementing its growth strategy, which could prevent the Company from improving its business, financial condition and results of operations. Furthermore, the Company expects these rules and regulations to make it more difficult and more expensive for the Company to maintain director and officer liability insurance, and consequently the Company may be required to incur substantial costs to obtain such coverage. These additional obligations could have a material adverse effect on its business, financial condition, results of operations and prospects. These factors could also make it more difficult for the Company to attract and retain qualified members of its Board, particularly to serve on the Company’s audit committee, compensation committee and nominating and corporate governance committee, and qualified executive officers.

As a result of disclosure of information in this prospectus and in filings required of a public company, the Company’s business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, the Company’s business and operating results could be adversely affected, and, even if the claims do not result in litigation or are resolved in the Company’s favor, these claims, and the time and resources necessary to resolve them, could have an adverse effect on its business, financial condition, results of operations and prospects.

The Company is an “emerging growth company,” and it cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make the Company’s Common Shares less attractive to investors, which could have a material and adverse effect on the Company, including its growth prospects.

The Company is an “emerging growth company” as defined in the JOBS Act. The Company will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act, (b) in which the Company has total annual gross revenue of at least $1.235 billion or (c) in which the Company is deemed to be a large accelerated filer, which means the market value of Common Shares held by non-affiliates exceeds $700 million as of the last business day of the Company’s prior second fiscal quarter, and (ii) the date on which the Company issued more than $1.0 billion in non-convertible debt during the prior three-year period. The Company intends to take advantage of exemptions from various reporting requirements that are applicable to most other non “emerging growth companies” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that the Company’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Furthermore, even after the Company no longer qualifies as an “emerging growth company,” as long as the Company continues to qualify as a foreign private issuer under the Exchange Act, the Company will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, but not limited to, (i) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q and current reports on Form 8-K with the SEC; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD As a result, the Company shareholders may not have access to certain information they deem important. The Company cannot predict if investors will find Common Shares less attractive because it relies on these exemptions. If some investors do find Common Shares less attractive as a result, there may be a less active trading market and share price for Common Shares may be more volatile.

The Company qualifies as a foreign private issuer within the meaning of the rules under the Exchange Act, and as such the Company is exempt from certain provisions applicable to United States domestic public companies.

Because the Company qualifies as a foreign private issuer under the Exchange Act, the Company is exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including, but not limited to: (i) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q and current reports on Form 8-K with the SEC; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

The Company is required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information the Company is required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, if you continue to hold Common Shares, you may receive less or different information about the Company than you would receive about a U.S. domestic public company.

The Company may lose its foreign private issuer status which would then require it to comply with the domestic reporting regime of the Exchange Act and cause us to incur significant additional legal, accounting and other expenses.

As discussed above, the Company is a foreign private issuer and therefore is not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and may take advantage of certain exemptions to Nasdaq’s corporate governance rules. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to the Company on September 30, 2025. In the future, the Company would lose its foreign private issuer status if (1) more than 50% of its outstanding voting securities are owned by U.S. residents and (2) a majority of its directors or executive officers are U.S. citizens or residents, or it fails to meet additional requirements necessary to avoid loss of foreign private issuer status. If the Company loses its foreign private issuer status, it will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. The Company would also have to mandatorily comply with U.S. federal proxy requirements, and its officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, it would lose its ability to rely upon exemptions from certain corporate governance requirements under the listing rules of Nasdaq. As a U.S. listed public company that is not a foreign private issuer, the Company could incur significant additional legal, accounting and other expenses that it will not incur as a foreign private issuer.

Psyence currently reports financial results under IFRS® Accounting Standards as issued by the International Accounting Standards Board, which differs in certain significant respects from U.S. GAAP.

Psyence currently reports financial results under IFRS. There are and there may in the future be certain significant material differences between IFRS and U.S. GAAP. As a result, financial information and reported earnings of Psyence for historical or future periods could be significantly different if they were prepared in accordance with U.S. GAAP. In addition, the Company does not intend to provide a reconciliation between IFRS and U.S. GAAP unless it is required under applicable law. As a result, you may not be able to meaningfully compare our financial statements under IFRS with those of companies that prepare financial statements under U.S. GAAP.

If we are classified as a passive foreign investment company, United States taxpayers who own our Common Shares may have adverse United States federal income tax consequences.

A non-U.S. corporation such as ours will be classified as a passive foreign investment company, which is known as a PFIC, for any taxable year if, for such year, either

●	At least 75% of our gross income for the year is passive income; or

●	The average percentage of our assets (determined at the end of each quarter) during the taxable year which produces passive income or which are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents, royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our Common Shares, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

Depending on the amount of our cash and other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent year, more than 50% of our assets may be assets which produce passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we treat our consolidated affiliated entities as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their operating results in our consolidated financial statements. For purposes of the PFIC analysis, in general, a non-U.S. corporation is deemed to own its pro rata share of the gross income and assets of any entity in which it is considered to own, directly or indirectly, at least 25% of the equity by value. Our status as a PFIC is a fact-intensive determination made on an annual basis, and no opinion of counsel has or will be provided regarding our classification as a PFIC.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers who own our Common Shares if we were determined to be a PFIC, see “Certain Material U.S. Federal Income Tax Considerations — Passive Foreign Investment Company.”

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because the Company is incorporated under the laws of Canada, the Company conducts substantially all of its operations and a majority of its directors and executive officers reside outside of the United States.

The Company is a corporation incorporated under the laws of Canada, and conducts a majority of its operations through its subsidiary, Biomed II, outside the United States. Substantially all of the Company’s assets are located outside the United States. A majority of the Company’s officers and directors reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it could be difficult or impossible for you to bring an action against the Company or against these individuals outside of the United States in the event that you believe that your rights have been infringed upon under the applicable securities laws or otherwise and it will be difficult to effect service of process within the United States upon the Company’s officers or directors, or enforce judgments obtained in United States courts against the Company’s officers or directors. Even if you are successful in bringing an action of this kind, the laws of Ontario could render you unable to enforce a judgment against the Company’s assets or the assets of the Company’s directors and officers.

The Articles of Incorporation and certain Canadian legislation contain provisions that may have the effect of delaying or preventing a change in control.

Certain provisions of the Articles of Incorporation, together or separately, could discourage potential acquisition proposals, delay or prevent a change in control and limit the price that certain investors may be willing to pay for our Common Shares. For instance, our Articles of Incorporation contain provisions that establish certain advance notice procedures for nomination of candidates for election as directors at shareholders’ meetings.

In addition, a non-Canadian must file an application for review with the Minister responsible for the Investment Canada Act and obtain approval of the Minister prior to acquiring control of a “Canadian Business” within the meaning of the Investment Canada Act, where prescribed financial thresholds are exceeded. Finally, limitations on the ability to acquire and hold our Common Shares may be imposed by the Competition Act (Canada). The Competition Act (Canada) establishes a pre-merger notification regime for certain types of merger transactions that exceed certain statutory shareholding and financial thresholds. Transactions that are subject to notification cannot be closed until the required materials are filed and the applicable statutory waiting period has expired or been waived by the Commissioner. The Commissioner of Competition still retains the authority under the Competition Act (Canada) to review any acquisition or establishment, directly or indirectly, including through the acquisition of shares, of control over or of a significant interest in us, whether or not it is subject to mandatory notification. Otherwise, there are no limitations either under the laws of Canada or Ontario, or in our articles on the rights of non-Canadians to hold or vote our Common Shares. Any of these provisions may discourage a potential acquirer from proposing or completing a transaction that may have otherwise presented a premium to our shareholders. We cannot predict whether investors will find our company and our Common Shares less attractive because we are governed by foreign laws.

It is not expected that the Company will pay dividends in the foreseeable future.

It is expected that the Company will retain most, if not all, of its available funds and any future earnings to fund the development and growth of its business. In addition, the Company is a holding company and its subsidiaries are located abroad. Part of the Company’s primary internal sources of funds to meet its cash needs will be its share of the dividends, if any, paid by the Company’s subsidiaries. The distribution of dividends to the Company from the subsidiaries in certain markets where the Company operates is subject to restrictions imposed by the applicable laws and regulations in these markets. As a result, it is not expected that the Company will pay any cash dividends in the foreseeable future.

The Board has complete discretion as to whether to distribute dividends. Even if the Board decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on the future results of operations and cash flow, capital requirements and surplus, the amount of distributions, if any, received by the Company from subsidiaries, the Company’s financial condition, contractual restrictions and other factors deemed relevant by the Board. There is no guarantee that the Common Shares will appreciate in value or that the trading price of the Common Shares will not decline. Holders of the Common Shares should not rely on an investment in Common Shares as a source for any future dividend income.

USE OF PROCEEDS

All of the Common Shares offered by the Selling Securityholder pursuant to this prospectus will be sold by the Selling Securityholder for their own accounts. We may receive an aggregate of up to $10,973,107 in gross proceeds under the White Lion Purchase Agreement from sales of Common Shares registered under the registration statement of which this prospectus forms a part, that we may elect to make to White Lion pursuant to the White Lion Purchase Agreement, if any, from time to time in our sole discretion, during the Commitment Period.

The proceeds from White Lion that we receive under the White Lion Purchase Agreement, if any, are currently expected to be used for general corporate purposes, including working capital and strategic investments. Accordingly, we retain broad discretion over the use of the net proceeds from the sale of our Common Shares under the White Lion Purchase Agreement. The precise amount and timing of the application of such proceeds will depend upon our liquidity needs and the availability and cost of other capital over which we have little or no control. As of the date hereof, we cannot specify with certainty the particular uses for the net proceeds from the sales of Common Shares, if any to White Lion under the White Lion Purchase Agreement.

We will incur all costs associated with this prospectus and the registration statement of which it is a part.

All of the Common Shares offered by the Selling Securityholder pursuant to this prospectus will be sold by the Selling Securityholder for their own accounts.

SELLING SECURITYHOLDER

This prospectus relates to the resale from time to time, by the Selling Securityholder of an aggregate of up to 50,000,000 Common Shares issuable by the Company to White Lion pursuant to the White Lion Purchase Agreement. Except as otherwise disclosed in this prospectus, the Selling Securityholder has not had any material relationship with us within the past three years. The following table sets forth the names of the Selling Securityholder, the number of Common Shares and Warrants beneficially owned by the Selling Securityholder as of the date of this prospectus, the number of Common Shares being offered for sale by the Selling Shareholder, the number of Common Shares beneficially owned upon completion of the offering by the Selling Securityholder and the percentage beneficial ownership upon completion of the offering. We have based percentage ownership on 1,872,051 Common Shares outstanding as of September 30, 2025, plus the number of Common Shares underlying securities the Selling Securityholder owns that are being offered for sale pursuant to this prospectus, if any. The table and the other information contained herein and under the caption “Plan of Distribution” have been prepared based upon information furnished to us by or on behalf of the Selling Securityholder.

The Selling Securityholder may from time to time offer and sell any or all of the securities set forth below pursuant to this prospectus. When we refer to the “Selling Securityholder” in this prospectus, we mean the person listed in the tables below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Securityholder’s interest in our securities after the date of this prospectus.

The table below presents information regarding the Selling Securityholder and the Common Shares that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Securityholder, and reflects holdings as of September 30, 2025. The number of shares in the column “Maximum Number of Common Shares to be Offered Pursuant to this Prospectus” represents all of the Common Shares that the Selling Securityholder may offer under this prospectus. The Selling Securityholder may sell some, all or none of its shares in this offering. We do not know how long the Selling Securityholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Securityholder regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes Common Shares with respect to which the Selling Securityholder has voting and investment power. The percentage of Common Shares beneficially owned by the Selling Securityholder prior to the offering shown in the table below is based on an aggregate of 1,872,051 Common Shares outstanding on September 26, 2025. The fourth column assumes the sale of all of the shares offered by the Selling Securityholder pursuant to this prospectus.

	Number of Shares of Common Shares Owned Prior to Offering			Maximum Number of Common Shares to be Offered Pursuant to	Number of Shares of Common Shares Owned After Offering
Name of Selling Securityholder	Number		Percent(2)	this Prospectus	Number(3)	Percent(2)
White Lion Capital LLC(4)	—	(1)	*	50,000,000	—	—

*	Represents beneficial ownership of less than 1% of the outstanding shares of our Common Shares.

(1)	In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the Common Shares that White Lion may be required to purchase under the White Lion Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the White Lion Purchase Agreement, the satisfaction of which are entirely outside of White Lion’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the purchase of Common Shares is subject to certain agreed upon maximum amount limitations set forth in the White Lion Purchase Agreement. Also, the White Lion Purchase Agreement prohibits us from issuing and selling any Common Shares to White Lion to the extent such shares, when aggregated with all other Common Shares then beneficially owned by White Lion, would cause White Lion’s beneficial ownership of our Common Shares to exceed the 4.99% Beneficial Ownership Limitation. The White Lion Purchase Agreement also prohibits us from issuing or selling our Common Shares under the White Lion Purchase Agreement in excess of the 19.99% Exchange Cap, unless we obtain shareholder approval to do so, or unless the Exchange Cap limitation would not apply under applicable Nasdaq rules. Neither the Beneficial Ownership Limitation nor the Exchange Cap (to the extent applicable under Nasdaq rules) may be amended or waived under the White Lion Purchase Agreement.

(2)	Applicable percentage ownership is based on 1,872,051 Common Shares outstanding as of September 30, 2025.

(3)	Assumes the sale of all shares being offered pursuant to this prospectus.

(4)	The business address of White Lion is 17631 Ventura Blvd., Suite 1008, Encino, CA 91316. White Lion’s principal business is that of a private investor. Dmitriy Slobodskiy Jr., Yash Thukral, Sam Yaffa, and Nathan Yee are the managing principals of White Lion. Therefore, each of Slobodskiy Jr., Thukral, Yaffa, and Yee may be deemed to have sole voting control and investment discretion over securities beneficially owned directly by White Lion and, indirectly, by White Lion. We have been advised that White Lion is not a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer. The foregoing should not be construed in and of itself as an admission by Slobodskiy Jr., Thukral, Yaffa, and Yee as to beneficial ownership of the securities beneficially owned directly by White Lion and, indirectly, by White Lion.

PLAN OF DISTRIBUTION

The Common Shares offered by this prospectus are being offered by the Selling Securityholder. The shares may be sold or distributed from time to time by the Selling Securityholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the shares offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for our common stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

White Lion is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

White Lion has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of our Common Shares that it may acquire from us pursuant to the White Lion Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. White Lion has informed us that each such broker-dealer may receive commissions from White Lion and, if so, such commissions will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Securityholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of Common Shares sold by the Selling Securityholder may be less than or in excess of customary commissions. Neither we nor the Selling Securityholder can presently estimate the amount of compensation that any agent will receive from any purchasers of Common Shares sold by the Selling Securityholder.

We know of no existing arrangements between the Selling Securityholder or any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Common Shares offered by this prospectus. Cohen Capital Markets LLC, a division of J.V.B. Financial Group, LLC, is acting as a broker with respect to any issuance of Common Shares by the Company to White Lion and will receive a commission in connection with any such issuance.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Securityholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the Selling Securityholder, any compensation paid by such Selling Securityholder to any such brokers, dealers, underwriters or agents, and any other required information.

We also have agreed to indemnify White Lion and certain other persons against certain liabilities in connection with the offering of shares by White Lion hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. White Lion has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by White Lion specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We estimate that the total expenses for the offering will be approximately $52,182.

White Lion has represented to us that at no time prior to the date of the White Lion Purchase Agreement has White Lion, any of its affiliates or any entity managed or controlled by White Lion engaged in or effected, directly or indirectly, for its own principal account, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Common Shares that establishes a net short position with respect to our Common Shares. White Lion has agreed that, during the Commitment Term, none of White Lion, any of its affiliates nor any entity managed or controlled by White Lion will enter into or effect, directly or indirectly, any of the foregoing transactions for its own principal account or for the principal account of any other such entity.

We have advised White Lion that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes White Lion, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our Common Shares offered by this prospectus have been sold by the Selling Securityholder.

Our Common Shares are currently listed on The Nasdaq Capital Market under the symbol “PBM”.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to the business of Psyence Biomedical and its subsidiaries.

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our historical condensed consolidated audited financial statements for the years ended March 31, 2025 and March 31, 2024 and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

The numbers presented here are presented in USD.

Overview

Psyence Biomedical Ltd. (the “Company” or “PBM”), is the world’s first life science biotechnology company traded on Nasdaq (NASDAQ: PBM) that is focused on the development of botanical (nature derived, or non-synthetic) psilocybin-based psychedelic medicines. The Company is working towards developing safe and effective, nature-derived psychedelic therapeutics to treat a broad range of mental health disorders. The Company is initially focused on mental health disorders in the context of Palliative Care. The Company is currently conducting research through clinical trials to evaluate the safety and effectiveness of natural psilocybin in treating adjustment disorder in patients with a cancer diagnosis in a palliative care context.

Operating Results

Sales and marketing costs

For the year ended March 31, 2025, the Company incurred sales and marketing expenses of $483,530 (2024 – $80,603; 2023 – $7,029). The significant increase in the current year reflects the Company’s strategic focus on investor awareness and brand positioning following its listing on the NASDAQ in January 2024.

The increase was primarily driven by expanded investor relations efforts, increased participation in investor conferences and roadshows, travel to support capital markets outreach, and enhancements to the Company’s website and promotional materials. These initiatives were aimed at strengthening the Company’s visibility among institutional and retail investors and aligning its communication strategy with the expectations of a U.S.-listed public company.

Research and development

For the year ended March 31, 2025, the Company incurred research and development expenses of $342,168, compared to $954,593 for the year ended March 31, 2024 and $1,608,895 for the year ended March 31, 2023. The year-over-year decrease primarily reflects the timing of milestone activities related to the Company’s clinical trial for the treatment of adjustment disorder.

In the current year, $237,168 was incurred in relation to the clinical trial, with the remaining $105,000 relating to licensing fees. The overall decrease in R&D spending is also attributable to the transition to a new contract research organization (CRO) during the year, which resulted in a temporary slowdown in trial activity and associated costs.

The Company anticipates that R&D expenditure will increase in future periods as the new CRO advances the clinical trial toward its next development milestones.

In the prior year, R&D expenses included $785,720 related to the adjustment disorder trial, $167,306 in licensing fees, and $1,567 for general research.

General and administration costs

For the year ended March 31, 2025, the Company incurred general and administrative expenses of $1,209,847, compared to $557,904 for the year ended March 31, 2024 and $366,435 for the year ended March 31, 2023.

The significant increase in general and administrative expenses in 2025 reflects the scaling of corporate operations following the Company’s NASDAQ listing in January 2024. Key cost drivers included increased payroll and related costs, higher professional and regulatory fees, as well as expanded operational support functions required to meet the obligations of a U.S.-listed public company.

In prior years, general and administrative costs consisted primarily of bank fees, salaries and wages, and operational overhead. The Company expects general and administrative costs to remain elevated relative to historical periods as it continues to operate within a U.S. public company environment.

Professional and consulting fees

For the year ended March 31, 2025, the Company incurred professional and consulting fees of $1,623,209, compared to $1,158,484 for the year ended March 31, 2024 and $1,252,510 for the year ended March 31, 2023.

The increase in professional and consulting fees during the current year was primarily driven by higher legal costs associated with ongoing corporate, regulatory, and transactional matters following the Company’s NASDAQ listing. Consultant fees amounted to $927,109 (2024 – $848,955), reflecting continued use of external advisors for business strategy, financial reporting, and administrative support. Legal fees increased significantly to $508,638 (2024 – $105,962) due to increased regulatory compliance, corporate governance, and securities-related legal work. Accounting and audit fees totaled $187,462 (2024 – $203,567), remaining consistent with prior year levels.

The increase reflects the expanded complexity and regulatory requirements of operating as a U.S.-listed public company, and the Company expects to continue incurring elevated levels of professional fees in line with its listing status and strategic initiatives.

Other Gains and Losses

For the year ended March 31, 2025, the Company earned interest income of $95,787, compared to $2,134 and $1,554 for the years ended March 31, 2024 and 2023, respectively. The increase in interest income during the current year was primarily driven by higher cash balances resulting from equity financings completed during the period.

The Company recorded a foreign exchange loss of $7,317 in 2025, compared to a loss of $2,696 in 2024 and a gain of $26,912 in 2023. Fluctuations in foreign exchange rates during the year impacted the translation of foreign currency denominated cash and liabilities.

Research and Development Rebate

For the year ended March 31, 2024, the Company received its first R&D rebate from the Australian Tax Office (ATO), amounting to $879,344, recognized as other income. This rebate represented 43.5% of the qualifying R&D expenditure incurred in Australia during the period.

No R&D rebate was received for the year ended March 31, 2025, as clinical trial expenditure in Australia was lower compared to the prior year, resulting in reduced qualifying costs for the rebate.

Investment in Psyence Labs

During the year the Company’s investment in PsyLabs, which was valued at $745,000 based on independent third-party transactions. The investment was followed up by an additional investment of $500,000 into PsyLabs in April 2025 to further support the Company’s strategic focus on advancing its portfolio in psychedelic pharmaceutical manufacture and to benefit from PsyLabs’ growth prospects in the development of a pharmaceutical API.

Fair value movements

Convertible note

During the year ended March 31, 2025, the Company recognized a total fair value gain of $5,052,708 related to its convertible note liability, compared to a fair value loss of $5,157,397 in the prior year. The gain reflects changes in the fair value of the liability as a result of market conditions, extinguishment terms, and conversion into common shares.

As part of the extinguishment of the convertible notes, the Company entered into amendments and a termination agreement with the investor, resulting in the issuance of additional shares and warrants. The fair value of these instruments, totaling $1,695,080, was recorded as an expense in profit or loss. After accounting for this expense, the net fair value gain recognized in profit or loss was $3,357,628 for the year.

This marks the full conversion and termination of the Company’s convertible note obligations during the financial year.

Promissory Notes

During the year ended March 31, 2025, the Company fully extinguished its convertible promissory notes issued to Psyence Group Inc. and the NCAC Sponsor. These notes were originally issued in January 2024 for a combined principal of $3.2 million and classified as financial liabilities at fair value through profit or loss (FVTPL) due to variable conversion features. Both notes were converted into common shares during the year under debt-for-equity agreements, including additional shares issued under make-whole provisions.

As a result of these conversions, the Company recognized a total fair value gain of $705,565 in profit or loss—$327,668 on the PGI note and $377,897 on the NCAC note. The fair value of the notes was reduced to nil at March 31, 2025 (2024 – $2,790,492), reflecting the full settlement of these liabilities.

Liquidity and Capital Resources

Since incorporation, the Company has financed its operations through shareholder investments, a loan facility secured against its expected Australian Tax Office (ATO) R&D rebate, and the rebate itself. The Company’s primary uses of liquidity include funding scientific research, clinical studies, salaries, and professional and consulting fees.

As of March 31, 2025, the Company had a cash balance of $6,171,130 and a positive working capital position of $5,965,908, a significant improvement from the prior year’s cash balance of $762,799 and negative working capital of $10,978,027 as of March 31, 2024.

The Company’s ability to continue funding its operations and meet planned expenditures depends on various factors, including economic conditions, access to capital markets, regulatory developments, and other factors beyond its control.

The Company’s current obligations include funding commitments for its Phase IIb palliative care clinical trial. These are expected to be met using existing cash and cash equivalents; however, the Company remains subject to risks, including the potential inability to raise additional funds through equity, debt, or other financing to meet its development plans, operating requirements, and liabilities as they become due.

The Company has incurred operating losses and cash outflows since inception and, given the nature of its business, will require ongoing financing to support its research and development activities. Its ability to access capital depends on factors such as market conditions, investor sentiment, and the trading price of its securities. There can be no assurance that additional financing will be available on acceptable terms, or at all.

The Company’s primary capital needs include funding research and development, clinical trials, staffing, professional and consulting fees, and general working capital. Access to future financing remains uncertain, and may not be available on terms as favorable as those previously secured.

Research and Development

Expenditures on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, are recognized in the statements of net loss and comprehensive loss as incurred.

Development expenditures are capitalized only if development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Company intends to complete development and has sufficient resources to complete development and to use or sell the asset. Other development expenditures are expensed as incurred. Research and development expenses include all direct and indirect operating expenses supporting the products in development. The costs incurred in establishing and maintaining patents are expensed as incurred.

Critical Accounting Estimates

The preparation of financial statements in conformity with IFRS requires management to make certain estimates, judgments and assumptions concerning the future. Actual results may differ from these estimates. The Company’s management reviews these estimates, judgments, and assumptions on an ongoing basis, based on experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Revisions to estimates are adjusted prospectively in the period in which the estimates are revised. The following are deemed to be critical accounting policies as these require a high level of subjectivity and judgement and could have a material impact on the Company’s financial statements.

Fair value of Convertible Debt

Management exercised significant judgment in determining the fair value of the convertible promissory notes classified as financial liabilities measured at fair value through profit or loss (FVTPL) due to their conversion features. Fair value was assessed using valuation techniques incorporating observable and unobservable inputs, including share price volatility, risk-free interest rates, and conversion terms. Changes in these assumptions had a material impact on the profit or loss recognized during the year.

Quantitative and Qualitative Disclosures About Financial Instruments and Financial Risk Management

In the normal course of business, the Company is exposed to a variety of financial risks: credit risk, liquidity risk, foreign exchange risk and interest rate risk. These financial risks are subject to normal credit standards, financial controls, risk management, as well as monitoring. Our Board has overall responsibility for the establishment and oversight of the Company’s risk management framework.

Credit risk

Credit risk arises from cash and cash equivalents held with banks. The maximum exposure to credit risk is equal to the carrying value of the financial assets. The objective of managing counterparty credit risk is to prevent losses on financial assets. The Company minimizes the credit risk of cash and cash equivalents by depositing with only reputable financial institutions. The Company also assesses the credit quality of counterparties, taking into account their financial position, past experience and other factors.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due.

The Company manages liquidity risk through an ongoing review of future commitments and cash balances available. Historically, the Company’s main source of funding has been through investments from its parent. The Company’s access to financing is always uncertain and there can be no assurance of continued access to significant equity or debt funding on terms satisfactory to the Company, or at all.

Foreign exchange risk

Foreign currency risk is the risk that the fair values of future cash flows of a financial instrument will fluctuate because they are denominated in currencies that differ from the respective functional currency.

The Company operates internationally and is exposed to foreign exchange risk from the South African Rand, Great British Pound, Australian Dollar and United States Dollar. Foreign exchange risk arises from transactions as well as recognized financial assets and liabilities denominated in foreign currencies.

A 10% adverse change in exchange rate would have resulted in a loss of $8,861 as of March 31, 2025.

Management mitigates the risk of adverse exchange rate movements by holding funds in US dollars.

Interest rate risk

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company has no significant interest-bearing assets or liabilities and therefore its income and operating cash flows are substantially independent of changes in market interest rates.

Capital Management

The Company’s objectives when managing its capital are to safeguard its ability to continue as a going concern, to meet its capital expenditures for its continued operations, and to maintain a flexible capital structure which optimizes the cost of capital within a framework of acceptable risk. The Company manages its capital structure and adjusts it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust its capital structure, the Company may issue new shares, issue debt, or acquire or dispose of assets. The Company is not subject to externally imposed capital requirements.

Management reviews its capital management approach on an ongoing basis. The Company considers its shareholders’ equity balance as capital.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of March 31, 2025. We do not participate in transactions that create relationships with entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non- emerging growth companies. As such, our financial statements may not be comparable to companies that comply with public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of executive compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our IPO or until we are no longer an “emerging growth company,” whichever is earlier.

BUSINESS

The following terms, as used in this section shall have the following meanings:

AjD	Adjustment Disorder
PEX010	Capsule containing 25mg naturally sourced psilocybin
PAP	Psilocybin Assisted Psychotherapy
API	Active Pharmaceutical Ingredient

Corporate History and Development

The Business Combination

On January 9, 2023 Psyence Group Inc. (“PGI” or “Psyence Group”) entered into a definitive business combination agreement, as amended (the “Business Combination Agreement” or “BCA”) with Newcourt Acquisition Corp. (NASDAQ: NCAC), a special purpose acquisition company (“SPAC”). The agreement aimed to create a public company leveraging natural psilocybin for palliative care treatment. PGI is a listed Canadian company that contributed its clinical trial activities to the Company as described below.

The transaction concluded on January 25, 2024, with PBM’s listing on NASDAQ. This transaction involved PBM acquiring the SPAC through a merger, thereby making the SPAC a wholly-owned subsidiary of PBM.

Transaction Overview:

On January 25, 2024 (the “Closing Date”), the Company, a corporation organized under the laws of Ontario, Canada, completed the previously announced business combination (the “RTO Transaction”) as per the BCA (Note 5). The parties involved in the BCA included:

-	Psyence Group Inc.

-	Newcourt Acquisition Corp., a Cayman Islands exempted company (“NCAC”).

-	Newcourt SPAC Sponsor LLC, a Delaware limited liability company (“NCAC Sponsor”).

-	Psyence (Cayman) Merger Sub, a Cayman Islands exempted company and a wholly owned subsidiary of Psyence Group (“Merger Sub”).

-	Psyence Biomed Corp., a corporation organized under the laws of British Columbia, Canada (“Original Target”).

-	Psyence Biomed II Corp., a corporation organized under the laws of Ontario, Canada (“Psyence Biomed II”).

-	Psyence Australia (Pty) Ltd (“Psyence Australia”)

Key Transactions (collectively, the “Business Combination”):

Formation of Subsidiaries: Prior to the Closing Date, PGI formed three wholly owned subsidiaries: Psyence Biomed II, Psyence Australia and PBM.

Amalgamation: Prior to the Closing Date, PGI amalgamated with the Original Target. Consequently, PGI transferred shares of Psyence Australia and related business assets previously owned by the Original Target to Psyence Biomed II.

Share Exchange: PGI contributed Psyence Biomed II to PBM in a share-for-share exchange (the “Company Exchange”).

Merger: Following the Company Exchange, Psyence (Cayman) Merger Sub merged with Newcourt Acquisition Corp., with Newcourt Acquisition Corp. being the surviving entity. Each outstanding ordinary share of Newcourt Acquisition Corp. was converted into the right to receive one common share of PBM.

Warrant Conversion: Each outstanding warrant to purchase Newcourt Acquisition Corp. Class A ordinary shares was converted into warrants to acquire one common share of PBM on substantially the same terms as the original warrants.

On January 15, 2024 and January 23, 2024, the parties to the Business Combination Agreement entered into letter agreements (the “Closing Letter Agreements”) pursuant to which, among other things, the Company, PGI, Psyence Biomed II, Original Target and Merger Sub (collectively, the “Psyence Parties”) agreed, (X) on a conditional basis, to waive the closing conditions contained in the Business Combination Agreement that, at or prior to the Closing, (i) NCAC shall have no less than $20,000,000, net of liabilities, as of the Closing (the “Minimum Cash Condition”) and (ii) the PIPE Investment in the PIPE Investment Amount shall have occurred or shall be ready to occur substantially concurrently with the Closing (the “PIPE Investment Condition”) and (Y) to waive certain deliverables under Section 3.6 of the Business Combination Agreement (the “Closing Deliverables”). Upon the closing of the Business Combination (“Business Combination”), the Psyence Parties waived in full the Closing Deliverables, the Minimum Cash Condition and the PIPE Investment Condition. Although we did not satisfy the PIPE Investment Condition, we were able to close on a convertible debt PIPE financing with the Investors, in an aggregate principal amount of $3,125,000, with an original issue discount of 20%, for gross proceeds in the aggregate amount of $2,500,000 (the “PIPE Financing”). While the First Tranche Notes issued by us to the Investors in the PIPE Financing are initially convertible into Common Shares at a conversion price of $10.00, due to the several adjustment provisions in the conversion price under the terms of the First Tranche Notes, and the applicable Conversion Floor, the documents entered into in connection with the PIPE Financing required us to register for resale, on behalf of the Investors, an amount of Common Shares equal to the aggregate principal amount of the First Tranche Notes converted at an assumed conversion price of $0.3751 and multiplied by 300% of the result thereof. In addition, the documents entered into in connection with the PIPE Financing required us to registerfor resale, on behalf of the Investors, an amount of Common Shares equal to the aggregate principal amount of any issued Second Tranche Notes converted at an assumed conversion price of $0.3751 and multiplied by 300% of the result thereof.

The Investors were also issued, as a structuring fee, an additional 1,300,000 Common Shares and entered into call option agreements (collectively, the “Call Option Agreements”) with Tabula Rasa Limited, which was the sole manager of Sponsor (“Tabula”), and Launchpad Capital Opportunities Fund LP, which was a member of the Sponsor (“Launchpad”), pursuant to which the Investors may purchase up to an additional 1,700,000 Common Shares (in the aggregate) from Tabula and Launchpad, at a purchase price of $0.0001 per Common Share (such 3,000,000 Common Shares collectively referred to hereafter as the “Structuring Shares”).

The Common Shares and the Warrants are traded on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “PBM” and “PBMWW,” respectively.

Psyence Biomedical Ltd was incorporated as a corporation under the laws of Ontario, Canada on June 29, 2023.

Psyence Group Inc.

Prior to the completion of the Business Combination (as defined below), we were the therapeutics division of Psyence Group Inc., a life science biotechnology company listed on the Canadian Securities Exchange (CSE:PSYG), with a focus on natural psychedelics. We refer to Psyence Group Inc. and its subsidiaries and affiliates prior to the consummation of the Business Combination as the “Psyence Group.”

The Psyence Group was created through various corporate transactions, including a prior business combination of Mindhealth Corp. with Cardinal Capital Partners Inc., a public company, in January 2021, resulting in the Psyence Group’s public listing in Canada. MindHealth Biomed Corp. (“MindHealth”) was a private corporation incorporated under the laws of British Columbia on May 21, 2020. Mind Health (Pty) Ltd (“MindHealth Lesotho”) is a private entity incorporated under the laws of the Kingdom of Lesotho, which in May 2020, was granted permission by the Minister of Health (Lesotho) to import, cultivate, produce, manufacture and export psilocybin mushrooms. The governmentally licensed commercial psilocybin cultivation and production facilities operated by MindHealth Lesotho under the name “Psyence Production” are situated in the Kingdom of Lesotho. On May 22, 2020, MindHealth Lesotho became a subsidiary of MindHealth.

Prior to the Business Combination, the Psyence Group had three key divisions: Psyence Therapeutics, Psyence Function and Psyence Production. Pursuant to the Business Combination, the Psyence Therapeutics business was separated from the Psyence Group and became a wholly-owned subsidiary of the Company, while the other two divisions of the Psyence Group (Psyence Production and Psyence Function) remained under the Psyence Group.

Canadian Restructuring

Prior to the date of the Business Combination Agreement, (i) Parent formed Biomed II and Psyence Biomedical as wholly-owned subsidiaries, (ii) promptly after entering into the Business Combination Agreement, Parent and the Original Target, a corporation continued under the laws of Ontario, Canada, were amalgamated, and thereafter (iii) Parent (x) transferred the shares of Psyence Australia Pty Ltd. and its related business assets to Biomed II while (y) retaining the shares of Good Psyence (Pty) Ltd (RF) (South Africa), Psyence Jamaica Ltd (Jamaica), Psyence UK Group Ltd., Psyence Therapeutics Corp. (Ontario, Canada), Mind Health (Pty) Ltd (Lesotho), and Psyence South Africa (Pty) Ltd (South Africa) (collectively, the “Excluded Assets”) (such transactions, collectively, the “Canadian Restructuring”).

Other Information

Our registered address and principal executive office is 121 Richmond Street West, Penthouse Suite 1300, Toronto, Ontario M5H 2K1, and our telephone number is +1 (416) 346-7764.

Our U.S. transfer agent and registrar is Continental Stock Transfer & Trust Company, located at 1 State Street, 30th Floor, New York, NY 10004.

We file reports and other information with the SEC pursuant to the SEC’s rules and regulations that apply to foreign private issuers. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our electronic filings are available for viewing on the SEC’s website at http://www.sec.gov). The website address of the Company is www.psyencebiomed.com. The information contained on the website does not form a part of, and is not incorporated by reference into, this prospectus.

Overview

We are a life science biotechnology company that, through our operating subsidiary, Biomed II, is developing natural psilocybin products for the healing of psychological trauma and its mental health consequences in the context of palliative care. We have commenced the clinical trial process to evaluate the safety and efficacy of its product candidates.

We strive to set the global standard for excellence and consistency in drug development using nature-based psilocybin products. Psyence’s priority is developing pharmaceutical grade psilocybin to help heal psychological trauma and the diagnosable disorders that can result therefrom, including AjD, alcohol use disorder (“AUD”), other substance use disorders (“SUDs”), anxiety, depression, post-traumatic stress disorder (“PTSD”), and grief and bereavement, especially in the context of palliative care. Our focus includes therapeutic protocols for medical and scientific research including observational studies.

Our lead product candidate is PEX010, a capsule containing 25mg naturally sourced psilocybin and which is being used in our Phase IIb Study. Psyence has entered into the Research IP Agreement with Filament, a Canadian company that produces natural psilocybin capsules and the proprietary owner of PEX010, for the licensing of PEX010 with respect to Psyence’s designated fields of use: anxiety and depression, including associated ailments, such as PTSD, stress, grief, and adjustment disorder within the context of palliative care. See “— Licensing of PEX010” below.

We have contracted Southern Star Research, a full-service Australian CRO, to conduct a Phase IIb double-blind, randomized, low-dose controlled clinical trial to assess the efficacy and safety of PEX010 in psilocybin-assisted psychotherapy for the treatment of AjD due to incurable cancer. Outsourcing the study to a CRO assists the company in operating in a more capital efficient manner without the overhead of handling in-house.

Corporate Structure

Psyence Biomedical conducts its operations through its subsidiaries based in Ontario and Australia and also owns a subsidiary in the Cayman Islands, as listed below:

Name	Country of Incorporation and Place of Business	Proportion of Ordinary Shares Held by Psyence Biomedical
Psyence Biomed II Corp	Ontario, Canada	100%
Psyence Australia Pty Ltd.	Australia	Indirect 100%
Newcourt Acquisition Corp	Cayman Islands	100%

The diagram below depicts a current version of Psyence Biomedical.

The Company is subject to certain of the informational filing requirements of the Exchange Act. Since the Company is a “foreign private issuer,” it is exempt from the rules and regulations under the Exchange Act prescribing the furnishing and content of proxy statements, and the officers, directors and principal shareholders of the Company are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act with respect to their purchase and sale of Common Shares. In addition, the Company is not required to file reports and financial statements with the SEC as frequently or as promptly as U.S. public companies whose securities are registered under the Exchange Act. However, the Company is required to file with the SEC an Annual Report on Form 20-F containing financial statements audited by an independent accounting firm. The SEC also maintains a website at www.sec.gov that contains reports and other information that the Company files with or furnishes electronically to the SEC.

The website address of the Company is www. psyencebiomed.com. The information contained on the website does not form a part of, and is not incorporated by reference into, this prospectus.

Phase IIb Study - Palliative Care Clinical Trial

On January 9, 2023, Psyence and iNGENū CRO Pty Ltd (“iNGENū”) signed a letter of intent to further develop Psyence’s licensed natural psilocybin drug product, starting with a Phase IIb Study in order to lead a pre-IND meeting with the FDA. In May 2025, the Company transferred all clinical trial execution duties from iNGENū to Southern Star Research and entered into a Master Services Agreement (the “MSA”) with Southern Star Research. Under the MSA, Southern Star Research will provide comprehensive CRO services for the Phase IIb Study.

The product to be used in this Phase IIb Study will be the proprietary botanical drug candidate PEX010 (25mg), which Psyence sources from Filament. The planned randomized double-blind study will evaluate the use of psilocybin-assisted psychotherapy versus psychotherapy alone and will test 87 patients utilizing the HAM - A scale as the primary endpoint, which is an FDA validated endpoint, and safety data will be collected throughout the study.

For safety, there are no specific endpoints as all safety findings are captured as adverse events. The primary and secondary efficacy endpoints are all established in the protocol before it is reviewed and approved by the Ethics Committee before the study can start.

The HAM-A is a rating scale developed to measure the severity of anxiety symptoms and is widely used in both clinical and research settings. The scale consists of 14 items, each defined by a series of symptoms, and measures both psychic anxiety (mental agitation and psychological distress) and somatic anxiety (physical complaints related to anxiety). During the Phase IIb Study, the HAM-A scale will be used to measure change in anxiety levels over time as the primary endpoint.

The 87-patient Phase IIb Study being conducted by the CRO, Southern Star Research, in Australia is the one that has been referred to in discussions with the FDA in the pre-IND process, which is in the late planning stage, and estimated to commence enrollment in the second half of 2025.

The estimated costs of this Phase IIb Study were initially $5,575,000 made on the basis of milestones completed. Included in this original estimate were costs for 75 participants; an end of Phase II meeting preparation and attendance after the completion of the Phase IIb study with the FDA as well as psychotherapy training, psychotherapy sessions and therapist fees for participants. Subsequently, the Phase IIb Study was increased to 87 patients, and we anticipate the estimated cost of this study to be increased by approximately 5%.

On September 15, 2022, we received full approval of a study (the “UK Trial”) in the United Kingdom from the UK Medicines and Healthcare products Regulatory Agency (“MHRA”) using natural psilocybin in the field of palliative care with oncology patients. For this study, we had partnered with Clerkenwell Clinics Limited (“Clerkenwell Health”), which would have been responsible for jointly designing and delivering the UK Trial. Following such approval, we opted to forego proceeding with the UK Trial in order to pursue the opportunity to conduct the Phase IIb Study in Australia, as Psyence could benefit from the Australian Federal Government’s Research & Development tax incentive program, which could provide up to a 43.5% rebate on Psyence’s R&D expenses in Australia, making it a more cost-effective endeavor. In addition, the Phase IIb Study adds a dose-finding arm, which allows us to accelerate our development strategy, seeking input from the FDA with our pre-IND application. On March 5, 2024, Psyence received full approval of the Phase IIb Study from to the Australian Human Research Ethics Committees (HRECs), the body responsible for the review of research proposals involving human participants to ensure that they are ethically acceptable. If the outcome of the Phase IIb Study is positive, we believe we may be able to proceed directly to a Phase III trial in the United States, subject to FDA review and the opening of an IND; however, there is no guarantee that the FDA will accept data from trials conducted outside of the United States.

Licensing of PEX010 - Palliative Care

In April 2022, Psyence entered into a research licensing agreement with Filament for the licensing of PEX010 and its associated intellectual property, as well as for the supply of PEX010 for the specific intention of the clinical development of the product for use in palliative care patients (“Research IP Agreement”). Pursuant to the Research IP Agreement, Filament grants to Psyence an irrevocable, royalty free, worldwide license (with the right to sub-license, subject to certain restrictions) to use and distribute PEX010 and certain related intellectual property (such as delivery mechanism, preparation methods and know-how) solely for use in connection with pre-clinical and clinical studies and trials to be conducted in Canada, the UK and world-wide in the treatment of anxiety and depression, including associated ailments, such as PTSD, stress, grief, and adjustment disorder within the context of palliative care. This license is granted in respect of the clinical trial phase of Psyence’s activities, specifically phase II clinical trials which, at present, consists of the Phase IIb Study. The license is granted on an exclusive basis solely within the territory of the UK with respect to the designated fields of use, and Psyence has a right of first refusal to extend its exclusive license beyond the territory of the UK. Psyence does not have any rights to use PEX010 for any profit-making or commercial purposes under the Research IP Agreement. Any results of testing, research, conduct of and any information derived from the clinical studies and trials using PEX010 shall be the sole property of Psyence. Under the Research IP Agreement, Filament is entitled to receive milestone payments of up to CAD$250,000 in aggregate based on four distinct phase II clinical trial milestones to be achieved by Psyence. Should Psyence pursue a second or multiple indications, such aggregate milestone payments will increase accordingly. For the year ended March 31, 2024, Psyence incurred $167,306 costs under the Research IP Agreement related to milestone payments, which was accounted for as research and development costs.

In addition to the licensing rights described above, per the terms of the Research IP Agreement, Filament has undertaken to support Psyence’s clinical trial efforts through the supply of the required quantities of PEX010 to Psyence, for no additional charge, based on Psyence’s good faith forecasts of its needs. Filament will also create and provide such information, assistance and support for the execution of the dossiers, IMBP and other documents required to conduct Psyence’s clinical trials in accordance with the trial schedules. The license term is 5 years, expiring in April 2027, however the license may be terminated early (a) by either party upon notice to the other party, where Psyence notifies Filament in writing that all of its clinical trials have been completed or abandoned; (b) by a party upon notice to the other party, if the other party becomes subject to bankruptcy proceedings; (c) by a party if the other party commits a breach of a material term of the Research IP Agreement and fails to remedy such breach; or (d) by a party upon notice to the other party, if the other party has a licence, permit or approval revoked by competent authorities which compromises its ability to grant the licenses contemplated in the Research IP Agreement or its ability to perform under the Research IP Agreement. On July 22, 2024, the parties concluded an addendum to the Research IP Agreement (“Filament Addendum”) whereby Filament undertook to provide a sufficient supply of PEX010 to Psyence in order to facilitate the substitution of an alternative drug candidate for use in Phase III trials and for commercialization purposes following the conclusion of the Phase IIb Study (“Proposed End Product”).

In December 2022, Psyence entered into a royalty-bearing, binding term sheet for the commercial licensing of intellectual property (with the right to sub-license) from Filament, which was subject to the terms of a definitive license agreement, and granted Psyence the worldwide right to commercialize PEX010 within the designated fields of use, being anxiety and depression, including associated ailments, such as PTSD, stress, grief, and adjustment disorder within the context of palliative care. The term sheet remained subject to further negotiations between the parties and the execution of a subsequent definitive agreement within a predefined time period. Following further discussions, Psyence and Filament mutually agreed to terminate the term sheet by way of the Filament Addendum. Psyence has engaged two alternative suppliers of drug product for its pivotal Phase III studies as well as for future studies in other indications. Filament agreed to continue to support the supply PEX010 for the upcoming Phase IIb Study.

Psyence has successfully negotiated and executed supply agreements and licensing agreements for the use of third - party intellectual property with two licensed suppliers operating in the United Kingdom and North America within the indications of AUD and other SUDs, and anxiety, depression, PTSD, and grief and bereavement, especially in the context of palliative care, respectively. See “ — Licensing of additional API for use in AUD and SUD”.

Psyence has not performed any pre-clinical or clinical trials on PEX010. PEX010 is owned and has undergone clinical trials directed by Filament. PEX010 has received regulatory approval to proceed into Phase I and II clinical trials in several jurisdictions worldwide. The FDA, Health Canada, MHRA, and the EMA have reviewed the chemistry, manufacturing, and controls and quality information of PEX010 through its associated filed DMFs/ IMPDs. The DMF for PEX010 is also on file with the Therapeutic Goods Administration (the “TGA”) in Australia. In addition to clinical trials, PEX010 is also already being administered to real-world patients via the Health Canada Special Access Program (“SAP”). Through the SAP, PEX010 is being prescribed for end of life distress as well as Major Depressive Disorder.

In addition to clinical trial exposures, PEX010 is also being administered to real-world patients via the Health Canada Special Access Program (SAP). Through the SAP, PEX010 is being prescribed for End of life Distress as well as Major Depressive Disorder. As of July 17, 2024, 156 doses of PEX010 have been administered to 132 patients. Despite the serious condition of many of these patients, no serious adverse events or unexpected adverse events have been reported in any SAP administration.

Licensing of additional API for use in AUD and SUD

In September 2024, the Company entered into an exclusive, royalty-bearing IP licensing agreement with PsyLabs, a privately-held company specializing in the production of psychedelic active pharmaceutical ingredients (APIs) and extracts for research, clinical trials, and drug development, following an initial investment whereby the Company acquired a minority stake in PsyLabs. Under the terms of this agreement, PsyLabs will supply the Company with pharmaceutical-grade, EU-GMP, nature-derived (non-synthetic) psilocybin for use in future clinical trials and eventual commercialization in SUD, including AUD.

In parallel with an additional financial commitment in PsyLabs in April 2025, the Company has secured an exclusive right of first refusal in respect of the worldwide supply of pharmaceutical-grade, nature-derived ibogaine. Under this agreement, PsyLabs will grant the Company the right of first refusal to acquire the exclusive rights to a dedicated supply of ibogaine for evaluation in the treatment of SUD, including AUD.

These exclusive partnerships further strengthens the Company’s integrated development strategy, ensuring access to high-quality psychedelic compounds to support its growing clinical pipeline and diversification into multiple therapeutic areas.

Relationships with Third Parties

Psyence’s Australian-based research and development will be conducted by its CRO partner, SSR, in Australia. As stated above, Filament’s PEX010 will serve as the product candidate under investigation during the Phase IIb Study.

Psyence’s R&D capabilities

Psyence’s CEO (Dr. Neil Maresky) and Medical Director (Dr. Clive Ward-Able) are both medically trained physicians with close to 60 years of experience between them within the pharmaceutical industry related to R&D and the commercialization of new products. This experience provides the foundations for an excellent understanding of the clinical development, regulatory and commercialization needs of various pharmaceutical markets to design the optimal development program.

Psyence plans on working with various CROs and consultancy agencies to prepare and operationalize their protocols for the various phases of the clinical development program.

Intellectual Property

Psyence engages a team of lawyers and advisors that helps strengthen the protection of its IP assets. As psilocybin is a naturally occurring substance, it cannot be patented. However, patents may be granted on formulations, methods of use, compositions of matter and formulation processes, provided that such items are novel, non-obvious and have significant improvements to existing inventions.

Psyence’s IP strategy is built around:

●	Establishing and maintaining a competitive advantage on formulation, dosage and administration of psilocybin, as well as psychedelic-assisted therapy modules for palliative care indications; and

●	Ensuring business flexibility through directing its research in areas which maintain freedom to operate (relative to third party patent positions) and secures the most favorable commercial terms in agreements with other companies in collaborating on later research, and the commercialization of Psyence’s IP assets.

Psyence has a specialist, experienced in-house team focused on delivery of this strategy, including internationally recognized patent professionals working directly with Psyence’s board on these issues.

Specific actions are being taken towards delivery of this strategy include:

●	Ongoing patent landscaping on the competitor patent landscape. Psyence has completed a patent landscaping review and has ongoing patent watching searches in place on the back of this to identify any new filings made in this space;

●	Actively considering potential patent filings, with the intention to identify, file, prosecute and eventually maintain Psyence’s patent portfolio. This patent portfolio is intended to be built out incrementally across the proprietary formulation and treatment technologies that are under development by Psyence;

●	Active management of key know-how and trade secrets (in order to supplement the patent portfolio); and

●	Thoughtful negotiation of in-licensing arrangements of third-party IP rights that can enhance or accelerate the building of our business.

Psyence does not currently hold any patents. PEX010 is protected by a portfolio of patents comprising five patent families. A patent family is a group of patent applications covering the same or similar technical content, or a group of patents registered in several countries to protect an invention. This occurs when a patent application is made in one country and then obtains priority. This priority is then extended to numerous countries. In other words, applications in a family are related to each other through priority claims. Filament holds a worldwide, exclusive, and sub-licensable license from its wholly-owned subsidiary, Psilo, for the intellectual property portfolio relating to PEX010, and Psilo is responsible for maintaining and defending the intellectual property currently being sub-licensed to Psyence under the Research IP Agreement, and which is relevant for use in Psyence’s proposed Australian palliative care clinical trial. Below is a summary of the five patent families that are relevant to Psyence’s licenses granted by Filament based on the most recent information made available to us by Filament.

●	Filament patent family 1 is focused on extraction methods, and consists of eleven (11) total granted patents, of which six (6) were issued by the Canadian Intellectual Property Office (“CIPO”) and five (5) were issued by the United States Patent and Trademark Office (“USPTO”), as well as thirteen (13) pending patent applications. Issued patents in this family are scheduled to expire twenty years from the earliest nonprovisional filing date, which in this case indicates an expiry date in July of 2040.

●	Filament patent family 2 is focused on purification processes, and consists of one (1) granted Canadian patent as well as five (5) patent applications. Issued patents in this family are scheduled to expire twenty years from the earliest nonprovisional filing date, which in this case indicates an expiry date in October of 2040.

●	Filament patent family 3 is focused on the standardization processes, and consists of one (1) allowed patent application and five (5) pending patent applications. Issued patents in this family are scheduled to expire twenty years from the earliest nonprovisional filing date, which in this case indicates an expiry date in December of 2040.

●	Filament patent family 4 is focused on chemical processes for stabilizing psychoactive alkaloids. This family consists of two (2) granted patents, of which one was issued by the CIPO and one was issued by the USPTO, as well as eleven (11) pending applications. Issued patents in this family are scheduled to expire twenty years from the earliest nonprovisional filing date, which in this case indicates an expiry date in December of 2040.

●	Filament patent family 5 is focused on methods and formulations for delivering psychoactive alkaloids. This family consists of six granted patents, of which five (5) were issued by the CIPO and one (1) was issued by the USPTO, as well as four pending patent applications. Issued patents in this family are scheduled to expire twenty years from the earliest nonprovisional filing date, which in this case indicates an expiry date in March of 2041.

A summary table of Filament’s patent portfolio relevant to Psyence’s licenses is provided below based on the most recent information made available to us by Filament:

	Internal
● @	Reference Number	Family	Patent Number	Status	Title	Jurisdiction*	Filing Date/ Appl. No.	Issue Date

1	PSU001a-AUNE	● 1	N/A	Pending	Extraction of psychoactive compounds from psychedelic fungus	● AU	16-Dec-22; 2021291583	N/A
2	PSU001a-BRNE	● 1	N/A	Pending	Extraction of psychoactive compounds from psychedelic fungus	● BR	16-Jul-21; 112022025777	N/A
3	PSU001a-CADIV1	● 1	3123908	Issued	Ethanol extraction of psychoactive compounds from psilocybin fungus	● CA	29-Jul-20 (exam requested 5-Jul-21); 3123908	22-Mar-22
4	PSU001a-CADIV2	● 1	3124367	Issued	Aqueous extraction of psychoactive compounds from psilocybin fungus	● CA	29-Jul-20 (exam requested 9-Jul-21); 3124367	26-Apr-22

Internal
● @	Reference Number	Family	Patent Number	Status	Title	Jurisdiction*	Filing Date/ Appl. No.	Issue Date

5	PSU001a-CANE	● 1	3161623	Issued	Extraction of psychoactive compounds from psychedelic fungus	● CA	16-Jun-21 (exam requested 13-May-22); 3161623	4-Apr-23
6	PSU001a-CANP	● 1	3088384	Issued	Extraction of psychoactive compounds from psilocybin fungus	● CA	29-Jul-20; 3088384	3-Aug-21
7	PSU001a-EPNE	● 1	N/A	Pending	Extraction of psychoactive compounds from psychedelic fungus	● EP	6-Jan-23; EP20210827107	N/A
8	PSU001a-ILNE	● 1	N/A	Pending	Extraction of psychoactive compounds from psychedelic fungus	● IL	30-Oct-22; 297791	N/A
9	PSU001a-JMPC	● 1	N/A	Pending	Extraction of psychoactive compounds from psilocybin fungus	● JM	29-Sep-21; 18/2/000123	N/A
10	PSU001a-MXNE	● 1	N/A	Pending	Extraction of psychoactive compounds from psychedelic fungus	● MX	16-Dec-22; MX/a/2022/016531	N/A
11	PSU001a-USCON1	● 1	US11510952	Issued	Ethanol extraction of psychoactive compounds from psilocybin fungus	● US	28-Jan-22; 17587731	29-Nov-22;
12	PSU001a-USCON2	● 1	US11571450	Issued	Aqueous extraction of psychoactive compounds from psilocybin fungus	● US	17-Mar-22; 17697798	7-Feb-23;
13	PSU001a-USPC	● 1	US11382942	Issued	Extraction of psychoactive compounds from psilocybin fungus	● US	17-Jun-21; 17351149	12-Jul-22;
14	PSU001b-AUNE	● 1	N/A	Pending	Methanol-based extraction of psychoactive alkaloids from fungus	● AU	16-Dec-22; 2021291726	N/A
15	PSU001b-BRNE	● 1	N/A	Pending	Methanol-based extraction of psychoactive alkaloids from fungus	● BR	16-Dec-22; CA2021050823; BR112022025778	N/A

	Internal
● @	Reference Number	Family	Patent Number	Status	Title	Jurisdiction*	Filing Date/ Appl. No.	Issue Date

16	PSU001b-CADIV1	● 1	N/A	Pending	Hydro-methanol extraction of psychoactive compounds from fungus	● CA	16-Jun-21 (exam requested 28-Apr-23); 3198238	N/A
17	PSU001b-CANE	● 1	3163795	Issued	Methanol-based extraction of psychoactive alkaloids from fungus	● CA	13-Jun-23 (exam requested 3-Jun-22); 3163795	13-Jun-23
18	PSU001b-CANP	● 1	3089455	Issued	Methanol-based extraction of psychoactive compounds from fungus	● CA	7-Aug-20 (exam requested 5-Jul-21); 3089455	5-Jul-22
19	PSU001b-EPNE	● 1	N/A	Pending	Methanol-based extraction of psychoactive alkaloids from fungus	● EP	6-Jan-23; EP20210825822	N/A
20	PSU001b-ILNE	● 1	N/A	Pending	Methanol-based extraction of psychoactive alkaloids from fungus	● IL	24-Nov-22; 298561	N/A
21	PSU001b-MXNE	● 1	N/A	Pending	Methanol-based extraction of psychoactive alkaloids from fungus	● MX	16-Dec-22; MX/a/2022/016530	N/A
22	PSU001b-USNE	● 1	N/A	Pending	Methanol-based extraction of psychoactive alkaloids from fungus	● US	15-Jun-22; 17841323	N/A;
23	PSU001c-USCON1	● 1	11642385	Issued	Basic extraction of psychoactive compounds from psychoactive organisms	● US	23-Mar-22; 17702701	9-May-23;
24	PSU001c-USNE	● 1	11331357	Issued	Methods and compositions comprising psychoactive compounds from psychoactive organisms	● US	15-Jun-21; 17348697	17-May-22
25	PSU002-AUNE	● 2	N/A	Pending	Process for obtaining a purified psychoactive alkaloid solution	● AU	5-Dec-22; 2021290454	N/A
26	PSU002-BRNE	● 2	N/A	Pending	Process for obtaining a purified psychoactive alkaloid solution	● BR	16-Dec-22; BR112022025782	N/A
27	PSU002-CANP	● 2	3097246	Issued	Process for obtaining a purified psychoactive alkaloid solution	● CA	23-Oct-20	28-Mar-23

Internal
● @	Reference Number	Family	Patent Number	Status	Title	Jurisdiction*	Filing Date/ Appl. No.	Issue Date

28	PSU002-EPNE	● 2	N/A	Pending	Process for obtaining a purified psychoactive alkaloid solution	● EP	6-Jan-23; EP20210881426	N/A
29	PSU002-ILNE	● 2	N/A	Pending	Process for obtaining a purified psychoactive alkaloid solution	● IL	25-Dec-22; 299448	N/A
30	PSU002-MXNE	● 2	N/A	Pending	Process for obtaining a purified psychoactive alkaloid solution	MX	13-Apr-23; MX/a/2023/004350	N/A
31	PSU003-AUNE	● 3	N/A	Pending	Standardized psychoactive alkaloid extract composition	● AU	19-Dec-22; 2022291410	N/A
32	PSU003-BRNE	● 3	N/A	Pending	Standardized psychoactive alkaloid extract composition	● BR	16-Dec-22; CA2021050813; BR112022025780	N/A
33	PSU003-CANP	● 3	N/A	Pending	Standardized psychoactive alkaloid extract composition	● CA	18-Dec-20; 3103707	N/A
34	PSU003-EPNE	● 3	N/A	Pending	Standardized psychoactive alkaloid extract composition	● EP	6-Jan-23; EP20210825817	N/A
35	PSU003-ILNE	● 3	N/A	Pending	Standardized psychoactive alkaloid extract composition	● IL	25-Dec-22; 299449	N/A
36	PSU003-MXNE	● 3	N/A	Pending	Standardized psychoactive alkaloid extract composition	● MX	16-Dec-22; MX/a/2022/016533	N/A
37	PSU004-AUDIV1	● 4	N/A	Pending	Dephosphorylation-controlled extraction of phosphorylatable psychoactive alkaloids	● AU	19-Dec-22; 2022291416	N/A
38	PSU004-AUDIV2	● 4	N/A	Pending	Predominantly phosphorylated psychoactive alkaloid extraction using alkali	● AU	19-Dec-22; 2022291413	N/A
39	PSU004-AUDIV3	● 4	N/A	Pending	Psychoactive alkaloid extraction and composition with controlled dephosphorylation	● AU	19-Dec-22; 2022291414	N/A
40	PSU004-AUNE	● 4	N/A	Pending	Psychoactive alkaloid extraction and composition with inhibited dephosphorylation	● AU	19-Dec-22; 2022291411	N/A

Internal
● @	Reference Number	Family	Patent Number	Status	Title	Jurisdiction*	Filing Date/ Appl. No.	Issue Date

41	PSU004-CADIV1	● 4	N/A	Pending	Dephosphorylation-controlled extraction of phosphorylatable psychoactive alkaloids	● CA	14-Jun-21 (exam requested 25-Jul-22); 3169140	N/A
42	PSU004-CADIV2	● 4	N/A	Pending	Predominantly phosphorylated psychoactive alkaloid extraction using alkali	● CA	14-Jun-21 (exam requested 7-Sep-22); 3173030	N/A
43	PSU004-CANE	● 4	3137016	Issued	Psychoactive alkaloid extraction and composition with inhibited dephosphorylation	● CA	16-Aug-22 (exam requested 29-Oct-21); 3137016	16-Aug-22
44	PSU004-CANP	● 4	N/A	Pending	Psychoactive alkaloid extraction and composition with controlled dephosphorylation	● CA	4-Dec-20; 3101765	N/A
45	PSU004-ILDIV1	● 4	N/A	Pending	Dephosphorylation-controlled extraction of phosphorylatable psychoactive alkaloids	● IL	25-Dec-22; 299450	N/A
46	PSU004-ILDIV2	● 4	N/A	Pending	Predominantly phosphorylated psychoactive alkaloid extraction using alkali	● IL	25-Dec-22; 299451	N/A
47	PSU004-ILDIV3	● 4	N/A	Pending	Psychoactive alkaloid extraction and composition with controlled dephosphorylation	● IL	25-Dec-22; 299452	N/A
48	PSU004-ILNE	● 4	N/A	Pending	Psychoactive alkaloid extraction and composition with inhibited dephosphorylation	● IL	25-Dec-22; 299453	N/A
49	PSU004-USNE	● 4	US11298388	Issued	Psychoactive alkaloid extraction and composition with controlled dephosphorylation	● US	23-Sep-21; 17483601	12-Apr-22
50	PSU005a-CADIV1	● 5	N/A	Pending	Process for transmucosal psychoactive alkaloid composition	● CA	24-Mar-21 (exam requested 18-Apr-23); 3197443	N/A
51	PSU005a-CANE	● 5	3152326	Issued	Preparation of transmucosal psychoactive alkaloid composition	● CA	29-Nov-21 (exam requested 12-Mar-22); 3152326	9-May-23

	Internal
● @	Reference Number	Family	Patent Number	Status	Title	Jurisdiction*	Filing Date/ Appl. No.	Issue Date

52	PSU005a-CANP	● 5	N/A	Pending	Transmucosal psychoactive alkaloid composition and preparation thereof	● CA	24-Mar-21; 3113240	N/A
53	PSU005a-USNE	● 5	N/A	Pending	Transmucosal psychoactive alkaloid composition and preparation thereof	● US	14-Jun-22; 17840482	N/A
54	PSU005b-CANP	● 5	3123774	Allowed	Transdermal psychoactive alkaloid composition and preparation thereof	● CA	1-Jul-21; 3123774	Forecasted Issue Date: 8-Aug-23
55	PSU005b-USNE	● 5	N/A	Pending	Transdermal psychoactive alkaloid composition and preparation thereof	● US	28-Jun-23; 18259697	N/A
56	PSU005c-CANE	● 5	3161491	Allowed	Vaporizable psychoactive alkaloid composition and preparation thereof	● CA	22-Dec-21 (exam requested 3-Jun-22); 3161491	25-Jul-23
57	PSU005c-USNE	● 5	N/A	Pending	Vaporizable psychoactive alkaloid composition and preparation thereof	● US	14-Jun-22; 17840502	N/A
58	PSU005d-CANE	● 5	3157550	Issued	Injectable psychoactive alkaloid composition and preparation thereof	● CA	17-Dec-21 (exam requested 27-Apr-22); 3157550	3-Jan-23
59	PSU005d-USNE	● 5	US11491138	Issued	Injectable psychoactive alkaloid composition and preparation thereof	● US	16-Mar-22; 17/696,584	18-Nov-22

Legend: CA: Canada; IL: Israel, AU: Australia; US: United States; BR: Brazil; MX: Mexico; EP: Europe; PCT: Patent Cooperation Treaty International Patent System; JM: Jamaica

Competitive Environment

There are currently no pharmaceutical agents with FDA regulatory approval for the treatment of AjD within palliative care or any other arena. The current treatment of AjD is empirical, with either psychotherapy or off-label pharmacological agents, such as anti-depressants or anxiolytics, or a combination of both.

We believe that the competitive landscape analysis of other commercial psychedelic-assisted treatments in clinical trials strongly suggests that Psyence’s clinical asset has a first-mover advantage in both the palliative care and cancer-related AjD market upon approval. PEX010 and its associated IP has been licensed to Psyence, giving it exclusivity for the indications of anxiety and depression within the context of palliative care in the UK for R&D purposes. Psyence plans to expand their targeted indication of cancer-related AjD to address different types of AjD and other secondary indications both in a palliative and non-palliative context.

In 2019, the FDA designated psilocybin therapy as “breakthrough therapy” for the treatment of severe depressive disorder. This precedent provides the possibility that psilocybin-based drug candidates, such as the Proposed End Product, may be eligible for a number of processes that could result in expedited marketing approval of such psilocybin-based drug candidates, such as Fast Track, Accelerated Approval, Priority Review and Breakthrough Status. Breakthrough therapy designation is intended to expedite the development and review of drugs for serious or life-threatening conditions. The criteria for breakthrough therapy designation require preliminary clinical evidence that demonstrates the drug may have substantial improvement on at least one clinically significant endpoint over available therapy.

A breakthrough therapy designation conveys all of the fast track program features (see below for more details on fast track designation), more intensive FDA guidance on an efficient drug development program, an organizational commitment involving senior managers, and eligibility for rolling review and priority review.

Additionally, even if we are granted an accelerated approval pathway, that may or may not lead to a faster development or regulatory review or approval process and may or may not increase the likelihood that our other product candidate will receive marketing approval. The European Medicines Agency (EMA) PRIME program, similar to the Food and Drug Administration (FDA) breakthrough therapy designation program, was launched in March 2016 to enhance support for the development of medicines that target an unmet medical need. PRIME and the U.S. breakthrough therapy designation share the same objective (timely patient access to innovative medicines).

Business Objectives

Psyence intends to further expand the development of its product candidates for additional indications. While Psyence’s initial focus will be on the development of PEX010 for the treatment of AjD in patients with a recent diagnosis of cancer in its Phase IIb Study and the development of the Proposed End Product thereafter, indication expansion will focus on other causes of AjD potentially leading to an increased opportunity within the indication. Further indications will be considered once the AjD program is ongoing in areas such as Alcohol Use Disorder and potentially with the use of other in-licensed candidates, however no such agreements have been reached at this stage.

Psyence’s Psilocybin Asset

In order to accelerate clinical development of a palliative care, psilocybin-based asset, Psyence has initially licensed Filament’s proprietary botanical drug candidate, PEX010, and its associated IP. Filament has developed innovative technology to extract and standardize stable doses of natural compounds from mushrooms. PEX010 is currently covered by up to ten patents (five patents by the USPTO and five by the Canadian Intellectual Property Office). The product candidate has also previously received authorization from the FDA and Health Canada to enter into Phase 1 and Phase 2 human clinical trials. The license granted to Psyence in respect of the early trial phases grants Psyence exclusivity in the UK to use PEX010 in future Phase 2 clinical trials for the indications of depression and anxiety, including associated ailments, such as PTSD, stress, grief, and AjD within the context of palliative care. Pursuant to the license, Psyence will own all the data, results of testing, research, any information and any other IP derived or arising from any clinical trials, with the exclusion of IP related to the manufacture, processing or production of the Filament input material, which will vest in Filament.

PEX010 is a pharmaceutical-grade, natural psilocybin drug candidate. It is an oral capsule containing 25mg of naturally derived psilocybin. PEX010 will be used as an adjunct to psychotherapy for the treatment of AjD due to an incurable cancer diagnosis versus psychotherapy alone within a palliative care context.

Description of PEX010

PEX010 is extracted and purified from the psilocybes species of mushroom. Psilocybin is rapidly metabolized in the body to form psilocin, a psychoactive molecule. There has recently been a resurgence in the study of the use of psychedelics in a multitude of potential indications such as depression, anxiety disorders, PTSD, addictions and within palliative care, which is the focus area for Psyence’s development of PEX010.

PEX010 is being tested in patients with a recent cancer diagnosis and who have developed AjD which can severely affect their quality of life as well as those closely related to them.

Natural versus synthetic psilocybin

Naturally extracting psychedelic compounds for medicinal use has the exciting opportunity of exploring the ‘entourage effect’, which refers to the synergistic interaction of two or more psychoactive molecules that are present in low concentrations in the final product after psilocybin extraction, resulting in a smoother, more tolerable onset and offset of the psychedelic experience. There are other active molecules within the mushrooms that have psychedelic effects, although less than psilocybin (see diagram below). A small amount of these additional active molecules is contained in the extracts derived from natural mushrooms, which contribute to the entourage effect. In the case of ‘magic mushrooms,’ psychedelic effects are achieved either by ingesting natural psilocybin-containing extracts or engineered formulations of psilocybin derivatives. It is important to note that the pharmacological properties of the psilocybin molecule remain unchanged whether the drug is synthetically or naturally derived. Current synthetic versions of psilocybin exist as distinct polymorphic structures and are synthesized via reactions using certain substrates and enzymes that direct the production of psilocybin. Naturally derived psilocybin is obtained by cultivating and processing psilocybin-containing mushrooms into a crude API for further use.

What distinguishes naturally derived psilocybin formulations from synthetic formulations is the potential to explore the ‘entourage effect’ by varying the amounts of different tryptamines yielded in the host mushroom during the growing process. The ‘entourage effect’ has important ramifications for the overall therapeutic effectiveness of psilocybin-assisted psychotherapy due to the potential of modulating the psychedelic effects and the neuroplastic processes, which help form connections between multiple neurons, typically induced by psilocybin. This is because the subjective effects derived from the type or intensity of ‘mystical experiences’ occasioned by psilocybin, might additionally contribute to the overall effectiveness of the treatment. Whilst this area of research is still largely unexplored, a few preclinical studies have shown that different species of magic mushrooms procure nuanced changes in psychedelic experiences due to their differing levels of psilocybin, psilocin and other tryptamine derivatives. As the psilocybin industry continues to evolve, we believe that it is likely that there will be demand for both naturally derived psilocybin formulations as well as synthetic psilocybin (and derivatives) due to both the increasing demand in psilocybin-based research and more importantly, patient accessibility of psilocybin medicines. Whole Psilocybe mushrooms contain tryptamine derivatives that may contribute to a synergistic therapeutic effect.

Figure 1 Source: ChemDraw

Psilocybin, 4-phosphoryloxy-N,N-dimethyltryptamine (4-PO-DMT) is a naturally occurring tryptamine derivative found in over 100 species of mushrooms.2 Psilocybin quickly dephosphorylates into psilocin upon ingestion. Psilocin is a partial-agonist of serotonin receptors in the brain. Tryptamine derivatives and serotonin share many similarities in their chemical structure. Psilocin binds with high affinity to the serotonin 2A receptors (5-HT2A).3

Psilocybin reliably induces profound changes in sensory perception, emotion, thought, and sense of self, characterized by marked alterations in all mental functions, including perception, mood, volition, cognition and self-experience.4 These profound changes are often referred to as “mystical-type” experiences. Measures of mystical-type experience occurring during psilocybin treatment have been repeatedly observed to predict later effects on behavior and emotions, including reductions in depressive and anxious symptoms.5, 6

Oral psilocybin has about a 50% bioavailability and psilocin is detectable in plasma within 15 minutes of administration of the parent compound.7, 8 The half-life of psilocin in blood is 2-3 hours. Onset of noticeable psychoactive effects for a 25 mg dose typically occur within one hour, peaks at two hours after a dose and finishes at six hours after the dose.

[2]	Daniel J, Haberman M. Clinical potential of psilocybin as a treatment for mental health conditions. Ment Health Clin. 2017;7:24 – 28
[3]	PubChem. Psilocybine. https://pubchem.ncbi.nlm.nih.gov/compound/Psilocybine. Accessed 25 February 2021.
[4]	Studerus E, Kometer M, Hasler F, Vollenweider FX. Acute, subacute and long-term subjective effects of psilocybin in healthy humans: a pooled analysis of experimental studies. J Psychopharmacol. 2011;25:1434 – 1452.
[5]	MacLean KA, Johnson MW, Griffiths RR. Mystical experiences occasioned by the hallucinogen psilocybin lead to increases in the personality domain of openness. J Psychopharmacol. 2011;25:1453 – 1461.
[6]	Ross S, Bossis A, Guss J, Agin-Liebes G, Malone T, Cohen B, et al. Rapid and sustained symptom reduction following psilocybin treatment for anxiety and depression in patients with life-threatening cancer: a randomized controlled trial. J Psychopharmacol. 2016;30:1165 – 1180.
[7]	Brown RT, Nicholas CR, Cozzi NV, Gassman MC, Cooper KM, Muller D, et al. Pharmacokinetics of Escalating Doses of Oral Psilocybin in Healthy Adults. Clin Pharmacokinet. 2017;56:1543–1554.
[8]	Hasler F, Bourquin D, Brenneisen R, Bär T, Vollenweider FX. Determination of psilocin and 4-hydroxyindole-3-acetic acid in plasma by HPLC-ECD and pharmacokinetic profiles of oral and intravenous psilocybin in man. Pharm Acta Helv. 1997;72:175 – 184.

The investigational medicinal product PEX010 is a capsule for oral administration that contains the herbal drug substance PYEX; a Psilocybe cubensis mushroom extract containing Psilocybin 4-phosphoryloxy-N,N-dimethyltryptamine (4-PO-DMT)). The drug product PEX010 is manufactured with the drug substance PYEX (12.5 - 14.0% psilocybin), excipients, and hydroxypropyl methylcellulose capsules.

Indication and Treatments

Adjustment Disorder

Incurable cancer is predictably associated with challenges and burdens that may lead to symptoms of depression, demoralization, and fears of suffering, dependency, and mortality.9 Up to 50% of individuals with advanced cancer report symptoms that are sufficiently severe to reach clinical levels, exacerbating physical symptoms and impairing quality of life.10, 11 Multiple physical symptoms, dramatic alteration in support needs and personal relationships, difficulty navigating a complex health care system, and the threat of impending mortality all may constitute pathways to distress.12

AjD is defined in International Classification of Diseases 11th Revision (ICD-11) as a maladaptive reaction, which usually emerges within one month of a significant life-stressor, such as illness, family or partnership problems, job-related issues, or financial difficulties. 13 There are two core categories of symptoms that characterize AjD: a preoccupation with the stressor or its consequences, and failure to adapt. Preoccupation includes recurring distressing thoughts about the stressor, constant worry, and rumination. Failure to adapt describes a generalized stress-response (e.g., sleep disturbances or concentration problems) that results in significant impairment in social, interpersonal, occupational, educational, or other significant areas of functioning

AjD is also defined in the Diagnostic and Statistical Manual of Mental Disorders (DSM) diagnostic criteria,14 and while there is great overlap with the definition and symptomatology compared to the ICD 11 classification, the DSM definition separates AjD into 6 different subtypes, Both the ICD and DSM have had substantial impact on global psychiatric practice and research. While the DSM has been used more often in research around the world,16 a study of nearly 5,000 psychiatrists in 44 countries demonstrated that the majority of psychiatrists outside the U.S. utilize ICD classifications in their daily clinical practice.17 The DSM-5 conceptualizes AjD as a stress-related syndrome in a separate chapter of “Trauma and Stress Related Disorders”,18 representing the most significant change from DSM-IV.19 However, the current diagnostic construct is crucially dependent on an exclusion criterion, so that a diagnosis of AjD is rarely applicable when another mental disorder is present.

[9]	Lo C, Zimmermann C, Rydall A, Walsh A, Jones JM, Moore MJ, et al. Longitudinal study of depressive symptoms in patients with metastatic gastrointestinal and lung cancer. J Clin Oncol. 2010;28:3084 – 3089.
[10]	Hopwood P, Stephens RJ. Depression in patients with lung cancer: prevalence and risk factors derived from quality-of-life data. J Clin Oncol. 2000;18:893 – 903.
[11]	Delgado-Guay M, Parsons HA, Li Z, Palmer JL, Bruera E. Symptom distress in advanced cancer patients with anxiety and depression in the palliative care setting. Support Care Cancer. 2009;17:573 – 579.
[12]	Rodin G, Lo C, Mikulincer M, Donner A, Gagliese L, Zimmermann C. Pathways to distress: the multiple determinants of depression, hopelessness, and the desire for hastened death in metastatic cancer patients. Soc Sci Med. 2009;68:562 – 569.
[13]	Maercker A, Brewin CR, Bryant RA, Cloitre M, van Ommeren M, Jones LM, et al. Diagnosis and classification of disorders specifically associated with stress: proposals for ICD-11. World Psychiatry. 2013;12:198 – 206.
[14]	Casey P, Doherty A. AjD: implications for ICD-11 and DSM-5. Br J Psychiatry. 2012;201:90 – 92.
[16]	Clark LA, Cuthbert B, Lewis-Fernández R, Narrow WE, Reed GM. Three Approaches to Understanding and Classifying Mental Disorder: ICD-11, DSM-5, and the National Institute of Mental Health’s Research Domain Criteria (RDoC). Psychol Sci Public Interest. 2017;18:72 – 145.
[17]	Reed GM, Mendonça Correia J, Esparza P, Saxena S, Maj M. The WPA-WHO Global Survey of psychiatrists’ attitudes towards mental disorders classification. World Psychiatry. 2011;10:118 – 131.
[18]	Kangas M. DSM-5 Trauma and Stress-Related Disorders: Implications for Screening for Cancer-Related Stress. Front Psychiatry. 2013;4:122.
[19]	Strain JJ, Friedman MJ. Considering AjDs as stress response syndromes for DSM-5. Depress Anxiety. 2011;28:818 – 823.

Treatment Plans

Traditional Treatments

Evidence suggests that addressing psychosocial, emotional, and physical symptoms early in the cancer trajectory, through such steps as palliative care or psychological interventions, may positively influence survival outcomes.20,21,22,23 Comorbid depression with cancer leads to worsened quality of life, increased sensitivity to pain, difficulties with treatment, communication difficulties, caregiver burnout, increased risk of suicide, longer periods of hospitalization, and a reduced expectation of survival.24,25,26,27,28 The National Institute for Clinical Excellence Palliative Cancer Care Guidelines29 recommend that if experiencing more severe types of psychological distress — which would include moderate to severe AjD — patients should be offered specialist psychological interventions such as psychotherapy, including cognitive behavioral therapy (“CBT”).

[20]	Temel JS, Greer JA, Muzikansky A, Gallagher ER, Admane S, Jackson VA, et al. Early palliative care for patients with metastatic non-small-cell lung cancer. N Engl J Med. 2010;363:733 – 742.
[21]	Bakitas MA, Tosteson TD, Li Z, Lyons KD, Hull JG, Li Z, et al. Early Versus Delayed Initiation of Concurrent Palliative Oncology Care: Patient Outcomes in the ENABLE III Randomized Controlled Trial. J Clin Oncol. 2015;33:1438 – 1445.
[22]	Giese-Davis J, Collie K, Rancourt KMS, Neri E, Kraemer HC, Spiegel D. Decrease in depression symptoms is associated with longer survival in patients with metastatic breast cancer: a secondary analysis. J Clin Oncol. 2011;29:413 – 420.
[23]	Spiegel D, Giese-Davis J. Depression and cancer: mechanisms and disease progression. Biol Psychiatry. 2003;54:269 – 282.
[24]	Skarstein J, Aass N, Fosså SD, Skovlund E, Dahl AA. Anxiety and depression in cancer patients: relation between the Hospital Anxiety and Depression Scale and the European Organization for Research and Treatment of Cancer Core Quality of Life Questionnaire. J Psychosom Res. 2000;49:27 – 34.
[25]	Depression as a predictor of disease progression and mortality in cancer patients: a meta-analysis. Centre for Reviews and Dissemination (UK); 2009.
[26]	Prieto JM, Blanch J, Atala J, Carreras E, Rovira M, Cirera E, et al. Psychiatric morbidity and impact on hospital length of stay among hematologic cancer patients receiving stem-cell transplantation. J Clin Oncol. 2002;20:1907 – 1917.
[27]	Misono S, Weiss NS, Fann JR, Redman M, Yueh B. Incidence of suicide in persons with cancer. J Clin Oncol. 2008;26:4731 – 4738.
[28]	Colleoni M, Mandala M, Peruzzotti G, Robertson C, Bredart A, Goldhirsch A. Depression and degree of acceptance of adjuvant cytotoxic drugs. Lancet. 2000;356:1326 – 1327.
[29]	Nice N. Improving supportive and palliative care for adults with cancer. London: NICE. 2004. 2004.

Psilocybin-assisted psychotherapy

CBT has been shown to improve anxiety in patients diagnosed with incurable cancer, but appears to be less effective at improving depressive symptoms.30 Several recently published trials have examined the efficacy of psilocybin, a classic serotonergic psychedelic drug that induces its acute subjective effects through the agonism of serotonin 2A (5-HT2A) receptors, to treat depression and anxiety in patients with life -threatening cancer, amongst other psychiatric conditions.31,32,33,34 Psilocybin-assisted psychotherapy is a course of therapy involving single or multiple sessions in which a dose of psilocybin is administered in conjunction with psychotherapy, delivered by a suitably trained therapist in a controlled setting. This intervention consists of three therapy stages: (1) preparation, (2) dosing session(s), and (3) integration, which allow for a more patient-centric approach compared to other therapy models. The pharmacological effects of psilocybin, in synergy with the psychotherapy, are considered to give rise to increased neuroplasticity, which facilitates rapid and deep psychological transformation that may accelerate and augment the effects of the psychotherapy process.34

PAP has been demonstrated in various academic studies to cause expeditious, substantial, and sustained improvements in cancer-related anxiety and depression, existential distress, quality of life, and orientation toward death.32,33 For example, in an academic study 15 of 29 patients with cancer-related depression and anxiety, at the 6.5-month follow up, psilocybin was associated with enduring anxiolytic and anti-depressant effects (approximately 60-80% of participants continued with clinically significant reductions in depression or anxiety respectively), sustained benefits in existential distress and quality of life, as well as improved attitudes towards death.35 In another study of 51 patients,33 similar results were reported. At 6-month follow-up, these changes were sustained, with about 80% of participants continuing to show clinically significant decreases in depressed mood and anxiety. Participants attributed improvements in attitudes about life/self, mood, relationships, and spirituality to the “high” experience resulting from the psilocybin, with over 80% endorsing moderately or greater increased well-being/life satisfaction.36,37,38,39,40,41,42

[30]	Hayes SC, Luoma JB, Bond FW, Masuda A, Lillis J. Acceptance and commitment therapy: model, processes and outcomes. Behav Res Ther. 2006;44:1 – 25.
[31]	Carhart-Harris R, Giribaldi B, Watts R, Baker-Jones M, Murphy-Beiner A, Murphy R, et al. Trial of Psilocybin versus Escitalopram for Depression. N Engl J Med. 2021;384:1402 – 1411.
[32]	Grob CS, Danforth AL, Chopra GS, Hagerty M, McKay CR, Halberstadt AL, et al. Pilot study of psilocybin treatment for anxiety in patients with advanced-stage cancer. Arch Gen Psychiatry. 2011;68:71 – 78.
[33]	Griffiths RR, Johnson MW, Carducci MA, Umbricht A, Richards WA, Richards BD, et al. Psilocybin produces substantial and sustained decreases in depression and anxiety in patients with life-threatening cancer: A randomized double-blind trial. J Psychopharmacol. 2016;30:1181 – 1197.
[34]	Brouwer A, Carhart-Harris RL. Pivotal mental states. J Psychopharmacol. 2021;35:319 – 352.
[35]	Agin-Liebes GI, Malone T, Yalch MM, Mennenga SE, Ponté KL, Guss J, et al. Long-term follow-up of PAP for psychiatric and existential distress in patients with life-threatening cancer. J Psychopharmacol. 2020;34:155 – 166.
[36]	Carhart-Harris RL, Bolstridge M, Rucker J, Day CMJ, Erritzoe D, Kaelen M, et al. Psilocybin with psychological support for treatment-resistant depression: an open-label feasibility study. Lancet Psychiatry. 2016;3:619 – 627.
[37]	Carhart-Harris RL, Bolstridge M, Day CMJ, Rucker J, Watts R, Erritzoe DE, et al. Psilocybin with psychological support for treatment-resistant depression: six-month follow-up. Psychopharmacology. 2018;235:399 – 408.
[38]	Davis AK, Barrett FS, May DG, Cosimano MP, Sepeda ND, Johnson MW, et al. Effects of PAP on Major Depressive Disorder: A Randomized Clinical Trial. JAMA Psychiatry. 2021;78:481 – 489.
[39]	Bogenschutz MP, Forcehimes AA, Pommy JA, Wilcox CE, Barbosa PCR, Strassman RJ. Psilocybin- assisted treatment for alcohol dependence: a proof-of-concept study. J Psychopharmacol. 2015;29:289 – 299.
[40]	Johnson MW, Garcia-Romeu A, Cosimano MP, Griffiths RR. Pilot study of the 5-HT2AR agonist psilocybin in the treatment of tobacco addiction. J Psychopharmacol. 2014;28:983 – 992.
[41]	Moreno FA, Wiegand CB, Taitano EK, Delgado PL. Safety, tolerability, and efficacy of psilocybin in 9 patients with obsessive-compulsive disorder. J Clin Psychiatry. 2006;67:1735 – 1740.
[42]	Griffiths RR, Johnson MW, Carducci MA, Umbricht A, Richards WA, Richards BD, et al. Psilocybin produces substantial and sustained decreases in depression and anxiety in patients with life-threatening cancer: A randomized double-blind trial. J Psychopharmacol. 2016;30:1181 – 1197.

A number of factors provide rationale for focusing on patients with AjD following a diagnosis of incurable cancer as the target population. The size of the cancer population, which generally makes up approximately 30% of target country palliative patients, provides justification for research, in regard to both the magnitude of needs and the access to participant recruitment. Additionally, previous clinical trials have demonstrated the feasibility and efficacy of PAP for people with depression and anxiety symptoms, both within and outside of the palliative care setting, highlighting the versatility and universality of this intervention. Moreover, the sustained reductions in anxiety and depression amongst palliative care patients suggest the longevity of positive outcomes mediated by PAP and the potential to dramatically improve patient quality of life, in what remains of their life.

Classic psychedelics, a term referring to naturally-derived psychedelics including mescaline, lysergic acid diethylamide and psilocybin, all share a common mechanism of action via the serotonergic pathways. Psilocybin is a prodrug that, when ingested, is metabolized into the psychoactive compound psilocin. Psilocin acts as a partial agonist at the serotonergic 5-HT2A receptor, and research has demonstrated that activation of the 5-HT2A receptor subtype is integral to the mechanism of action leading to subjective psychedelic experience.43,44,45,46,47

The pharmacological effects of psilocybin, in synergy with psychotherapy, are considered to give rise to increased neuroplasticity and create a ‘pivotal mental state,’ which facilitates rapid and deep psychological transformation that may accelerate and augment the effects of the psychotherapy process.34 This is thought to underlie the transdiagnostic efficacy of PAP for a wide range of difficult to treat psychiatric conditions, including treatment-resistant depression, PTSD, substance use disorders, psychological distress with a life-threatening illness and obsessive-compulsive disorder.

Clinical Studies

In recent palliative care clinical trials conducted at New York School of Medicine and Johns Hopkins University School of Medicine, in which participants received PAP at doses of 22 mg/70 kg, 30 mg/70 kg, and 0.3 mg/kg, no serious adverse events (“SAEs”) were reported. Adverse effects of PAP amongst participants had all been previously described for psilocybin and were mild and transient, and included physical discomfort, psychological discomfort, increased systolic and diastolic blood pressure without criteria for medical intervention, increased heart rate with a mild sympathomimetic effect, nausea and vomiting, transient anxiety and headaches or migraines. None of the participants experienced prolonged psychosis or hallucinogen persisting perception disorder (“HPPD”).

[43]	Willins DL, Meltzer HY. Direct injection of 5-HT2A receptor agonists into the medial prefrontal cortex produces a head-twitch response in rats. J Pharmacol Exp Ther. 1997;282:699 – 706.
[44]	Glennon RA, Teitler M, Sanders-Bush E. Hallucinogens and serotonergic mechanisms. NIDA Res Monogr. 1992;119:131 – 135.
[45]	Vollenweider FX, Vollenweider-Scherpenhuyzen MF, Bäbler A, Vogel H, Hell D. Psilocybin induces schizophrenia-like psychosis in humans via a serotonin-2 agonist action. Neuroreport. 1998;9:3897 – 3902.
[46]	Ray TS. Psychedelics and the human receptorome. PLoS One. 2010;5:e9019.
[47]	González-Maeso J, Weisstaub NV, Zhou M, Chan P, Ivic L, Ang R, et al. Hallucinogens Recruit Specific Cortical 5-HT2A Receptor-Mediated Signaling Pathways to Affect Behavior. Neuron. 2007;53:439 – 452.

There are currently 16 registered studies in Clinical Trials.Gov in the investigating the efficacy of PAP to treat depression, anxiety and demoralization in patients with incurable illnesses:

NCT Number	Study Title	Study Status	Conditions	Sponsor
NCT06001749	Psilocybin in Cancer Pain Study	RECRUITING	Opioid-Related Disorders|Pain Management|Pain Management and Care|Advanced Cancer|Advanced Cancers	Yvan Beaussant, MD, MSci
NCT06430541	Study of Psilocybin Assisted Psychotherapy to Address Fear of Recurrence	RECRUITING	Breast Cancer|Ovarian Cancer	University of Colorado, Denver
NCT04522804	Study of Psilocybin Enhanced Group Psychotherapy in Patients With Cancer	COMPLETED	Cancer	University of Utah
NCT05220046	Palliadelic Treatment to Reduce Psychological Distress in Persons With Advanced Gastrointestinal Cancers	RECRUITING	Pancreas Cancer|Biliary Tract Cancer|Psychological Distress|Gastrointestinal Cancer	University of Nebraska
NCT05847686	Psilocybin-Assisted Therapy for the Treatment of Cancer-Related Anxiety in Patients With Metastatic Cancer	COMPLETED	Hematopoietic and Lymphatic System Neoplasm|Metastatic Malignant Solid Neoplasm	University of Washington
NCT06416085	Psilocybin-assisted Existential, Attachment and RelationaL (PEARL) Therapy for Patients With Advanced Cancer	RECRUITING	Advanced Cancer|Stage IV Solid Tumor Cancer|Stage IV Sarcoma of Bone|Stage IV Lymphoma|Stage IV Melanoma|Endocrine Cancer	University Health Network, Toronto
NCT04593563	The Safety and Efficacy of Psilocybin in Cancer Patients With Major Depressive Disorder	UNKNOWN	Major Depressive Disorder	Maryland Oncology Hematology, PA
NCT00465595	Psychopharmacology of Psilocybin in Cancer Patients	COMPLETED	Depressive Symptoms|Anxiety|Cancer	Johns Hopkins University
NCT00957359	Psilocybin Cancer Anxiety Study	COMPLETED	Cancer	NYU Langone Health
NCT06319378	Cancer Related Major Depression Treated With a Single Dose of Psilocybin	RECRUITING	MDD	Section for Affective Disorders; Northern Stockholm Psychiatry

NCT05947383	A Phase 2, Randomized, Double-Blind, Placebo-Controlled Study to Evaluate the Efficacy and Safety of up to Two Doses of Psilocybin for the Treatment of Major Depressive Disorder in Adults With Cancer	RECRUITING	Cancer|Major Depressive Disorder	Sunstone Medical
NCT04950608	Pilot Study of Psilocybin-Assisted Therapy for Demoralization in Patients Receiving Hospice Care	ACTIVE_NOT_RECRUITING	Hospice|Psilocybin|Demoralization|Terminal Illness|Cancer-related Problem/Condition|Psychotherapy|Terminal Cancer|Cancer Terminal	Yvan Beaussant, MD, MSci
NCT06200155	Psilocybin-Assisted Psychotherapy in Patients With Advanced Cancer on Maintenance Therapy	RECRUITING	Depression, Anxiety|Psilocybin-Assisted Psychotherapy|Advanced Cancer	M.D. Anderson Cancer Center
NCT06644170	A Second Psilocybin Group Therapy for the Treatment of Cancer-Related Anxiety in Partial Responders With Metastatic Cancer	RECRUITING	Hematopoietic and Lymphatic System Neoplasm|Metastatic Malignant Solid Neoplasm	University of Washington
NCT05506982	Psilocybin Combined With Multidisciplinary Palliative Care in Demoralized Cancer Survivors With Chronic Pain	ACTIVE_NOT_RECRUITING	Hematopoietic and Lymphoid Cell Neoplasm|Malignant Solid Neoplasm	Emory University
NCT05398484	Psilocybin Therapy in Advanced Cancer	RECRUITING	Advanced Cancer	NYU Langone Health

Known and Potential Risks of Psilocybin

Abuse Potential

To date, there have been no confirmed reports of an overdose of pharmaceutical psilocybin. Currently, psilocybin is placed in Schedule 1 in the UK Misuse of Drugs Regulations 2001, defined as having no medical use, possessing high abuse liability, and lack of accepted safety when used under medical supervision. However, in preclinical studies using non-human primates, psilocybin, mescaline and N,N-Dimethyltryptamine did not serve as positive reinforcers in 3,4-Methylenedioxy methamphetamine (MDMA) experienced rhesus monkeys. This suggests that non-human primates do not find the psychoactive effects of the 5-HT2A receptor agonists addictive.

Analysis of long-term follow-up data from eight pooled experimental trials with healthy volunteers indicated no subsequent drug abuse, no changes to overall drug consumption habits (including alcohol, nicotine, cannabis and MDMA) or functional impairment following exposure to psilocybin in the laboratory. Where changes in drug consumption habits were noted, most respondents described decreased consumption, particularly with reference to psilocybin use. Large-scale survey research indicates that hallucinogens are selected as a primary substance of abuse in only a fraction of responders.

In clinical studies with psilocybin, exposing individuals with either no history of hallucinogen use, or a history of minimal use (less than ten times in total and not within the previous five years) have not resulted in reported instances of subsequent illicit hallucinogen abuse. Additionally, studies have shown side effects that are potentially predictive of low abuse potential, such as elevations in fear and anxiety. Based on available literature, it is not expected that either psilocybin-naïve or experienced individuals will develop dependence after exposure.

Safety

Psilocybin has been found to be of very low toxicity in humans and research animals.

In recent palliative care clinical trials conducted at New York School of Medicine and Johns Hopkins University School of Medicine, in which participants received PAP at a dose of 22 mg/70 kg, 30 mg/70 kg, and 0.3 mg/kg, no serious adverse events (“SAEs”) were reported. Adverse effects of PAP amongst participants had all been previously described for psilocybin and were mild and transient, and included physical discomfort, psychological discomfort, increased systolic and diastolic blood pressure without criteria for medical intervention, increased heart rate with a mild sympathomimetic effect, nausea and vomiting, transient anxiety and headaches or migraines. None of the participants experienced prolonged psychosis or hallucinogen persisting perception disorder (“HPPD”).

The clinical safety of psilocybin has been extensively studied in open-label and double-blind, controlled trials, both as a single agent and as adjunctive treatment in a number of clinical and non-clinical adult populations. Dosing regimens used in previous clinical trials with psilocybin have ranged from 0.014 mg/kg to 0.6 mg/kg, administered orally as either a single dose, or multiple doses weeks apart. Thousands of participants have received psilocybin under controlled conditions in a clinical setting for various indications, with results published in peer-reviewed journals. Knowledge gained from previous clinical trials with psilocybin and discussions with researchers leading other randomized control trials in this area has directed the design of Psyence’s planned Phase IIb Study.

Psilocybin (also known as ‘magic mushrooms’) is rated as one of the least harmful recreational drugs. Commonly cited risks include prolonged psychotic reactions, flashback phenomena/HPPD, and bad trips. Prolonged psychotic responses are extremely rare in clinical studies with psilocybin (<1%), even at very high doses, and none have been reported in modern studies or studies with patients. The risk of flashback phenomena is minimal (or even negligible), and no cases have been observed in other studies with psilocybin. Periods of psychological challenge (for example, increased anxiety) are more commonly reported, but may be predictive of positive clinical outcomes.

Psilocybin Related Adverse Events by Incidence (at 25 mg)

Common > 20%	Less common < 15%	Rare < 2%
1)	1)	1)

Increased anxiety, particularly at the onset of the drug effects	Paranoia or suspiciousness.	HPPD/flashbacks

2)	2)	2)

Mild-moderate increase in heart rate	Nausea	Worsening of mental state after the drug experience

3)	3)

Visual hallucinations	Dizziness

4)	4)

Transient headaches, lasting for one to two days (maximum) post-dosing	A ‘bad trip’ i.e. negative thoughts and mood during the acute drug effects

It is not uncommon for people to experience some negative psychological content during a psilocybin ‘trip’, particularly if they suffer from ongoing psychological distress, as is characteristic of depression. Typically, this is managed by ensuring good preparation before, support during, and integration after the experience. While challenging episodes have been relatively commonly reported in previous trials, some of these have contributed to a psychological ‘breakthrough’ on the part of the participant. Recent evidence indicates that challenging psychological experiences can produce therapeutic benefits, improving psychological well-being in the long-term.

Negative aftereffects of challenging psychological experiences under psychedelics are thought to be a consequence of inadequate ’set and setting’ and post-session integration work — and they may also relate to the duration of the challenging period. In the Phase IIb Study and further studies, such risks will be reduced via thorough psychological preparation and integration, good patient-staff rapport and a positive, supportive environment. Challenging experiences/periods will be managed principally through psychological support, but oral and injectable lorazepam and olanzapine, as rescue medications, will be available. These would only be used in cases of severe panic that were unresponsive to psychological intervention, and where the patient’s behavior was putting themselves and/or staff in danger. Consent for such medication will be sought from the patient ahead of study participation.

Before, during and after the dosing session, patients will receive psychological support from therapists who have been specifically trained to deliver PAP in the context of research studies, including clinical trials. An onsite psychiatrist will also be available to support where needed. Monitoring of participants’ vital signs, behavior and mood will be conducted prior to the psilocybin being administered, and prior to the participant being discharged. On the dosing day, patients will only be allowed to return home only once the study psychiatrist is confident they are fit to do so, and authorizes the patient’s release. 24-hour emergency contact numbers will be provided for a member of the study team, and localized support and crisis services will also be provided.

Due to the psychoactive nature of psilocybin, the safety of participants in clinical trials can be enhanced by testing psilocybin within a “set and setting” protocol. By addressing the set (the emotional, cognitive, behavioral states, mindset and expectations of study participants just prior to psilocybin exposure) and setting (the physical environment in which the exposure occurs) of the experience, the risk of the subject reporting an event which is distressing or injuring themselves can be reduced. This approach generally incorporates three components: (1) preparation, (2) drug session and (3) post -session meetings to integrate the classic psychedelic experience.

During the preparation phase, participants undergo pre-exposure sessions designed to build rapport with the therapist who will be present during the drug dosing session and to identify personal themes and struggles that might be especially likely to impact the session experience. The drug session itself is conducted by a trained therapist (the gender of which is selected by the participant) and an appropriately trained member of the study team, who are present throughout the session. Sessions are typically conducted in a room designed to be quiet, comfortable, and aesthetically pleasing, and participants are encouraged to wear eyeshades and listen to a program of music through headphones during the drug exposure to aid them in focusing their attention inwards. In the third phase, participants are engaged in a series of drug-free therapy sessions to discuss their dosing session experience thoroughly, with the goal of maximizing its therapeutic benefit.

Suicide

While most trials with psilocybin have demonstrated reduced suicidality following dosing, one recent large-scale study conducted by Compass Pathways with 233 participants on the efficacy of psilocybin in a treatment-resistant depression (TRD) population reported that suicidal ideation and intentional self-injury were seen in all treatment groups, as is common in TRD studies. Most cases occurred more than a week after the COMP360 psilocybin session. There was no mean worsening of suicidal ideation scores on the MADRS scale in any treatment group. Suicidal behaviors were reported at least one month after COMP360 administration for three non-responders in the 25mg arm.

It is important to note that subjects with AjD and patients with a cancer diagnosis are also at increased risk of suicide. As such, in the Psyence Phase IIb Study, the risk of suicide and other AE’s will be assessed by thorough and regular screening using the Sheehan-Suicide Tracking Scale (S-STS) at every study visit. Participants with suicidal tendencies and histories of suicide attempts will be excluded from the study. The study psychiatrist and psychotherapist contact details will be provided to patients in case of emergency, in addition to providing localized information for support services and crisis management. A standard operating procedure for dealing with both AEs and any unexpected suicide attempt has been prepared. As such, we believe that the risk of suicide and other AEs will be reduced by thoroughly screening participants for any suicidal tendencies, by excluding patients with histories of suicide attempts and by regular monitoring of suicidal ideation and behavior.

Target Population and Market — Palliative Care Patients

Previous trials have demonstrated that PAP is well tolerated in samples of palliative care patients, with no SAEs. Recruitment of palliative care participants may require screening of large samples in order to achieve the intended sample size. In previous PAP trials with palliative care participants, 10%-27% of screened individuals were enrolled in the study. Recruitment for trials of psychiatric disorders is complex, as such conditions may affect motivation and adherence, relating to both the physical and mental health of participants with a cancer diagnosis. Moreover, there is an exogenous risk of participant death during the trial for clinical trials in the palliative care setting. Similarly, as cancer may metastasize further, diligence must be paid to exclude participants with metastatic cancer to the brain, considering the potential impact on cognitive function. Together, this indicates that the success of recruitment and screening relies on the selection of participants with appropriate life expectancy, extent of cancer, and post-diagnosis time for the inclusion/exclusion criteria in PAP trials with palliative care patients.

Targeted Market for First Indication (AjD in Patients with a Cancer Diagnosis)

The total Palliative Care Market is large, with an expected robust CAGR of 9.4% over the next 7 years. The figures below are drawn from commissioned market research performed by Insight Ace Analytic (insightaceanalytic.com) in September 2022.

The total market value was calculated using two approaches simultaneously; namely top-down and bottom-up approaches.

In the top-down approach, the total market revenue is calculated by conducting the parent market analysis for deducing the revenue for global palliative care market revenue. Analyst perspective and subject-matter-expert based heuristic form of market sizing also plays an integral role in this step. For forecasting the current estimates, the following key sources were considered:

●	American Cancer Society International Association for Hospice & Palliative Care,

●	UK Palliative Medicine Association National Hospice and Palliative Care Organization (NHPCO),

●	Worldwide Hospice Palliative Care Alliance (WHPCA), International Association for Hospice & Palliative Care (IAHPC),

●	Investor presentation of palliative care providers,

●	Psychedelic drug development companies,

●	Hospice care providers and associations

●	Worldpopulationreview gco.,iarc.fr, webmed.com, acsjournals,.onlinelibrary.wiley.com, NCBI, www.cancer.org, ecancer.org, canadian-cancer-statistics-2021, www150.statcan.gc.ca cancer.ca, canceratlas.cancer.org, bmcmedicine, biomedcentral.com, www.who.int, ascopubs.org, www.jpsmjournal.com,OECD

In the bottom-up approach, we used different mathematical models to estimate the market sizes of different economies and segments, which we then summed up to define the total market. The key data points that enabled the estimation of global palliative care market are as follows:

●	Palliative Care Service Revenues from major service providers

●	Palliative care different disease and treatment penetration by region and key countries

As a part of the market engineering, both ‘top-down’ as well as ‘bottom-up’ approaches were extensively utilized along with data triangulation models to derive & verify the market sizes & forecast through 2028. Market forecast was performed through proprietary software that analyses various qualitative and quantitative factors. Growth rate and CAGR were estimated through intensive secondary and primary research. Data triangulation across various data points provided accuracy in different market segments in the report.

A holistic approach was used to ensure that the granular and uncommon parameters were taken into consideration to ensure accurate results. The information from the paid databases were further combined to the raw data in order to standardize it.

Data validation is the most crucial stage of the research process. Primary interviews were conducted to validate the data and analysis, which provides first-hand information on the market dynamics, outlook, and growth parameters. Industry experts validate the estimates, which helps the company to cement the on-going research study and primary research includes online surveys and telephonic interviews with different distributors and manufacturers.

Figure 2 The estimated year of launch of the Proposed End Product in the treatment of Adjustment Disorder in palliative care patients is 2027. Robust growth of the total palliative care market continues through 2030.

Figure 3 Robust growth in the palliative market across major regions of the world continue through 2030

Figure 4 The initial indication within the cancer segment of palliative care is about 37% of the total market which provides a large segment of other chronic illnesses to be targeted with label expansion opportunities.

Figure 5 There will be approximately 2.25 million patients in North America and Europe with distress related to cancer in 2030

Figure 6 This table gives a directional indication of what the size of the revenue could be with very conservative estimates of percentage of number of cancer patients with distress on PAP and the costs charged for PAP or just the psilocybin. Growth in percentage market obtained will be dependent on awareness and ability to provide PAP in sufficient clinics. Whichever scenario is considered, the Serviceable Obtainable Market could be three times higher when other chronic disease sources of distress are available.

Business Model

Psilocybin-assisted psychotherapy, once approved, will have to be delivered to patients in a guided manner over a period of 6 – 8 weeks, including the intention setting meetings, the psychedelic event (dosing session) and the subsequent integration meetings. This implies having trained guides who will spend a long time with patients over the course of the PAP, suitable clinic settings and psychologists’ oversight.

The final business model for the provision of the Proposed End Product will depend on a number of aspects, including the final outcomes of the studies, the indication(s) that will be allowed by the regulatory agencies and the state of the environment and market to provide psychedelic therapy at the time of approval. It is expected that the number of clinics available to be able to provide PAP will increase dramatically once the first psychedelic is approved for any indication.

Our possible business models will take into consideration of whether to merely supply the Proposed End Product for clinics to administer, through including a premium price for the intellectual property of a proprietary PAP, to enter into partnerships with clinics to administer PAP, or even to own dedicated clinics for administration of PAP.

The target audience for the initial indication will be oncology sites, including their oncologists and other health care professionals to create awareness of the effectiveness of PAP for cancer patients who have AjD. The principal marketing message will be to offer patients a better quality of life for their remaining years with a single administration of the Proposed End Product within a PAP. It has been shown that patients in palliative care who are less anxious or depressed utilize fewer healthcare resources, which is an aspect that will help justify the costs of the PAP.

Alcohol Use Disorder (AUD)

Psyence Biomed have intentions to study the use of psilocybin in the treatment of AUD and possibly Substance Use Disorder (SUD). There are a number of academic studies showing the efficacy of PAP in the treatment of both disorders although they have tended to be smaller studies. In the current planning phase, the creation of a steering committee for the AUD study has been initiated and preliminary market research is being conducted to identify the best patient to target in the study, to help identify the appropriate design, as well as to choose which endpoints should be used.

There is a big unmet medical need for an effective therapy to treat AUD despite the fact that there are a few products authorized regulatorily. However, those treatments have low long-term efficacy, and their indications are not particularly broad.

The deleterious societal and economic impact of AUD is enormous and to develop an effective, sustainable treatment for the disorder would be a great advance for patients, their families as well as the general public.

Legal and Regulatory Framework

Current Regulatory Landscape of Target Markets

Psyence will focus on the initial countries and regions to perform their clinical development and to commercialize the final product, being North America (US & Canada), EU, UK and Australia. Introductions into other regions will be contemplated at a later phase.

In the United States, foods, drugs and dietary supplements are subject to extensive regulation. The U.S. Food, Drug, and Cosmetic Act (the “FDCA”) and other federal and state statutes and regulations govern, among other things, the research, development, testing, manufacturing, storage, recordkeeping, approval, labelling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling, and import and export of pharmaceutical products. We must ensure that all promotion and marketing, distribution, and labeling of any pharmaceutical products comply with the U.S. regulations, including the FDCA and the U.S. Food and Drug Administration (the “FDA”).

Psilocybin and psilocin are strictly controlled under the U.S. Controlled Substances Act (“CSA”) as Schedule I substances. By definition, Schedule I substances have no currently accepted medical use in the United States, a lack of accepted safety for use under medical supervision, and a high potential for abuse. Schedule I and II drugs are subject to the strictest controls under the CSA, including manufacturing and procurement quotas, security requirements and criteria for importation. Anyone wishing to conduct research on substances listed in Schedule I under the CSA must register with the DEA and obtain DEA approval of the research proposal. A majority of state laws in the United States also classify psilocybin and psilocin as Schedule I controlled substances. For any product containing psilocybin or any Schedule I substance to be available for commercial marketing in the United States, such substance must be rescheduled, or the product itself must be scheduled, by the DEA to Schedule II, III, IV or V. Scheduling determinations by the DEA are dependent on FDA approval of a substance or a specific formulation of a substance.

Prescription drugs are classified and regulated under the federal Food and Drugs Act (Canada). Labeling, marketing and selling of any prescription drug must comply with Health Canada. The regulations in the European Union are similar to those in the U.S. and Canada.

Psyence will focus the phase IIb portion of its clinical development program in Australia. The TGA is Australia’s government authority responsible for evaluating, assessing and monitoring products that are defined as therapeutic goods, and the use of therapeutic goods supplied in clinical trials in Australia under the therapeutic goods legislation. Such legislation includes The Therapeutic Goods Act 1989 (“TG Act”), Regulations and Orders which set out the requirements for inclusion of therapeutic goods in the Australian Register of Therapeutic Goods (ARTG).

For a prescription medicine to be registered in the ARTG, a sponsor of the product (usually a pharmaceutical company such as Psyence) is required to submit a dossier of evidence on the clinical efficacy, safety and manufacturing quality for evaluation by the TGA. Clinical trials of medicines and biologicals regulated under the Clinical Trial Notification (CTN) or Clinical Trial Approval (CTA) schemes are subject to the TGA’s Good Clinical Practice (GCP) Inspection Program. The TGA has issued a handbook which provides guidance on the legislative, regulatory and good clinical practice (GCP) requirements when conducting clinical trials in Australia using ‘unapproved’ therapeutic goods in order to assist trial sponsors, Human Research Ethics Committees (HRECs), investigators and approving authorities (institutions) in understanding their roles and responsibilities under the therapeutic goods legislation.

Until recently, psilocybin was included in Schedule 9 (Prohibited Substances) of the Poisons Standard which, because of interaction with state and territory regulation, largely restricted the lawful supply of goods containing psilocybin to clinical trial settings only. However, effective as of July 1, 2023, the TGA made the decision to down schedule psilocybin to Schedule 8 in the Poisons Standard when used in respect of certain conditions, namely for the treatment of treatment-resistant depression.

To import products that contain a controlled substance (such as psilocybin), the importer requires both an exemption, approval or authority under the TG Act and a license and/or permit to import from the Office of Drug Control under the Customs (Prohibited Imports) Regulations 1956. Licenses and permits to import psilocybin are only granted by the Office of Drug Control where the use of the substance is permitted by the relevant state or territory under their respective medicines and poisons legislation and the use of the of psilocybin is to be prescribed by an Authorized Prescriber or for an authorized clinical trial.

Psyence will monitor the evolution of Australia’s regulations as they pertain to psilocybin and the conduct of clinical trials in Australia.

Regulatory Changes on the Horizon for Therapeutic Psychedelics

With the reintroduction of the Breakthrough Therapies Act in March 2023, there appears to be momentum to develop a legal-regulatory framework for therapeutic psychedelics. Congress also announced on November 17, 2022, the bipartisan Congressional Psychedelics Advancing Clinical Treatments Caucus (the PACT Caucus). The PACT Caucus will focus on exploring psychedelic research to alleviate the U.S. mental health crisis.

MANAGEMENT

The following sets forth certain information, as of the date of this prospectus, concerning the directors and executive officers of the Company. All executive officers are appointed by the Board to serve in their roles. Each executive officer is appointed for such term as may be prescribed by the Board or until a successor has been chosen and qualified or until such officer’s death, resignation or removal.

Name	Age	Position(s)
Jody Aufrichtig	51	Chairman of the Board and Strategic Business Development Officer
Dr. Neil Maresky	61	Chief Executive Officer
Warwick Corden-Lloyd	45	Chief Financial officer
Marc Balkin	50	Director
Christopher (Chris) Bull	56	Director
Dr. Seth Feuerstein	52	Director

Executive Officers

Dr. Neil Maresky has served as the Company’s Chief Executive Officer since January 25, 2024 and Director from June 29, 2023 to September 29, 2025. Dr. Maresky has also served as PGI’s chief executive officer and director from July 1, 2021 until his resignation in March 2024. Dr. Maresky brings more than 25 years of enterprise leadership and biopharmaceutical expertise and currently oversees the strategy and operations of Psyence. From 2010 to 2021, Dr. Maresky, spent more than a decade at AstraZeneca Canada as Vice President of Scientific Affairs. Dr. Maresky is a South African trained doctor. In Canada, he has held various executive leadership positions in “Big Pharma”, including leading research and development and driving scientific strategy at Bayer Pharmaceuticals (1998-2002) as well as Wyeth Pharmaceuticals (2002-2008), where he was interim President and general manager in 2008. Dr. Maresky is a South African trained doctor where he was trained in emergency room medicine and cardiology, and practiced as a family physician. In the mid-1990s, Dr. Maresky emigrated to Canada and began his career in the pharmaceutical industry. During the course of his career, Dr. Maresky has positively impacted the health of millions of patients across Canada. With extensive experience and relationships with academic institutions, health authorities and decision-making bodies across Canada, Dr. Maresky has contributed to many innovative medical therapies and technologies, including over 50 approvals of new medicines and new indications. One of Dr. Maresky’s most recent achievements was the approval of the AstraZeneca Covid-19 vaccine by Health Canada. Dr. Maresky holds a Medical Degree M.B.,B.Ch. from the University of Witwatersrand (1987). Dr. Maresky is an experienced research scientist and entrepreneur, and has experience in both big pharma and technology driven startups, both at the board and operating levels, in a broad variety of areas.

Warwick Corden-Lloyd has served as the Chief Financial Officer of the Company since January 25, 2024. Mr. Corden-Lloyd has also served as Chief Financial Officer of PGI from May 21, 2020 until his resignation in January 2024. Mr. Corden-Lloyd is a Chartered Accountant and Certified Project Manager. He has over 19 years of experience working in public accounting, consulting and listed financial services companies in the UK, US and South Africa. Mr. Corden-Lloyd has listed company financial and regulatory reporting experience in international and emerging markets. He has been a consultant of PsyLabs, a privately-held company specializing in the production of psychedelic active pharmaceutical ingredients and extracts for research, clinical trials, and drug development and an affiliate of the Company, since April 2024 and a board member of Psyence UK Group Ltd., a wholly owned subsidiary of PsyLabs, since March 2022. From May 2020 to January 2021, Mr. Corden-Lloyd was the Corporate Finance Advisor and Chief Financial Officer of MindHealth Biomed Corp, the predecessor company prior to PGI. Mr. Corden-Lloyd was previously the Vice President of Operations and Finance at Canopy Growth Africa, (a wholly owned subsidiary of Canopy Growth Corporation (NYSE: CGC / TSX: WEED) from May 2019 to May 2020. Whilst at Canopy Growth, he oversaw the Finance, Legal, Supply Chain, Human Resources, Quality Assurance and Regulatory, Project Management and Country Manager divisions. Prior to that he was Head of Financial Accounting at Capitec Bank, South Africa’s largest customer retail bank, from February 2015 to May 2019 where he was responsible for managing the financial and regulatory reporting, budgeting and financial accounting for the bank. Before working at Capitec Bank, he worked for PricewaterhouseCoopers International Limited in South Africa, US and the UK and for The Bank of New York Mellon Corporation in the UK. Mr. Corden-Lloyd received a Bachelor of Accounting from the University of Stellenbosch, South Africa in 2002, a Bachelor of Accounting Honours from the University of Natal, South Africa in 2003 and registered with the South African Institute of Chartered Accountants in 2006. He is also registered with The Institute of Chartered Accountants in England and Wales.

Jody Aufrichtig has served as Strategic Business Development Officer and Chairman of the Board since January 25, 2024, and a Director of PGI since May 21, 2020. He has served in the same roles at PGI since May 21, 2020. Mr. Aufrichtig is a chartered accountant and experienced entrepreneur with extensive experience in emerging markets. He has served as a consultant of PsyLabs, a privately-held company specializing in the production of psychedelic active pharmaceutical ingredients and extracts for research, clinical trials, and drug development and an affiliate of the Company, since April 2024 and a board member of Psyence South Africa (Pty) Ltd., a wholly owned subsidiary of PsyLabs, since April 2021.. Mr. Aufrichtig is the founder of MindHealth Biomed Corp and has built multiple award-winning businesses and created substantial shareholder value in cannabis, commercial and residential property, private equity, tourism, leisure and other industries. Prior to founding MindHealth Biomed Corp, he was the Managing Director of Canopy Growth Africa (a wholly owned subsidiary of Canopy Growth Corporation (NYSE: CGC / TSX: WEED)) from May 2018 until he led a management buyout of the African operations in April 2020. Mr. Aufrichtig founded Daddy Cann Lesotho (Pty) Limited in July 2017 and was granted a license by the Ministry of Health (Lesotho) to cultivate, manufacture, supply, hold, import, export and transport cannabis. Daddy Cann Lesotho (Pty) Limited was subsequently acquired by Canopy Growth Corporation in May 2018. In 2000, Mr. Aufrichtig co-founded Indigo Properties, a business focused on commercial and residential property, tourism and leisure. Mr. Aufrichtig holds a Bachelor of Accounting and a Bachelor of Accounting Honours from the University of Cape Town, South Africa and is registered with the South African Institute of Chartered Accountants. He is well-qualified to serve as a director because of his extensive commercial and corporate experience in a broad variety of areas including finance and mergers and acquisitions and has served as a director and chairman of other publicly traded companies.

Marc Balkin has served as a director of the Company since January 25, 2024. He served as the Chief Executive Officer and served as a member of the board of directors of NCAC from March 2021 until January 25, 2024. Mr. Balkin is a founder of Balkin and Co, an advisory firm that has advised private equity firms and family offices on mergers, acquisitions and investments in Africa since 2015. Clients have included HP Bet (part of the family office of Dr. Hasso Plattner, a founder and current Chairman of SAP), Omidyar Network (part of the family office of Pierre Omidyar, the founder of eBay) and Rand Merchant Bank. Prior to founding Balkin and Co, Mr. Balkin was the Managing Partner of Hasso Plattner Ventures Africa, a Venture Fund in which Dr. Plattner was the key limited partner. Mr. Balkin also held responsibility for managing the Emerging Market portfolio of private equity and venture capital assets of Dr. Plattner’s family office. Mr. Balkin is currently a partner at DiGame, a growth fund focused on Africa and the Middle East in which the key investor is Abu Dhabi Investment Counsel (“ADIC”). Mr. Balkin represents DiGame on the board of direct-to-consumer asset manager 10X Investments. Since 2004, Mr. Balkin has served on and chaired a range of venture capital and private equity fund investment committees as the representative of the limited partners or investors. These include Enablis, First National Bank Vumela Fund, Telkom Future Makers and Alithea IDF. Between 2000 and 2007, Mr. Balkin was the founding partner of O2 Capital, a private equity fund manager for the Msele Nedventures Fund. The LPs in the fund included a range of development finance institutions such as Proparco (France), DEG (Germany) and IDC (South Africa) and the fund invested primarily in technology businesses in South Africa. Mr. Balkin obtained his BA in 1995 and his LLB in 1997 from University of Witwatersrand in Johannesburg. He is well-qualified to serve as a director because of his experience at board and committee level as well as his legal, finance and financial markets background.

Chris Bull has served as a director of the Company since January 25, 2024 and has served as a strategic advisor of PGI since December 2022. Chris is a qualified chemical engineer, attorney, patent attorney and Certified Licensing Professional®. Over his thirty year career, Mr. Bull has been an investor, director, founder and advisor to a range of successful companies in Europe and North America with novel technologies in the fields of pharmaceuticals, biotechnology, food sciences, chemical processing, and extraction technologies. He has been a consultant of PsyLabs, a privately-held company specializing in the production of psychedelic active pharmaceutical ingredients and extracts for research, clinical trials, and drug development and an affiliate of the Company, since April 2024 and a board member of Psyence UK Group Ltd., a wholly owned subsidiary of PsyLabs, since November 2023. Mr. Bull has served as a Chairman and director of a venture capital firm (Knife Capital). Mr. Bull has also been recognized through receipt of a number of international awards, including IAM Strategy 300, IAM Patent 1000, IAM Licensing 250; Euromoney Expert Guides: World’s Leading Patent Attorneys; Chambers and Partners’ Global Guide to the World’s Leading Lawyers Legal 500 Guide to Outstanding Lawyers, in recognition of his skills in relation to the development and execution of venture capital investment, patent and intellectual property strategies for high-technology companies. He is well-qualified to serve as a director because of his prior Chairman and director experience and his chemical engineering, attorney and patent attorney qualifications.

Dr. Seth Feuerstein has served as a director of the Company since January 25, 2024. Dr. Feuerstein has expertise across multiple areas of medicine including Suicide Prevention, Technology and Suicide, Telehealth, Social Media and Mental Health, Digital Medicine, Suicide, Digital Health, Digital Therapeutics, Healthcare Innovation, Emerging Medical Technologies, forensic psychiatry, technology transfer, technology investment, intellectual property and the intersection of technology, law and medicine. He is a founding board member of the Center for Biomedical and Interventional Technology at Yale and Executive Director of the Center for Digital Health, Innovation and Excellence. He has been teaching at the Yale School of Medicine, Department of Psychiatry, since 2004 and is the faculty advisor for Innovation in Healthcare at the medical school. He works across multiple sectors in healthcare including health insurance, healthcare startups, healthcare investing, clinical care delivery innovation and early stage emerging medical technologies. He is the founder and CEO of Oui Therapeutics, Inc. Since 2019, which is developing a prescription digital therapeutic for suicide attempt reduction. Dr. Feuerstein has been appointed senior advisor/Highly Qualified Advisor (HQE) for the Department of Defense, advising on behavioral health innovation, since June 2019. From 2014 to August 2018, he was the chief medical and innovation officer at Magellan Healthcare. He has also co-founded and/or held leadership roles in a number of biotechnology and healthcare companies. Dr. Feuerstein received his Bachelor of Science from Cornell University, a J.D. from New York University School of Law, and an M.D. from New York University School of Medicine. We believe that Dr. Feuerstein is well-qualified to serve on the Board as result of his prior board experience and extensive experience in the fields of psychiatry and biotechnology.

Corporate Governance

We have structured our corporate governance in a manner we believe will closely align our interests with those of our shareholders. Notable features of this corporate governance include:

●	we have a majority of independent directors on our Board, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

●	we have an audit committee that consists of three independent directors, at least one of whom qualifies as an “audit committee financial expert” as defined by the SEC; and

●	we have implemented a range of other corporate governance practices, including implementing a robust director education program.

Number and Terms of Office of Officers and Directors

Our officers are appointed by the board of directors. Our board of directors is authorized to appoint officers as it deems appropriate. Our Board currently consists of 5 members, and pursuant to our Articles of Incorporation, may consist of a maximum of 10 members and a minimum of 3 members.

Independence of our Board of Directors

Three of our five directors are independent directors and our Board has an independent audit committee. The Board determines which members are “independent.” The Board has determined that each of Messrs. Balkin, Bull and Feuerstein is “independent” as such term is defined under the Exchange Act and the rules of Nasdaq.

Committees of the Board of Directors

The Board directs the management of our business and affairs and conducts its business through meetings of the Board and standing committees. The Company has audit, compensation and nominating and governance committees, each of which operates under a written charter.

In addition, from time to time, special committees may be established under the direction of the Board when the Board deems it necessary or advisable to address specific issues. Current copies of the Company’s committee charters will be posted on the Company’s website, as required by applicable SEC and Nasdaq rules. The information on or available through any of such website is not deemed incorporated in this prospectus and does not form part of this prospectus.

Audit Committee

Our audit committee (the “Audit Committee”) consists of Marc Balkin, Chris Bull and Dr. Seth Feuerstein. Mr. Balkin is an “audit committee financial expert” within the meaning of SEC regulations. Mr. Balkin serves as the chairperson of the Audit Committee. Each member of the Audit Committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the Board will examine each Audit Committee member’s scope of experience and the nature of their employment.

The Company has adopted an audit committee charter, which details the principal functions of the Audit Committee, including:

●	evaluating the independence and performance of, and assesses the qualifications of, our independent auditor, and engages such independent auditor;

●	approving the plan and fees for the annual audit, quarterly reviews, tax and other audit-related services, and approves in advance any non-audit service to be provided by the independent auditor;

●	monitoring the independence of the independent auditor and the rotation of partners of the independent auditor on our engagement team as required by law;

●	reviewing the financial statements to be included in our Annual Report on Form 20-F and Current Reports on Form 6-K and reviews with management and the independent auditors the results of the annual audit and reviews of our quarterly financial statements;

●	overseeing all aspects of our systems of internal accounting control and corporate governance functions on behalf of the board;

●	reviewing and approving in advance any proposed related-party transactions and report to the full Board on any approved transactions; and

●	providing oversight assistance in connection with legal, ethical and risk management compliance programs established by management and our Board, including Sarbanes-Oxley Act implementation, and makes recommendations to our Board of directors regarding corporate governance issues and policy decisions.

Compensation Committee

Our compensation committee (the “Compensation Committee”) consists of Marc Balkin, Chris Bull and Dr. Seth Feuerstein. The chair of the compensation committee is Chris Bull.

The Compensation Committee is governed by a written charter approved by the Board. The charter of the Compensation Committee permits the Compensation Committee to engage outside consultants and to consult with human resources consultants when appropriate to assist in carrying out its responsibilities. Compensation consultants have not been engaged by the Company to recommend or assist in determining the amount or form of compensation for any current executive officers or directors of the Company. The Compensation Committee may also obtain advice and assistance from internal or external legal, accounting, or other advisers selected by the Compensation Committee. Our Compensation Committee is responsible for overseeing and making recommendations to our board of our directors regarding the salaries and other compensation of our executive officers and general employees and providing assistance and recommendations with respect to our compensation policies and practices.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”) consists of Marc Balkin, Chris Bull and Dr. Seth Feuerstein. The chair of the Nominating and Corporate Governance Committee is Marc Balkin.

The Nominating and Corporate Governance Committee is governed by a written charter approved by the Board. Our Nominating and Corporate Governance Committee is responsible for identifying and proposing new potential director nominees to the Board for consideration and reviewing our corporate governance policies.

Code of Ethics

We have adopted a code of ethics that applies to all of our executive officers, directors and employees in accordance with the rules of the Nasdaq and the SEC. The code of ethics codifies the business and ethical principles that govern all aspects of our business. You will be able to review these documents by accessing our public filings at the SEC’s website at www.sec.gov.

Corporate Governance Practices and Foreign Private Issuer Status

The Company is a foreign private issuer within the meaning of the rules under the Exchange Act and, as such, the Company is permitted to follow the corporate governance practices of its home country in lieu of the corporate governance standards of Nasdaq applicable to U.S. domestic companies. For example, the Company is not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act, although it may elect to file certain periodic reports and financial statements with the SEC on a voluntary basis on the forms used by U.S. domestic issuers. The Company is not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, the Company’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of the Company’s securities.

In addition, as a “foreign private issuer”, the Company is permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements. A foreign private issuer must disclose in its annual reports filed with the SEC each Nasdaq requirement with which it does not comply followed by a description of its applicable home country practice. The Company currently intends to follow some, but not all, of the corporate governance requirements of Nasdaq. With respect to the corporate governance requirements of the Company that it does follow, the Company cannot give assurances that it will continue to follow such corporate governance requirements in the future, and may therefore in the future, rely on available Nasdaq exemptions that would allow the Company to follow its home country practice. Unlike the requirements of Nasdaq, the Company is not required, under the corporate governance practice and requirements in Ontario, to have its board consist of a majority of independent directors, nor is the Company required to have a compensation committee, a nominating or a corporate governance committee consisting entirely of independent directors, or to have regularly scheduled executive sessions with only independent directors each year. Such home country practices may afford less protection to holders of Common Shares.

The Company intends to rely on this “foreign private issuer exemption” with respect to the quorum requirement for shareholder meetings and with respect to Nasdaq shareholder approval rules. Whereas under the corporate governance rules of Nasdaq, a quorum requires the presence, in person or by proxy, of holders of at least 33.33% of the total issued and outstanding voting power of our shares at each general meeting, pursuant to our bylaws, the quorum required for a general meeting will consist of at least two shareholders present in person or by proxy who hold or represent at least 25% of the total outstanding voting power of our shares.

Limitation on Liability and Indemnification of Officers and Directors

Section 136 of the Business Corporations Act (Ontario) (the “OBCA”) governs the indemnification of directors and officers of a corporation and provides that a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity. A corporation shall not indemnify an individual unless the individual acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request. If the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, a corporation shall not indemnify an individual unless the individual had reasonable grounds for believing that the individual’s conduct was lawful.

The Company has entered into indemnification agreements with each director and officer of the Company in accordance with the provisions of the OBCA cited above, which are incorporated into such agreements. Under the indemnification agreements the termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the individual did not act honestly and in good faith and with a view to the best interests of the corporation or that the individual had reasonable cause to believe that his or her conduct was unlawful. To the extent permissible by law, there shall be a presumption that the individual acted honestly and in good faith and with a view to the best interests of the corporation and that the individual had no reasonable cause to believe that his or her conduct was unlawful in the absence of fraud unless a question of law is involved.

DIRECTOR AND EXECUTIVE COMPENSATION

Unless the context otherwise requires, any reference in this section of this prospectus to the “Company,” “we,” “us,” “our,” or “Psyence” refers to Psyence Biomed Corp. and its consolidated subsidiaries prior to the consummation of the Business Combination and to Psyence Biomedical Ltd. and its consolidated subsidiaries following the Business Combination. The figures presented below are on a pre - share consolidation basis.

The following tables and discussions relate to the compensation paid to or earned by our executive officers and directors who were serving during the financial year ended March 31, 2025.

Dr. Neil Maresky currently serves as chief executive officer of the Company following his resignation as chief executive officer of PGI. Warwick Corden-Lloyd currently serves as chief financial officer of the Company following his resignation as chief financial officer of PGI. Jody Aufrichtig currently serves as Director and Executive Chairman of PGI and the Company’s Director and Strategic Business Development Officer. Dr. Maresky, Mr. Corden-Lloyd and Mr. Aufrichtig are referred to collectively in this information statement as our “named executive officers.”

Prior to the Business Combination, Psyence was part of the Psyence Group and not an independent company and, as such, the historical compensation shown below was determined by PGI. Following the Business Combination, compensation arrangements for the Company’s executive officers have been determined based on the compensation policies, programs and procedures established by the Compensation Committee, which entailed: (i) for executive directors and officers (a) market related base annual salaries or fees, (b) annual cash bonuses based on a target percentage of such base annual salaries or fees based on the achievement of performance metrics approved by the Compensation Committee, (c) a sign-on award in the form of RSUs, which may be converted into Common Shares and which are subject to a trading lock-up period as well as a clawback policy and (d) long-term equity awards in the form of RSUs based on a multiple of such base annual salaries or fees, and (ii) for non-executive directors (y) a fixed monthly fee and (z) long-term equity awards in the form of RSUs based on a multiple of such fixed monthly fee. The Company’s Compensation Committee approved the named executive officers’ compensation at its first meeting.

Summary Compensation Table

The following table summarizes the compensation awarded to, earned by, or paid to our named executive officers for the fiscal year ended March 31, 2025 and March 31, 2024.

							Nonequity
Name and					Option	Stock	incentive plan	All other
principal		Salary		Bonus	awards	Awards	compensation	compensation	Total
position	Year	(US$)		(US$)	(US$)(2)	(US$)(3)	(US$)	(US$)	(US$)
Neil Maresky	2025	360,000		30,000	—	—	—	—	390,000
(Chief Executive Officer)	2024	231,228	(1)	—	70,458	55,000	—	—	356,686

Jody Aufrichtig	2025	200,000		16,667	—	—	—	—	216,667
(Executive Chairman)	2024	110,302	(1)	—	31,924	42,773	—	—	184,999

Warwick Corden Lloyd	2025	180,000		15,000	—	—	—	—	195,000
(Chief Financial Officer)	2024	98,346	(1)	—	5,395	19,588	—	—	123,329

(1)	This includes salary earned from April 1, 2023 to January 25, 2024 as part of Psyence prior to the Business Combination and salary earned from January 26, 2024 to March 31, 2024 from the Company.

(2)	The amounts reported in the “Option awards” column represent the aggregate grant date fair value of the stock options granted to the named executive officers by PGI during 2023 computed in accordance with IFRS. The option awards value was calculated using the Black-Scholes valuation model. The options vested as follows: 50% on March 31, 2023 and 50% on September 30, 2023. Note that the amounts reported in these columns reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by the named executive officers from the stock options.

(3)	The amounts reported in the “Stock awards” column represent the aggregate grant date fair value of the restricted stock units (RSUs) granted to the named executive officers by PGI during 2023 computed in accordance with IFRS. The stock awards value was based on the share price on the date of grant of RSUs. The RSUs vest as follows: 33.33% on March 31, 2024, 33.33% on March 31, 2025 and 33.34% on March 31, 2026. Note that the amounts reported in these columns reflect the accounting cost for these RSUs and do not correspond to the actual economic value that may be received by the named executive officers from the stock RSUs.

Other than as set forth in the foregoing table, the named executive officers and directors have not received compensation pursuant to any standard arrangement for the compensation of directors for their services in their capacity as directors, including any additional amounts payable for committee participation or special assignments, any other arrangement, in addition to, or in lieu of, any standard arrangement, for the compensation of directors in their capacity as directors, or any arrangement for the compensation of directors for services as consultants or experts.

Share Ownership

Outstanding Equity Awards at Fiscal Year-End

As of March 31, 2025, our executive officers have not received any equity awards from the Company, but as described above, have previously received equity awards from PGI.

Employment, Consulting and Management Agreements

As of the date of this prospectus, the Company had the employment, consulting and management agreements listed below in place with its named executive officers.

Jody Aufrichtig – Executive Chairman & Chief Development Officer

The Company, its wholly-owned subsidiary, Biomed II, Jody Aufrichtig (as principal) and Aquacap Limited (as consultant) entered into a consulting agreement dated January 25, 2024 (the “Aufrichtig Agreement”), pursuant to which Mr. Aufrichtig shall perform the services of the Executive Chairman of the Board and Chief Development Officer. Mr. Aufrichtig’s base fee is $200,000 per annum.

Mr. Aufrichtig shall be eligible to receive 335 restricted share units (“RSUs”) as an initial award, which may be converted into Common Shares. Any Common Shares issued pursuant thereto will be subject to a lock - up period ending January 25, 2025, and a clawback at the option of the Company should Mr. Aufrichtig’s appointment be terminated by the Company for cause (as defined in his agreement) or should Mr. Aufrichtig resign without good reason (as defined in his agreement). For each completed fiscal year of the Company, Mr. Aufrichtig shall be eligible to receive an annual cash bonus based on a target bonus opportunity of 50% to 100% of Mr. Aufrichtig’s annual base fee, based on the achievement of performance metrics approved by the Compensation Committee. Mr. Aufrichtig is further entitled to 2,316 RSUs for the 2024 fiscal year as well as an allocation for the 2025 fiscal year to be determined by the Compensation Committee, both of which shall vest in tranches.

Mr. Aufrichtig or the Company may terminate the Aufrichtig Agreement at any time upon no less than sixty (60) days’ written notice to the other party. Additionally, the Company may terminate the Aufrichtig Agreement at any time without prior notice, for cause, subject to a ten business day cure period by Mr. Aufrichtig.

The Company may terminate the Aufrichtig Agreement without cause, or in relation to a change of control at any time and Mr. Aufrichtig may terminate the Aufrichtig Agreement for good reason (as defined in the agreement), and in each such case the Company shall pay Mr. Aufrichtig severance pay (in lieu of notice) equal to 12 months of Mr. Aufrichtig’s base fee (as at the date of notice of termination) plus an additional amount equal to the aggregate annual bonuses paid to Mr. Aufrichtig over the preceding 12 months (from the date of notice of termination) plus a prorated payment on account of any annual bonus targets already met by Mr. Aufrichtig as of the date of notice of termination for all active services rendered up to that date (calculated at target). Mr. Aufrichtig shall be entitled to exercise any vested stock options until the earlier of 1) the option expiry date or 2) a date which is 12 months from the effective date of termination, and if so required, the Company shall extend the option expiry date accordingly.

In the event of termination by the Company for cause or by Mr. Aufrichtig without good reason, Mr. Aufrichtig shall not be entitled to any severance pay or any other payments, and none of the unvested equity incentives granted to Mr. Aufrichtig shall vest.

Mr. Aufrichtig shall not be entitled to any minimum termination entitlements required by the Ontario Employment Standards Act, 2000 (“ESA”), and no minimum termination entitlements contemplated in the ESA shall apply to the Aufrichtig Agreement.

All equity incentives granted to Mr. Aufrichtig will be subject to accelerated vesting upon a change of control, upon termination by the Company without cause, or death of Mr. Aufrichtig.

Dr. Neil Maresky – Chief Executive Officer

The Company, its wholly-owned subsidiary, Biomed II, and Dr. Neil Maresky entered into an employment agreement dated January 25, 2024 (the “Maresky Agreement”), pursuant to which he shall perform the services of Chief Executive Officer of the Company on a full time basis in consideration for a base salary of $360,000 per annum. Dr. Maresky shall be entitled to an initial award of 335 RSUs. Any Common Shares issued pursuant thereto will be subject to a lock-up period ending January 25, 2025, and a clawback at the option of the Company should Dr. Maresky’s appointment be terminated by the Company for cause or should Dr. Maresky resign without good reason. For each completed fiscal year of the Company, Dr. Maresky shall be eligible to receive an annual cash bonus based on a target bonus opportunity of 50% to 100% of Dr. Maresky’s annual base salary, based on the achievement of performance metrics approved by the Compensation Committee. Dr. Maresky is further entitled to 4,168 RSUs for the 2024 fiscal year as well as an allocation for the 2025 fiscal year to be determined by the Compensation Committee, both of which shall vest in tranches.

The Company may terminate the Maresky Agreement without cause, or in relation to a change of control at any time and Dr. Maresky may terminate the Maresky Agreement for good reason (as defined in the agreement), and in each such case the Company shall pay Dr. Maresky severance pay (in lieu of notice) equal to 24 months of Dr. Maresky’s base salary (as at the date of notice of termination) plus an additional amount equal to the aggregate annual bonuses paid to Dr. Maresky over the preceding 12 months (from the date of notice of termination) plus a prorated payment on account of any annual bonus targets already met by Dr. Maresky as of the date of notice of termination for all active services rendered up to that date (calculated at target). Dr. Maresky shall be entitled to exercise any vested stock options until the earlier of 1) the option expiry date or 2) a date which is 12 months from the effective date of termination, and if so required, the Company shall extend the option expiry date accordingly.

In the event of termination by the Company for cause or by Dr. Maresky without good reason, Dr. Maresky shall not be entitled to any severance pay or any other payments, and none of the unvested equity incentives granted to Dr. Maresky shall vest.

All equity incentives granted to Dr. Maresky will be subject to accelerated vesting upon a change of control, upon termination by the Company without cause, or death of Dr. Maresky.

Dr. Maresky shall be entitled to continuation of benefits (if any) for the minimum period required by the ESA and the greater of: (A) all other minimum requirements of the ESA and (B) the severance pay and other payments set out in the Maresky Agreement.

Warwick Corden-Lloyd – Chief Financial Officer

The Company, its wholly-owned subsidiary, Biomed II, Warwick Corden-Lloyd (as principal) and CordenLloyd Consulting (Pty) Ltd (as consultant, and an entity controlled by Mr. Corden-Lloyd) entered into a consulting agreement dated January 25, 2024 (the “Corden-Lloyd Agreement”), pursuant to which Mr. Corden-Lloyd shall perform the services of Chief Financial Officer of the Company in consideration for a base fee of $180,000 per annum. Mr. Corden-Lloyd shall be entitled to 134 RSUs as an initial award. Any Common Shares issued pursuant thereto will be subject to a lock - up period ending January 25, 2025, and a clawback at the option of the Company should Mr. Corden-Lloyd’s appointment be terminated by the Company for cause or should Mr. Corden-Lloyd resign without good reason. For each completed fiscal year of the Company, Mr. Corden-Lloyd shall be eligible to receive an annual cash bonus based on a target bonus opportunity of 30% to 80% of Mr. Corden-Lloyd’s annual base fee, based on the achievement of performance metrics approved by the Compensation Committee. Mr. Corden-Lloyd is further entitled to 1,302 RSUs for the 2024 fiscal year as well as an allocation for the 2025 fiscal year to be determined by the Compensation Committee, both of which shall vest in tranches.

The Company may terminate the Corden-Lloyd Agreement without cause, or in relation to a change of control at any time and Mr. Corden-Lloyd may terminate the Corden-Lloyd Agreement for good reason (as defined in the agreement), and in each such case the Company shall pay Mr. Corden-Lloyd severance pay (in lieu of notice) equal to 12 months of Mr. Corden-Lloyd’s base fee (as at the date of notice of termination) plus an additional amount equal to the aggregate annual bonuses paid to Mr. Corden-Lloyd over the preceding 12 months (from the date of notice of termination) plus a prorated payment on account of any annual bonus targets already met by Mr. Corden-Lloyd as of the date of notice of termination for all active services rendered up to that date (calculated at target). Mr. Corden-Lloyd shall be entitled to exercise any vested stock options until the earlier of 1) the option expiry date or 2) a date which is 12 months from the effective date of termination, and if so required, the Company shall extend the option expiry date accordingly.

In the event of termination by the Company for cause or by Mr. Corden-Lloyd without good reason, Mr. Corden-Lloyd shall not be entitled to any severance pay or any other payments, and none of the unvested equity incentives granted to Mr. Corden-Lloyd shall vest.

Mr. Corden-Lloyd shall not be entitled to any minimum termination entitlements required by the Ontario Employment Standards Act, 2000 (“ESA”), and no minimum termination entitlements contemplated in the ESA shall apply to the Corden-Lloyd Agreement.

All equity incentives granted to Mr. Corden - Lloyd will be subject to accelerated vesting upon a change of control, upon termination by the Company without cause, or death of Mr. Corden - Lloyd.

Christopher Bull, Marc Balkin, Dr Seth Feuerstein – Letters of Appointment (Non-Executive Directors)

Each of Christopher Bull, Marc Balkin, and Dr Seth Feuerstein have entered into letters of appointment on identical terms in their positions as non-executive directors (“NED”). Each NED’s appointment under this letter is for an initial term commencing January 25, 2024 until the date of the first annual general meeting of the Company, unless terminated earlier by either party giving to the other one month’s prior written notice. Each NED’s appointment is further subject to the Company’s articles of association, and re-election to the board by the Company’s shareholders at the first annual general meeting of the Company.

Each NED is compensated for their services as a non-executive director in accordance with the compensation, annual bonus and long-term incentive policy adopted by the Board on February 2, 2024, as supplemented by the performance metrics to be approved by the Compensation Committee of the Company in accordance with the Company’s rules and policies governing performance and bonus schemes (still to be adopted). Each of Mr. Balkin and Dr. Feuerstein earn US$2,500 per month / US$30,000.00 per annum and have been allocated 973 and 347 RSUs respectively as equity / long-term incentive awards, and Mr. Bull earns £6,250 per month / £75,000 per annum and has been allocated 1,182 RSUs as equity / long-term incentive awards. Each NED shall be entitled to a further allocation of RSUs for the 2025 fiscal year to be determined by the Compensation Committee, which shall vest in tranches.

Cash and Equity Compensation

The Company’s Compensation Committee approved the named executive officers’ compensation at its first meeting. Following the Business Combination, compensation arrangements for the Company’s executive officers was determined based on the compensation policies, programs and procedures established by the Compensation Committee, which entailed: (i) for directors and executive officers (a) market related base annual salaries or fees, (b) annual cash bonuses based on a target percentage of such base annual salaries or fees based on the achievement of performance metrics approved by the Compensation Committee, (c) a sign-on award in the form of RSUs, which may be converted into Common Shares and which are subject to a trading lock-up period as well as a clawback policy and (d) long-term equity awards in the form of RSUs based on a multiple of such base annual salaries or fees, and (ii) for non-executive directors (y) a fixed monthly fee and (z) long-term equity awards in the form of RSUs based on a multiple of such fixed monthly fee.

For information regarding share options granted to Psyence’s directors and executive officers, see the section entitled “— Equity Incentive Plans” below.

Indemnification Agreements

The Company has entered into indemnification agreements with each of its officers and directors. Under these agreements, the Company may agree to indemnify its directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director of the Company.

Equity Incentive Plans

The 2023 Equity Incentive Plan

The Company has adopted the Psyence Biomedical Ltd. 2023 Equity Incentive Plan (as amended by the Board on June 28, 2024 and November 12, 2024, and rectified by the Board on June 17, 2025), which is referred to herein as the “Incentive Plan.” The following is a summary of the material features of the Incentive Plan.

Purpose

The purpose of the Incentive Plan is to enhance the ability of the Company to attract, retain, and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities that are intended to motivate high levels of performance and align the interests of directors, employees, and consultants with those of the Company’s shareholders.

Eligibility

Persons eligible to participate in the Incentive Plan are employees, non-employee directors, and consultants of the Company and its subsidiaries as selected from time to time by the plan administrator in its discretion, including prospective employees, non-employee directors and consultants. Any awards granted to such a prospect before the individual’s start date may not become vested or exercisable, and no shares may be issued to such individual, before the date the individual first commences performance of services with the Company or its subsidiaries. As of the date of this prospectus, approximately 11 individuals are eligible to participate in the Incentive Plan, which includes approximately 2 officers, 4 non-employee directors, and 5 consultants.

Administration

The Incentive Plan will be administered by the Board, the Compensation Committee of the Board, or such other similar committee pursuant to the terms of the Incentive Plan. The plan administrator, which initially will be the Compensation Committee of the Board, will have full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the Incentive Plan. The plan administrator may delegate to one or more officers of the Company, the authority to grant awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act.

Share Reserve

The number of the Common Shares that may be issued under the Incentive Plan is equal to 15% of the aggregate number of the Common Shares issued and outstanding immediately after the Closing (calculated on a fully-diluted basis), or 3,362 Common Shares. On November 12, 2024, shareholders approved the increase of the number of Common Shares reserved for issuance under the Plan to 13,635 (post-share consolidation figure). All of the shares initially available under the Incentive Plan may be issued upon the exercise of equity incentives. After rectification the number of Common Shares reserved for issuance under the Plan is 73,534 (post-share consolidation figure).

The number of shares available for issuance under the Incentive Plan also will include an automatic annual increase, or the evergreen feature, on the first day of each calendar year, beginning January 1, 2025 and continuing until (and including) January 1, 2034, equal to 15% of the issued and outstanding number of shares of the Company calculated as of December 31st of the calendar year immediately preceding the date of such increase, or a lesser number of shares as determined by the Board. Shares issuable under the Incentive Plan may be authorized, but unissued, or reacquired the Common Shares.

Shares underlying any awards under the Incentive Plan that are forfeited, cancelled, held back upon exercise of a share option or settlement of an award to cover the exercise price or tax withholding satisfied without the issuance of the Common Shares or otherwise terminated (other than by exercise) will be added back to the shares available for issuance under the Incentive Plan and, to the extent permitted under Section 422 of the Code and the Treasury Regulations promulgated thereunder, the shares that may be issued as incentive stock options.

Types of Awards

The Incentive Plan provides for the grant of share options, share appreciation rights, restricted shares, restricted share units, and other stock-based awards (collectively, “awards”). Unless otherwise set forth in an individual award agreement, each award shall vest over a three (3) year period, with one-third (1/3) of the award vesting on the first annual anniversary of the date of grant and the remaining portion of the award vesting annually thereafter.

Share Options. The Incentive Plan permits the granting of both options intended to qualify as incentive stock options under Section 422 of the Code and share options that do not so qualify. Share options granted under the Incentive Plan will be nonqualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company and its subsidiaries. Nonqualified options may be granted to any persons eligible to receive awards under the Incentive Plan.

The exercise price of each share option will be determined by the plan administrator, but such exercise price may not be less than 100% of the fair market value of one the Common Share on the date of grant (which shall be the volume weighted average trading price during the thirty (30) preceding days) or, in the case of an incentive stock option granted to a 10% or greater shareholder, 110% of such share’s fair market value. The term of each share option will be fixed by the plan administrator and may not exceed ten (10) years from the date of grant (or five (5) years for an incentive stock option granted to a 10% or greater shareholder). The plan administrator will determine at what time or times each share option may be exercised, including the ability to accelerate the vesting of such share options.

Upon exercise of a share option, the exercise price must be paid in full either in cash, check or, surrender of other the Common Shares which meet the conditions established by the plan administrator to avoid adverse accounting consequences to the Company. Subject to applicable law and approval of the plan administrator, the exercise price may also be made by means of a broker-assisted cashless exercise. In addition, the plan administrator may permit nonqualified options to be exercised using a “net exercise” arrangement that reduces the number of shares issued to the optionee by the largest whole number of shares with fair market value that does not exceed the aggregate exercise price.

Share Appreciation Rights. The plan administrator may award share appreciation rights subject to such conditions and restrictions as it may determine. Share appreciation rights entitle the recipient to the Common Shares or cash, equal to the value of the appreciation in the Company’s share price over the exercise price, as set by the plan administrator. The term of each share appreciation right will be fixed by the plan administrator and may not exceed ten years from the date of grant. The plan administrator will determine at what time or times each share appreciation right may be exercised, including the ability to accelerate the vesting of such share appreciation rights.

Restricted Shares. A restricted share award is an award of the Common Shares that vests in accordance with the terms and conditions established by the plan administrator. The plan administrator will determine the persons to whom grants of restricted share awards are made, the number of restricted shares to be awarded, the price (if any) to be paid for the restricted shares, the time or times within which restricted share awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of restricted share awards. Unless otherwise provided in the applicable award agreement, a participant generally will have the rights and privileges of a shareholder as to such restricted shares, including without limitation the right to vote such restricted shares and the right to receive dividends, if applicable.

Restricted Share Units. Restricted share units are the right to receive the Common Shares at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the plan administrator. Restrictions or conditions could include, but are not limited to, the attainment of performance goals, continuous service with the Company or its subsidiaries, the passage of time or other restrictions or conditions. The plan administrator determines the persons to whom grants of restricted share units are made, the number of restricted share units to be awarded, the time or times within which awards of restricted share units may be subject to forfeiture, the vesting schedule, and rights to acceleration thereof, and all other terms and conditions of the restricted share unit awards. The value of the restricted share units may be paid in Common Shares, cash, other securities, other property, or a combination of the foregoing, as determined by the plan administrator.

The holders of restricted share units will have no voting rights. Prior to settlement or forfeiture, restricted share units awarded under the Incentive Plan may, at the plan administrator’s discretion, provide for a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all dividends paid on one Common Share while each restricted share unit is outstanding. Dividend equivalents may be converted into additional restricted share units. Settlement of dividend equivalents may be made in the form of cash, Common Shares, other securities, other property, or a combination of the foregoing. Prior to distribution, any dividend equivalents shall be subject to the same conditions and restrictions as the restricted share units to which they are payable.

Other Share-Based Awards. Other share-based awards may be granted either alone, in addition to, or in tandem with, other awards granted under the Incentive Plan and/or cash awards made outside of the Incentive Plan. The plan administrator shall have authority to determine the persons to whom and the time or times at which other share-based awards will be made, the amount of such other share-based awards, and all other conditions, including any dividend and/or voting rights.

Prohibition on Repricing

Except for an adjustment pursuant to the terms of the Incentive Plan or a repricing approved by shareholders, in no case may the plan administrator (i) amend an outstanding share option or share appreciation right to reduce the exercise price of the award, (ii) cancel, exchange, or surrender an outstanding share option or share appreciation right in exchange for cash or other awards for the purpose of repricing the award, or (iii) cancel, exchange, or surrender an outstanding share option or share appreciation right in exchange for a share option or share appreciation right with an exercise price that is less than the exercise price of the original award.

Tax Withholding

Participants in the Incentive Plan are responsible for the payment of any federal, state, or local taxes that the Company or its subsidiaries are required by law to withhold upon the exercise of share options or share appreciation rights or vesting of other awards. The plan administrator may cause any tax withholding obligation of the Company or its subsidiaries to be satisfied, in whole or in part, by the applicable entity withholding from the Common Shares to be issued pursuant to an award a number of shares with an aggregate fair market value that would satisfy the withholding amount due. The plan administrator may also require any tax withholding obligation of the Company or its subsidiaries to be satisfied, in whole or in part, by an arrangement whereby a certain number of the Common Shares issued pursuant to any award are immediately sold and proceeds from such sale are remitted to the Company or its subsidiaries in an amount that would satisfy the withholding amount due.

Equitable Adjustments

In the event of a merger, consolidation, recapitalization, share split, reverse share split, reorganization, split-up, spin-off, combination, repurchase or other change in corporate structure affecting the Common Shares, the maximum number and kind of shares reserved for issuance or with respect to which awards may be granted under the Incentive Plan will be adjusted to reflect such event, and the plan administrator will make such adjustments as it deems appropriate and equitable in the number, kind, and exercise price of the Common Shares covered by outstanding awards made under the Incentive Plan.

Change in Control

In the event of any proposed change in control (as defined in the Incentive Plan), the plan administrator will take any action as it deems appropriate, which action may include, without limitation, the following: (i) the continuation of any award, if the Company is the surviving corporation; (ii) the assumption of any award by the surviving corporation or its parent or subsidiary; (iii) the substitution by the surviving corporation or its parent or subsidiary of equivalent awards; (iv) accelerated vesting of the award, with all performance objectives and other vesting criteria deemed achieved at targeted levels, and a limited period during which to exercise the award prior to closing of the change in control, or (v) settlement of any award for the change in control price (less, to the extent applicable, the per share exercise price). Unless determined otherwise by the plan administrator, in the event that the successor corporation refuses to assume or substitute for the award, a participant shall fully vest in and have the right to exercise the award as to all the Common Shares covered by the award, including those that would not otherwise be vested or exercisable, all applicable restrictions will lapse, and all performance objectives and other vesting criteria will be deemed achieved at targeted levels.

Transferability of Awards

Unless determined otherwise by the plan administrator, an award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, except to a participant’s estate or legal representative, and may be exercised, during the lifetime of the participant, only by the participant. If the plan administrator makes an award transferable, such award will contain such additional terms and conditions as the plan administrator deems appropriate.

Term

The Incentive Plan became effective when adopted by the Board, and, unless terminated earlier, the Incentive Plan will continue in effect for a term of ten (10) years.

Amendment and Termination

The Board may amend or terminate the Incentive Plan at any time. Any such termination will not affect outstanding awards. No amendment or termination of the Incentive Plan will materially impair the rights of any participant, unless mutually agreed otherwise between the participant and the Company. Approval of the shareholders shall be required for any amendment, where required by applicable law, as well as (i) to increase the number of shares available for issuance under the Incentive Plan and (ii) to change the persons or class of persons eligible to receive awards under the Incentive Plan. We have opted out of Nasdaq requirements to receive shareholder approval in connection with an amendment to the Incentive Plan.

Form S-8

On July 31, 2024 and July 23, 2025, the Company filed with the SEC a registration statements on Form S-8 covering the Common Shares issuable under the Incentive Plan.

Material United States Federal Income Tax Considerations

The following is a general summary under current law of the material U.S. federal income tax considerations related to awards and certain transactions under the Incentive Plan, based upon the current provisions of the Code and Treasury Regulations promulgated thereunder. This summary deals with the general U.S. federal income tax principles that apply and is provided only for general information. It does not describe all U.S. federal tax consequences under the Incentive Plan, nor does it describe state, local, or foreign income tax consequences or employment tax consequences. The rules governing the tax treatment of such awards are quite technical, so the following discussion of tax consequences is necessarily general in nature and is not complete. In addition, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

The Incentive Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the U.S. Employee Retirement Income Security Act of 1974, as amended.

The ability of the Company or its subsidiaries to realize the benefit of any tax deductions described below depends on generation of taxable income as well as the requirement of reasonableness and the satisfaction of tax reporting obligations.

Incentive Stock Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If the Common Shares issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then generally (i) upon sale of such shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long- term capital gain, and any loss sustained will be a long-term capital loss, and (ii) neither the Company nor its subsidiaries will be entitled to any deduction for U.S. federal income tax purposes; provided that such incentive stock option otherwise meets all of the technical requirements of an incentive stock option. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If the Common Shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the Common Shares at exercise (or, if less, the amount realized on a sale of such the Common Shares) over the option exercise price thereof, and (i) the Company or its subsidiaries will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering the Common Shares.

If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the share option is treated as a nonqualified option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year, in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Nonqualified Options. No income is generally realized by the optionee at the time a nonqualified option is granted. Generally, (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the Common Shares issued on the date of exercise, and the Company or its subsidiaries receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long- term capital gain or loss depending on how long the Common Shares have been held. Special rules will apply where all or a portion of the exercise price of the nonqualified option is paid by tendering the Common Shares. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value of the Common Shares over the exercise price of the share option.

Share Appreciation Rights, Restricted Shares, Restricted Share Units, and Other Share-Based Awards. The current U.S. federal income tax consequences of other awards authorized under the Incentive Plan generally follow certain basic patterns: (i) share appreciation rights are taxed and deductible in substantially the same manner as nonqualified options; (ii) nontransferable restricted shares subject to a substantial risk of forfeiture result in income recognition equal to the excess of the fair market value of the Common Shares over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Code Section 83(b) election); and (iii) restricted share units, dividend equivalents, and other share or cash based awards are generally subject to tax at the time of payment. the Company or its subsidiaries generally should be entitled to a U.S. federal income tax deduction in an amount equal to the ordinary income recognized by the participant at the time the participant recognizes such income.

The participant’s basis for the determination of gain or loss upon the subsequent disposition of the Common Shares acquired from a share appreciation right, restricted share award, restricted share unit, or other share-based award will be the amount paid for such shares plus any ordinary income recognized when the shares were originally delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.

Parachute Payments. The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause all or a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to either the Company or its subsidiaries, in whole or in part, and may subject the recipient to a non-deductible 20% U.S. federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Section 409A. The foregoing description assumes that Section 409A of the Code does not apply to an award under the Incentive Plan. In general, share options and share appreciation rights are exempt from Section 409A if the exercise price per share is at least equal to the fair market value per share of the underlying share at the time the share option or share appreciation right was granted. Restricted share awards are not generally subject to Section 409A. Restricted share units are subject to Section 409A unless they are settled within two and one-half months after the end of the later of (1) the end of the Company’s fiscal year in which vesting occurs or (2) the end of the calendar year in which vesting occurs. If an award is subject to Section 409A and the provisions for the exercise or settlement of that award do not comply with Section 409A, then the participant would be required to recognize ordinary income whenever a portion of the award vested (regardless of whether it had been exercised or settled). This amount would also be subject to a 20% U.S. federal tax and premium interest in addition to the U.S. federal income tax at the participant’s usual marginal rate for ordinary income.

New Plan Benefits

No awards have been previously granted under the Incentive Plan. The awards that are to be granted to any participant or group of participants are indeterminable at the date of this prospectus because participation and the types of awards that may be granted under the Incentive Plan are subject to the discretion of the plan administrator. Consequently, no new plan benefits table is included in this prospectus.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Party Transactions

PsyLabs

On August 15, 2025, the Company entered into a subscription agreement with PsyLabs. Pursuant to the PsyLabs Subscription Agreement, PsyLabs agreed to issue to the Company 1,750 shares of PsyLabs at a price per share of $2,000, for an aggregate purchase price of $3,500,000. The transaction closed on September 1, 2025. Certain executives, including the Executive Chairman, the Chief Financial Officer and the General Counsel, and an independent director, of the Company provide consulting services to PsyLabs in exchange for consulting fees. Such individuals, together with the Company’s Chief Executive Officer, own less than 5% of the outstanding shares of PsyLabs in the aggregate. Certain of these individuals are also members of the board of directors of wholly-owned subsidiaries of PsyLabs.

On April 15, 2025 the Company entered into a subscription agreement with PsyLabs. Pursuant to the subscription agreement, PsyLabs agreed to issue to the Company 250 shares of PsyLabs at a price per share of $2,000, for an aggregate purchase price of $500,000. The transaction closed on June 30, 2025

On September 17, 2024, the Company entered into a share purchase agreement (the “Psylabs Purchase Agreement”) with Psyence Group Inc. (“PGI”), pursuant to which the Company agreed to acquire from PGI, 1,000 ordinary shares, par value $0.01 per share, of PsyLabs, representing approximately 11.3% of PsyLabs’ issued and outstanding equity.

On September 3, 2024, the Company entered into a license agreement (the “Psylabs License Agreement”) with PsyLabs UK. Pursuant to the Psylabs License Agreement, PsyLabs UK granted the Company exclusive, worldwide, royalty-bearing rights, with the right to grant sublicenses (subject to specified restrictions), to develop, conduct clinical trials for, and commercialize proprietary psilocybin standardized extract–based active pharmaceutical ingredients and a final dosage form suitable for human consumption for alcohol use disorder and substance use disorder (the “Fields of Use”). In consideration, the Company agreed to pay PsyLabs UK (per Field of Use): (i) $73,000 on the earlier of July 31, 2026 or regulatory authorization to commence a trial; (ii) $75,000 upon PsyLabs UK’s ability to deliver a fully formulated licensed product approved for use in the Company’s elected trials; (iii) $292,000 upon submission and approval of a Phase III clinical trial application (or equivalent) and product provision; and (iv) $584,000 upon first marketing approval and $292,000 upon each subsequent marketing approval. The Company will also pay a royalty of 10% of net sales commencing upon first commercial sale, and an annual fee of $146,000 per Field of Use beginning on the date of the Company’s Phase II clinical study report, which is creditable against royalties. The exclusivity of each Field of Use may terminate if the Company has not made commercially reasonable efforts to commence any trials in that Field of Use by December 31, 2026 or if, from January 1, 2030 onward, the Company fails to pay a minimum of $73,000 in annual royalties for that Field of Use. The Psylabs License Agreement includes customary representations, warranties, conditions and indemnities of the parties. Psylabs is an affiliate as described above.

PGI

On January 25, 2024, the Company issued an unsecured convertible promissory note to PGI (the “PGI Note”), in the principal amount of $1,610,657, which is equal to the total amount owed to PGI in connection with loans that PGI had previously made to the Company. The PGI Note bore no interest, and (i) $150,000 of the principal balance of the PGI Note was paid on the Closing Date and (ii) $1,460,657 of the principal balance of the PGI Note was payable on the date that is the one-year anniversary after the Closing Date, or January 25, 2025. The proceeds from this loan were received by the Company prior to the Closing Date. This note is convertible into shares at the option of PGI.

On January 25, 2024, the Company issued an unsecured convertible promissory note to the NCAC Sponsor (the “NCAC Note”), in the principal amount of $1,615,501, which is equal to the total amount owed to NCAC Sponsor under certain existing promissory notes previously issued by NCAC to the NCAC Sponsor (the “Existing Notes”). The NCAC Note bore no interest, and (i) $100,000 of the principal balance of the NCAC Note became owing on the Closing Date and (ii) $1,515,501 of the principal balance of the NCAC Note was payable on the date that is the one-year anniversary after the Closing Date, or January 25, 2025. This note is convertible into shares at the option of NCAC Sponsor.

Both notes were designated at FVTPL due to the embedded conversion features, as the conversion prices were not fixed.

At inception on January 25, 2024 the fair value of the PGI Note was $1,418,675 and the NCAC note was $1,413,529.

On September 30, 2024, the Company entered into Debt for Equity Exchange Agreement with PGI pursuant to which the Company issued 3,473 of common shares to extinguish $1,307,960 of PGI Note, representing a conversion price of $298.88 per share.

On October 25, 2024, the Company entered into Debt for Equity Exchange Agreement with PGI pursuant to which the Company issued 1,414 of common shares to extinguish the remaining balance of PGI Note representing, a conversion price of $298.88 per share.

In accordance with the Debt for Equity Exchange Agreements entered into on September 30, 2024 and October 25, 2024, as amended, the Company will need to issue additional shares to PGI if the Company’s volume weighted average share price for the 10 days prior to November 26, 2024 is lower than $298.88 per share (“PGI make whole payment”).

In December 2024, the Company issued 42,378 common shares to extinguish the PGI make whole payment. The issuance of shares pursuant to the Debt for Equity Exchange Agreements resulted in a fair value gain of $327,668 which was recorded in the consolidated statements of income/(loss) and comprehensive income/(loss).

On September 30, 2024, the Company entered into Debt for Equity Exchange Agreement with NCAC Sponsor pursuant to which the Company issued 5,405 of common shares to extinguish the outstanding balance of NCAC Note, representing a conversion price of $298.88 per share.

In accordance with the Debt for Equity Exchange Agreements, as amended, the Company will need to issue additional shares to NCAC Sponsor if the Company’s volume weighted average share price for the 10 days prior to November 26, 2024 is lower than $298.88 per share (“NCAC make whole payment”).

In December 2024, the Company issued 46,870 common shares to extinguish the NCAC make whole payment. The issuance of shares pursuant to the Debt for Equity Exchange Agreements resulted in a fair value gain of $377,897 which was recorded in the consolidated statements of income/(loss) and comprehensive income/(loss).

The fair value of the notes was calculated using a credit adjusted market borrowing rate as at March 31, 2024. The fair value of both notes was $nil as at March 31, 2025 (March 31, 2024 - $2,790,492). A fair value gain of $705,565 was recognized during the year in the statement of comprehensive income (March 31, 2024 ($108,288)).

The foregoing description of the Swap Agreements does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Swap Agreements.

Equity Incentive Plans

See “Management  — Equity Incentive Plans.”

Employment Agreements and Indemnification Agreements

See “Executive Compensation —  Employment, Consulting and Management Agreements” and “Management – Limitation on Liability and Indemnification of Officers and Directors.”

Related Party Transaction Policy

The Board has adopted a written related party transaction policy, which sets forth the policies and procedures for the review and approval or ratification or related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest.

A “Related Person” means:

●	any person who is, or at any time during the applicable period was, one of the Company’s officers or one of the Company’s directors;

●	any person who is known by the Company to be the beneficial owner of more than five percent (5%) of its voting stock;

●	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of its voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than five percent (5%) of its voting stock; and

●	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a ten percent (10%) or greater beneficial ownership interest.

The Company has policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its charter, the audit committee will have the responsibility to review related party transactions.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of Common Shares on the date of this prospectus, based on information obtained from the persons named below, by:

●	each person known by Psyence to be the beneficial owner of more than 5% of the outstanding Common Shares;

●	each of Psyence’s executive officers and directors; and

●	all of Psyence’s executive officers and directors as a group.

Unless otherwise indicated, Psyence believes that all persons named in the tables below have sole voting and investment power with respect to all shares beneficially owned by them. Except as otherwise noted herein, the number and percentage of Common Shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any Common Shares as to which the holder has sole or shared voting power or investment power and also any Common Shares which the holder has the right to acquire within 60 days of the date of this prospectus through the exercise of any option, warrant, convertible security or other right. As of September 30, 2025, there were 1,872,051 Common Shares issued and outstanding.

	Number of Company	% of Company
	Common	Common
Name of Beneficial Owner(1)	Shares	Shares
5% Holders
N/A
Directors and Executive Officers	—
Dr. Neil Maresky	1,723		*
Warwick Corden-Lloyd	568		*
Jody Aufrichtig	1,106		*
Marc Balkin	324		*
Christopher (Chris) Bull	397		*
Dr. Seth Feuerstein	116		*
All Directors and Executive Officers as a group (six individuals)	4,234		*

Notes:

*	Less than 1.0%

(1)	Unless otherwise noted, the business address of each of those listed in the table above is 121 Richmond Street West, Penthouse Suite 1300, Toronto, Ontario M5H 2K1.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted Common Shares of Psyence for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of Psyence’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) Psyence is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted Common Shares or warrants for at least six months but who are Psyence’s affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of Common Shares then outstanding); or

●	the average weekly reported trading volume of the Common Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by Psyence’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Substantially all of the present Psyence shareholders will be able to sell shares either pursuant to the registration statement of which this prospectus is a part or, commencing three months after Psyence becomes a reporting company, which will be prior to the Closing date, pursuant to Rule 144, although Psyence’s executive officer and directors and other affiliate will be subject to the limitation described above with respect to sales pursuant to Rule 144. These restrictions do not affect sales pursuant to this prospectus.

DESCRIPTION OF SECURITIES

The following description of the material terms of the securities of the Company includes a summary of specified provisions of the Articles of Incorporation and amended and restated by-laws (“bylaws”) of the Company. This description is qualified by reference to the Articles of Incorporation and by-laws, copies of which are attached as exhibits to the registration statement of which this prospectus is a part and incorporated in this prospectus by reference. In this section, the terms “we,” “our” or “us” refer to the Company, and all capitalized terms used in this section are as defined in the Articles of Incorporation and bylaws, unless elsewhere defined herein.

General

The following is a summary of the rights of our Common Shares as set forth in our Articles of Incorporation and bylaws and certain related sections of the OBCA. This summary does not purport to be complete and is qualified in its entirety by the full text of the Articles of Incorporation.

Our authorized share capital consists of an unlimited number of Common Shares, each without par value. As of September 26, 2025 we have 1,872,051 issued and outstanding Common Shares.

The following description of our share capital and provisions of our Articles of Incorporation and bylaws are summaries of material terms and provisions and are qualified by reference to our Articles of Incorporation and bylaws, copies of which have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part. The description of our Common Shares reflects amendments to our Articles of Incorporation and bylaws.

Common Shares

The holders of our Common Shares are entitled to one vote for each share held at any meeting of shareholders. The holders of our Common Shares are entitled to receive dividends as and when declared by our Board. In the event of our liquidation, dissolution or winding-up or other distribution of our assets among our shareholders, the holders of our Common Shares are entitled to share pro rata in the distribution of the balance of our assets. There are no preemptive, redemption, purchase or conversion rights attaching to our Common Shares. There are no sinking fund provisions applicable to our Common Shares. Our Common Shares are issued in fully registered form.

Warrants

Each Warrant is exercisable to purchase one Common Share. The Warrants will expire on January 25, 2029, at 5:00 p.m., New York City time.

Public Warrants

Each the Public Warrant shall entitle the registered holder thereof to purchase one whole Common Share at a price of $6,874.13 per share, subject to adjustment as discussed below, at any time commencing on February 24, 2024.

The Company will not be obligated to deliver any Common Shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Common Shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue Common Shares upon exercise of a warrant unless Common Shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.

The Public Warrants and the Common Shares issuable upon exercise of the Public Warrants have been registered on the Form F-4 filed in connection with the Business Combination. The Company will use its best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Common Shares are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but the Company will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, we may call the warrants for redemption:

●	in whole and not in part;

●	at a price of US$0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

●	if, and only if, the reported last sale price of Common Shares equals or exceeds US$10,759.50 per share for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of Common Shares may fall below the US$10,759.50 redemption trigger price as well as the US$6,874.13 warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” This redemption feature may differ from the warrant redemption features used by other blank check companies. In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of Common Shares issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of Common Shares equal to the quotient obtained by dividing (x) the product of the number of Common Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Common Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. As an example, if we elect to call the warrants for redemption on a “cashless basis” in accordance with the redemption criteria described above and the “fair market value” is determined to be US$1,350.00 per share, then a holder of warrants for the purchase of 100 shares of our Common Shares would receive 36 shares of our Common Shares upon such exercise. The “fair market value” for these purposes may be higher or lower than the US$1,350.00 redemption trigger price and will only be determinable when we elect to send a notice of redemption to holders of the warrants. If a holder does not exercise his or her warrants within the redemption period, then he or she will be forced to accept the nominal redemption price of US$0.01 per warrant which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of such warrants. If we call our warrants for redemption and our Private Warrants and their permitted transferees would still be entitled to exercise their Private Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Common Shares outstanding immediately after giving effect to such exercise.

If the number of outstanding Common Shares is increased by a share dividend payable in Common Shares, or by a split-up of Common Shares or other similar event, then, on the effective date of such share dividend, sub-division or similar event, the number of Common Shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding Common Shares. A rights offering to holders of Common Shares entitling holders to purchase Common Shares at a price less than the fair market value will be deemed a share dividend of a number of Common Shares equal to the product of (i) the number of Common Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Shares) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Common Shares paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Shares, in determining the price payable for Common Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Common Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the warrants are outstanding and unexpired, pays a dividend or make a distribution in cash, securities or other assets to the holders of Common Shares on account of such Common Shares (or other shares of the Company’s capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, or (c) to satisfy the redemption rights of the holders of Common Shares in connection with a proposed initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Shares in respect of such event.

If the number of outstanding Common Shares is decreased by a consolidation, combination, reverse stock split or reclassification of Common Shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Common Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Common Shares.

Whenever the number of Common Shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Common Shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Common Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Common Shares (other than those described above or that solely affects the par value of such Common Shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of outstanding Common Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of its Common Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Common Shares in such a transaction is payable in the form of Common Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the Company, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Common Shares and any voting rights until they exercise their warrants and receive Common Shares. After the issuance of Common Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number of Common Shares to be issued to the warrant holder.

Private Warrants

The Private Warrants were assumed by the Company upon the consummation of the Business Combination, and after the Business Combination, each warrant is exercisable for one Common Share and will expire on January 25, 2029, at 5:00 p.m., New York City time.

The Private Warrants may be exercised on a cashless basis and will not be redeemable by the Company so long as they are held by the initial holders thereof or their permitted transferees. Otherwise, the Private Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Warrants are held by holders other than the initial holders thereof or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants. If holders of the Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of Common Shares equal to the quotient obtained by dividing (x) the product of the number of Common Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Common Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Investor Private Warrants

On January 15, 2024, the Company issued warrants in connection with the SPA Addendum. The holders of such warrants are entitled to purchase Common Shares for cash at an exercise price of $298.88 per Warrant Share, subject to adjustment. Such warrants are exercisable at any time from the issuance date to the date that is the two year anniversary of the issuance date. Adjustments may occur if the company undergoes share dividends, splits, or fundamental transactions. The warrant can be exercised in part, and no fractional shares will be issued. Additionally, there are beneficial ownership limitations and provisions for buy-in compensation in case of a failure to deliver shares. The warrant holders do not have the rights or privileges of holders of Common Shares and any voting rights until they exercise their warrants and receive Common Shares. After the issuance of Common Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders. The foregoing description of the such warrants is qualified in its entirety by the full text of the warrants, which is attached as an exhibit to the registration statement of which this prospectus is a part, and is incorporated herein by reference.

Series A Warrants

On December 27, 2024, in connection with the closing of the PIPE Transaction, the Company issued the Series A Warrants to purchase up to 125,471 Common Shares at an exercise price of $15.94 per share to certain of the Selling Securityholders. Such warrants are exercisable at any time from the issuance date to the date that is the five year anniversary of the issuance date. Adjustments may occur if the Company undergoes share dividends, splits, or fundamental transactions. The warrant can be exercised in part, and no fractional shares will be issued. Additionally, there are beneficial ownership limitations that may be waived at the option of each holder upon 61 days’ notice to the Company, but in no event may such beneficial ownership limitation exceed 19.99% of the number of shares of outstanding Common Stock. The warrant holders do not have the rights or privileges of holders of Common Shares and any voting rights until they exercise their warrants and receive Common Shares. After the issuance of Common Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders. If holders of the warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of Common Shares equal to the quotient obtained by dividing (x) the product of the number of Common Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Common Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

The foregoing description of the Series A Warrants is qualified in its entirety by the full text of the warrants, which is attached as an exhibit to the registration statement of which this prospectus is a part, and is incorporated herein by reference.

Series B Warrants

On December 27, 2024, in connection with the closing of the PIPE Transaction, the Company issued the Series B Warrants to purchase up to 125,471 Common Shares at an exercise price of $15.94 per share to certain of the Selling Securityholders. Such warrants are exercisable at any time from the issuance date to the date that is the two year anniversary of the issuance date. Adjustments may occur if the Company undergoes share dividends, splits, or fundamental transactions. The warrant can be exercised in part, and no fractional shares will be issued. Additionally, there are beneficial ownership limitations that may be waived at the option of each holder upon 61 days’ notice to the Company, but in no event may such beneficial ownership limitation exceed 19.99% of the number of shares of outstanding Common Stock. The warrant holders do not have the rights or privileges of holders of Common Shares and any voting rights until they exercise their warrants and receive Common Shares. After the issuance of Common Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders. If holders of the warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of Common Shares equal to the quotient obtained by dividing (x) the product of the number of Common Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Common Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

The foregoing description of the Series B Warrants is qualified in its entirety by the full text of the warrants, which is attached as an exhibit to the registration statement of which this prospectus is a part, and is incorporated herein by reference.

Placement Agent Warrants

On December 27, 2024, in connection with the closing of the PIPE Transaction, the Company issued the Placement Agent Warrants to purchase up to 9,409 Common Shares at an exercise price of $19.93 per share to the Placement Agent or its designees. Such warrants are exercisable at any time from the issuance date to the date that is the five year anniversary of the issuance date. Adjustments may occur if the company undergoes share dividends, splits, or fundamental transactions. The warrant can be exercised in part, and no fractional shares will be issued. Additionally, there are beneficial ownership limitations that may be waived at the option of each holder upon 61 days’ notice to the Company, but in no event may such beneficial ownership limitation exceed 19.99% of the number of shares of outstanding Common Stock. The warrant holders do not have the rights or privileges of holders of Common Shares and any voting rights until they exercise their warrants and receive Common Shares. After the issuance of Common Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders. If holders of the warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of Common Shares equal to the quotient obtained by dividing (x) the product of the number of Common Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Common Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

The foregoing description of the Placement Agent Warrants is qualified in its entirety by the full text of the warrants, which is attached as an exhibit to the registration statement of which this prospectus is a part, and is incorporated herein by reference.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material United States federal income tax considerations relating to the acquisition, ownership, and disposition of our Common Shares by a U.S. Holder, as defined below, that acquires our Common Shares in this offering and holds our Common Shares as “capital assets” (generally, property held for investment) under the Code. This discussion is based on existing United States federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (such as, for example, certain financial institutions, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, traders in securities that elect mark-to-market treatment, partnerships (or other entities treated as partnerships for United States federal income tax purposes) and their partners, tax-exempt organizations (including private foundations)), investors who are not U.S. Holders, investors that own (directly, indirectly, or constructively) 5% or more of our voting shares, investors that hold their Common Shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction), investors that are subject to the applicable financial statement accounting rules under Section 451 of the Code, or investors that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not address any tax laws other than the United States federal income tax laws, including any state, local, alternative minimum tax or non-United States tax considerations, or the Medicare tax on unearned income. Each potential investor is urged to consult its tax advisor regarding the United States federal, state, local and non-United States income and other tax considerations of an investment in our Common Shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Common Shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Code.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our Common Shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our Common Shares are urged to consult their tax advisors regarding an investment in our Common Shares.

The discussion set forth below is addressed only to U.S. Holders that purchase Common Shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of U.S. federal income tax law to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Common Shares.

Taxation of Dividends and Other Distributions on our Common Shares

Subject to the passive foreign investment company rules discussed below, distributions of cash or other property made by us to you with respect to the Common Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Common Shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Common Shares, including the effects of any change in law after the date of this prospectus.

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Common Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Common Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the Common Shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Common Shares for more than one year, you may be eligible for reduced tax rates on any such capital gains. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company

A non-U.S. corporation is considered a PFIC for any taxable year if either:

●	at least 75% of its gross income for such taxable year is passive income; or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the shares. In determining the value and composition of our assets for purposes of the PFIC asset test, the value of our assets must be determined based on the market value of our Common Shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets on any particular quarterly testing date for purposes of the asset test.

We must make a separate determination each year as to whether we are a PFIC. Depending on the amount of our cash and other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we treat our consolidated affiliated entities as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their operating results in our consolidated financial statements. In particular, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Common Shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our Common Shares and the amount of our cash and other assets held for the production of passive income. Accordingly, fluctuations in the market price of the Common Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC. As stated above, the determination of the value of our assets will depend upon material facts (including the market price of our Common Shares from time to time) that may not be within our control, and no opinion of counsel has or will be provided regarding our classification as a PFIC. If we are a PFIC for any year during which you hold Common Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Common Shares. However, if we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Common Shares.

If we are a PFIC for your taxable year(s) during which you hold Common Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Common Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Common Shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the Common Shares;

●	the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

●	the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Common Shares cannot be treated as capital, even if you hold the Common Shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for the first taxable year during which you hold (or are deemed to hold) Common Shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the Common Shares as of the close of such taxable year over your adjusted basis in such Common Shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the Common Shares over their fair market value as of the close of the taxable year. However, such ordinary loss is allowable only to the extent of any net mark-to-market gains on the Common Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Common Shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the Common Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Common Shares. Your basis in the Common Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our Common Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including Nasdaq. U.S. holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to our Common Shares under their particular circumstances.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold Common Shares in any taxable year in which we are a PFIC, you will be required to file IRS Form 8621 in each such year and provide certain annual information regarding such Common Shares, including regarding distributions received on the Common Shares and any gain realized on the disposition of the Common Shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Common Shares, then such Common Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Common Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Common Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Common Shares for tax purposes.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Common Shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our Common Shares and proceeds from the sale, exchange or redemption of our Common Shares may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our Common Shares, subject to certain exceptions (including an exception for Common Shares held in accounts maintained by certain financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Common Shares.

MATERIAL CANADIAN TAX CONSIDERATIONS

The following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereunder (collectively, the “Tax Act”), as of the date hereof, that are generally applicable to an investor who acquires, as beneficial owner, Common Shares from a Selling Shareholder pursuant to this statement and who, at all relevant times, for the purposes of the Tax Act and any applicable tax treaty or convention: (i) is not, and is not deemed to be, resident in Canada; (ii) deals at arm’s length with each of the Company and the Selling Shareholder; (iii) is not affiliated with either of the Company or the Selling Shareholder; (iv) has not entered into, with respect to the Common Shares, a “derivative forward agreement” or “dividend rental arrangement” each as defined in the Tax Act; (v) does not have a “permanent establishment” or “fixed base” in Canada; and (vi) does not use or hold, and is not deemed to use or hold, the Common Shares in connection with, or in the course of carrying on, a business in Canada (each a “Non-Canadian Holder”).

Special rules, which are not discussed in this summary, may apply to a Non-Canadian Holder that is an insurer carrying on business in Canada and elsewhere. Such Non-Canadian Holders should consult their own tax advisors.

This summary does not address any income tax considerations relevant to the acquisition, holding, disposition or conversion of First Tranche Notes into Common Shares or the payment of any amount of principal or interest on First Tranche Notes. This summary also does not address any income tax considerations that may arise as a result of a Non-Canadian Holder being an employee of the Company or its affiliates. All such persons should consult their own tax advisors with respect to the Canadian federal income tax consequences to them, which may differ materially from the discussion provided in this summary.

This summary is based upon the current provisions of the Tax Act and the Canada-United States Tax Convention (1980) in force as of the date hereof and an understanding of the current administrative policies and assessing practices published in writing by the Canada Revenue Agency (“CRA”) prior to the date hereof. This summary also takes into account all specific proposals to amend the Tax Act and the Canada-United States Tax Convention (1980) publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. Except for the Proposed Amendments, this summary does not take into account or anticipate any changes in law or administrative policies, whether by legislative, regulatory, administrative or judicial action or decision, nor does it take into account other federal or any provincial, territorial or foreign tax legislation or considerations, which may be different from those discussed in this summary.

This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Canadian Holder. Accordingly, Non-Canadian Holders should consult their own tax advisors with respect to their particular circumstances.

Currency

Generally, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Common Shares must be expressed in Canadian dollars. Amounts denominated in another currency must be converted into Canadian dollars using the exchange rate quoted by the Bank of Canada on the date such amounts first arose, or such other rate of exchange as is acceptable to the CRA.

Adjusted cost base of Common Shares

The adjusted cost base of a Common Share to a Non-Canadian Holder will generally include all amounts paid by the Non-Canadian Holder for the Common Share. When Common Shares are acquired by a Non-Canadian Holder who already owns Common Shares, the cost of newly acquired Common Shares will generally be averaged with the adjusted cost base of all Common Shares held by the Non-Canadian Holder as capital property immediately prior to the acquisition for the purpose of determining the Non-Canadian Holder’s adjusted cost base of each Common Share held by such Non-Canadian Holder.

Dividends

Dividends paid or credited, or deemed to be paid or credited, on Common Shares to a Non-Canadian Holder generally will be subject to Canadian withholding tax. Under the Tax Act, the rate of withholding tax is 25% of the gross amount of such dividends, which rate may be subject to reduction under the provisions of an applicable income tax treaty. For example, a Non-Canadian Holder who is resident in the United States for the purposes of the Canada-United States Tax Convention (1980), fully entitled to the benefits of such convention and the beneficial owner of the dividends, will generally be subject to Canadian withholding tax at a rate of 15% of the amount of such dividends.

Disposition of Common Shares

A Non-Canadian Holder who disposes or is deemed to dispose of a Common Share in a taxation year will not be subject to tax in Canada, unless the Common Share is, or is deemed to be, “taxable Canadian property” to the Non-Canadian Holder at the time of disposition and the Non-Canadian Holder is not entitled to relief under an applicable income tax treaty between Canada and the country in which the Non-Canadian Holder is resident.

Provided the Common Shares are listed on a “designated stock exchange”, as defined in the Tax Act (which currently includes the Nasdaq), at the time of disposition, the Common Shares generally will not constitute taxable Canadian property of a Non-Canadian Holder at that time, unless at any time during the 60-month period immediately preceding the disposition the following two conditions are met concurrently: (i) one or any combination of (a) the Non-Canadian Holder, (b) persons with whom the Non-Canadian Holder did not deal at arm’s length, and (c) partnerships in which the Non-Canadian Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships owned 25% or more of the issued shares of any class or series of shares of the Company; and (ii) more than 50% of the fair market value of the Common Shares was derived directly or indirectly from one or any combination of (a) real or immovable property situated in Canada, (b) “Canadian resource property”(as defined in the Tax Act), (c) “timber resource property”(as defined in the Tax Act), or (d) an option in respect of, an interest in, or for civil law rights in, property described in any of (a) through (c), whether or not such property exists.

Non-Resident Holders who dispose of Common Shares that are taxable Canadian property should consult their own tax advisors with respect to the requirement to file a Canadian income tax return in respect of the disposition in their particular circumstances.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, all amounts are estimates.

SEC registration fee	$21,682	*
Legal fees and expenses	15,000
Accounting fees and expenses	10,000
Printing fees	3,000
Miscellaneous expenses	2,500
Total	52,182

*	Does not include approximately $7,930.58 in fee offsets. See Exhibit 107 for more information.

LEGAL MATTERS

The validity of the Common Shares offered by this prospectus and certain other Canadian legal matters will be passed upon by WeirFoulds LLP.

EXPERTS

The consolidated financial statements of Psyence Biomedical Ltd. as at March 31, 2025 and 2024 and for each of the years in the three-year period ended March 31, 2025 included in this prospectus have been audited by MNP LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Psyence has filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the securities being sold by the Selling Securityholder. This prospectus does not contain all of the information included in the registration statement. For further information about us and our securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are materially complete but may not include a description of all aspects of such contracts, agreements or other documents, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We also file periodic reports and other information with the SEC. These reports and other information will be available at the website of the SEC at www.sec.gov. We also maintain a website at www.psyencebiomed.com, by which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information that is contained on, or that may be accessed through, our website is not a part of this prospectus. We have included our website in this prospectus solely as an inactive textual reference.